      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 1996


                                                       REGISTRATION NO. 333-2968
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                AMENDMENT NO. 3


                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                               DIGENE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                      2835
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)

                                   52-1536128
                                (I.R.S. EMPLOYER
                              IDENTIFICATION NO.)

                            2301-B BROADBIRCH DRIVE
                         SILVER SPRING, MARYLAND 20904
                            TELEPHONE (301) 470-6500
                               FAX (301) 470-6496
                         (ADDRESS, INCLUDING ZIP CODE,
                        AND TELEPHONE NUMBER, INCLUDING
                           AREA CODE, OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)

                               ------------------

                           MR. CHARLES M. FLEISCHMAN
                            EXECUTIVE VICE PRESIDENT
                               DIGENE CORPORATION
                            2301-B BROADBIRCH DRIVE
                         SILVER SPRING, MARYLAND 20904
                            TELEPHONE (301) 470-6500
                               FAX (301) 470-6496
                      (NAME, ADDRESS, INCLUDING ZIP CODE,
                        AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE OF AGENT FOR SERVICE)
                               ------------------
                                   Copies to:

                           MORRIS CHESTON, JR., ESQ.
                       BALLARD SPAHR ANDREWS & INGERSOLL
                               1735 MARKET STREET
                                   51ST FLOOR
                          PHILADELPHIA, PA 19103-7599
                                 (215) 665-8500
                              (215) 864-8999 (FAX)
                            ALEXANDER D. LYNCH, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                          1301 AVENUE OF THE AMERICAS
                                   30TH FLOOR
                               NEW YORK, NY 10019
                                 (212) 581-1600
                              (212) 586-7878 (FAX)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
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

                               DIGENE CORPORATION

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
               SHOWING LOCATION IN THE PROSPECTUS OF INFORMATION
                         REQUIRED BY PART I OF FORM S-1

          REGISTRATION STATEMENT ITEM AND CAPTION            PROSPECTUS HEADING OR LOCATION
       ----------------------------------------------   ----------------------------------------
  1.   Forepart of the Registration Statement and
       Outside Front Cover Page of Prospectus........   Facing Page; Outside Front Cover Page
  2.   Inside Front and Outside Back Cover Pages of
       Prospectus....................................   Inside Front Cover Page; Outside Back
                                                        Cover Page; Additional Information
  3.   Summary Information, Risk Factors and Ratio of
       Earnings to Fixed Charges.....................   Prospectus Summary; Risk Factors
  4.   Use of Proceeds...............................   Prospectus Summary; Use of Proceeds
  5.   Determination of Offering Price...............   Outside Front Cover Page; Underwriting
  6.   Dilution......................................   Risk Factors; Dilution
  7.   Selling Security Holders......................   Not Applicable
  8.   Plan of Distribution..........................   Outside Front Cover Page; Underwriting
  9.   Description of Securities to be Registered....   Outside Front Cover Page; Dividend
                                                        Policy; Description of Capital Stock
 10.   Interests of Named Experts and Counsel........   Not Applicable
 11.   Information with Respect to the Registrant....   Prospectus Summary; Risk Factors;
                                                        Dividend Policy; Capitalization;
                                                        Dilution; Selected Financial Data;
                                                        Management's Discussion and Analysis of
                                                        Financial Condition and Results of
                                                        Operations; Business; Management;
                                                        Certain Transactions; Principal
                                                        Stockholders; Description of Capital
                                                        Stock; Shares Eligible for Future Sale;
                                                        Additional Information; Financial
                                                        Statements
 12.   Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities...................................   Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

PROSPECTUS

                   Subject to Completion, dated May 21, 1996


                                3,000,000 SHARES

                                      LOGO

                                  COMMON STOCK
                          ---------------------------

     All of the 3,000,000 shares of Common Stock offered hereby are being sold by Digene Corporation ("Digene" or the "Company"). Prior to this Offering there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The shares of Common Stock have been approved for quotation on the Nasdaq National Market, subject to official notice of issuance, under the symbol "DIGE."

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," COMMENCING ON PAGE 6.

                          ---------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                                             PRICE TO        UNDERWRITING DISCOUNTS       PROCEEDS TO
                                              PUBLIC           AND COMMISSIONS(1)         COMPANY(2)

- -----------------------------------------------------------------------------------------------------------
Per Share.............................            $                     $                      $
- -----------------------------------------------------------------------------------------------------------
Total(3)..............................            $                     $                      $
- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------

(1) For information regarding indemnification of the Underwriters, see "Underwriting."
(2) Before deducting expenses of the Offering payable by the Company, estimated at $800,000.
(3) The Company has granted the Underwriters an option, exercisable within 30 days from the date hereof, to purchase up to 450,000 additional shares of Common Stock on the same terms and conditions set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the
    total Price to Public will be $          , the Underwriting Discounts and
    Commissions will be $          and the Proceeds to Company will be
    $          . See "Underwriting."
                          ---------------------------

    The shares of Common Stock offered by the Underwriters are subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that delivery of such shares will be made through the offices of UBS Securities LLC, 299 Park Avenue, New York, New York, on or about
          , 1996.

                          ---------------------------

UBS SECURITIES LLC                                         MONTGOMERY SECURITIES

        , 1996

                   DIGENE'S HYBRID CAPTURE(TM) HPV DNA TEST

                            DIGENE'S HPV DNA TEST:
- -Identifies the presence of HPV, the primary cause of cervical cancer
- -Enables cost-effective follow-up of equivocal Pap smears
- -Provides accurate, easily interpreted results
- -Reduces likelihood of Pap smear results misinterpreted as normal (false negative)
- -Predicts development of disease

                             EQUIVOCAL PAP SMEARS
The Company's HPV DNA test is approved by the FDA for the follow-up screening of women with equivocal (inconclusive) Pap smears.

                          PRIMARY SCREENING - U.S.*
Primary cervical cancer screening using the Company's HPV DNA test in conjunction with the Pap smear has the potential to reduce false negative Pap smear results and improve the accuracy of cervical cancer diagnoses.

                    PRIMARY SCREENING - REST OF THE WORLD*
HPV DNA testing can be used as an effective primary cervical cancer screen in many parts of the world where Pap smears are not widely used or are unavailable.


* The Company's Hybrid Capture HPV DNA test has been approved by the FDA for the follow-up screening of women with equivocal Pap smears. The Company intends to submit a pre-market approval ("PMA") supplement for use of its HPV test as a primary cervical cancer screening test in the United States, either in conjunction with or separate from Pap smear testing. There can be no assurance that the FDA will grant approval of such a PMA supplement in a timely manner, if at all, or that the FDA will not require the submission of additional information, data, or a PMA application. The Company also intends to market its HPV test outside the United States as a primary screen for cervical cancer either in conjunction with or separate from Pap smear testing. Such exports will require FDA approval and will necessitate the submission of certain information to the FDA. There can be no assurance that the FDA will grant approval of such exports on a timely basis, if at all.


                            [SILHOUETTE OF A WOMAN]

                               ------------------
     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                    CERVICAL CANCER SCREENING - PAP SMEAR


FOLLOW-UP TESTING AND TREATMENT OF WOMEN IS BASED ON THE CLASSIFICATION OF THE PAP SMEAR RESULT. LIMITATIONS OF PAP SMEAR SCREENING INCLUDE:

- - Pap smears are difficult to interpret
- - Equivocal Pap smears lead to unnecessary, costly intervention
- - False negative diagnoses
- - Limited predictive value
- - Limited availability of Pap smear screening outside the United States


                          ---------------------------
                               TOTAL PAP SMEARS
                                 50 MILLION*
                          ---------------------------
                             /        |         \
                            /         |          \
                           /          |           \
                         90%         7%            3%
                         /            |             \
                        /             |              \
                   ----------   -------------    ------------
                   Normal Pap   Equivocal Pap    Abnormal Pap
                     Smears         Smears          Smears
                   45 million    3.5 million     1.5 million
                   ----------   -------------    ------------
                        |             |                |
                        |             |                |
                 ----------------  --------------------------
                 Annual Pap Smear  Colposcopy/Biopsy/Ablation
                 ----------------  --------------------------

* Estimated annual Pap smear tests in the United States

Women with normal Pap smears typically require no follow-up beyond continuation with annual Pap smear testing. In general, women with abnormal Pap smears and many women with equivocal Pap smears are recommended to undergo colposcopy (visual examination of the cervix with the aid of a colposcope), biopsy and, if necessary, ablation (surgical removal of the suspected lesion).

        DIGENE'S SOLUTION: DETECT THE PRIMARY CAUSE OF CERVICAL CANCER

    PATIENT MANAGEMENT OF EQUIVOCAL PAP SMEARS USING DIGENE'S HPV DNA TEST

Many women with equivocal Pap smears are treated as if they had abnormal Pap smears even though only an estimated 25 - 35% of these women actually have cervical disease. The Company's HPV test is a rapid and non-invasive method to classify women with equivocal Pap smear results as normal or abnormal, thereby reducing unnecessary and costly intervention.


                          --------------------------
                             Equivocal Pap Smears
                          --------------------------
                                      |
                                      |
                          --------------------------
                                Hybrid Capture
                                 HPV DNA Test
                          --------------------------
                                     /\
                                    /  \
                                   /    \
                                  /      \
                                 /        \
                           --------     --------
                             HPV          HPV
                           Negative     Positive
                           --------     --------
                               |           |
                               |           |
          ----------------------------  --------------------------
          Repeat Pap Smear in 6 Months  Colposcopy/Biopsy/Ablation
          ----------------------------  --------------------------


PRIMARY SCREENING WITH DIGENE'S HPV DNA TEST

The Company believes that, subject to regulatory approvals, Digene's HPV DNA test could be used in conjunction with the Pap smear for primary cervical cancer screening, resulting in more accurate diagnosis of cervical disease and reducing the number of false negatives associated with Pap smears.

                          -------------------------
                              Combined HPV DNA/
                             Pap Smear Screening
                          -------------------------
                                     /\
                                    /  \
                                   /    \
                                  /      \
                         ------------   ------------
                         HPV Negative   HPV Positive
                          and Normal         or
                           Pap Smear    Pap Positive
                         ------------   ------------
                              |              |
                              |              |
                         ------------   ----------------
                           Routine      Focus Healthcare
                          Follow-up        Resources
                         ------------   ----------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus, including the information under "Risk Factors." This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under "Risk Factors."

                                  THE COMPANY


     Digene develops, manufactures and markets DNA testing systems for the screening, monitoring and diagnosis of human diseases. The Company's products are designed to help improve clinical outcomes and reduce the overall cost of disease management. Digene's lead product, the Hybrid Capture HPV DNA test, detects the presence of human papillomavirus ("HPV"), the primary cause of cervical cancer, which is the second most common cancer among women worldwide. The Company's HPV test for the follow-up screening of women with equivocal Pap smears is the first HPV test to have been approved for marketing in the United States by the U.S. Food and Drug Administration (the "FDA"). The Company's objective is to establish its HPV test as the new standard of care for cervical cancer screening.


     Virtually all cervical cancer is preventable if detected in the precancerous stage. To enable the early detection of cervical cancer, gynecologists typically recommend annual Pap smear tests. More than 50 million Pap smears are performed annually in the United States, and the Company believes that an equivalent number are performed in the rest of the world. Although the Pap smear has been successful in reducing deaths due to cervical cancer in the United States, Pap smears have significant limitations. These limitations include a substantial number of Pap smears which yield inconclusive results ("equivocal" Pap smears) or which are misinterpreted as normal ("false negatives"). Many women with equivocal Pap smears are treated as if they have abnormal Pap smears even though only an estimated 25% to 35% of these women actually have cervical disease. As a result, many women with equivocal Pap smears undergo unnecessary, invasive and expensive follow-up procedures. False negative diagnoses may result in the failure to detect cervical cancer at an early stage. The resultant delays in treatment may allow the disease to progress further, thereby increasing the need for invasive and costly treatments, reducing the efficacy of available therapies and reducing the likelihood of patient survival.


     The Company's HPV test is a rapid, accurate, objective and non-invasive method to screen women for the presence of HPV. Clinical studies indicate that Digene's HPV test is capable of detecting cervical disease in up to 92% of the cases in which cervical disease is present. This represents a significant improvement over the Pap smear's estimated sensitivity of 60% to 80%. In addition, studies indicate that when used in conjunction with Pap smear testing, the Company's HPV test can detect 95% to 100% of high grade lesions and virtually all instances of cervical cancer. The Company believes that the sensitivity of its HPV test has the potential to significantly reduce the number of false negative diagnoses. In addition, the Company believes that testing for HPV has considerable predictive value. In one study, approximately 80% of women with a history of normal Pap smears who tested positive for cancer-causing types of HPV developed clinically significant cervical lesions within four years. The Company incorporates proprietary DNA sequences for certain HPV types into its HPV test. The Company believes that for a competing HPV test to be commercially viable, it must be able to detect the HPV types for which the Company has non-exclusive proprietary rights covering the DNA sequences.


     The Company has recently commenced marketing its HPV test for the follow-up screening of the approximately 3.5 million women in the United States each year with equivocal Pap smears. By testing these women for the presence of cancer-causing types of HPV, clinicians will be able to identify those women who are most at risk for having or developing cervical disease at a fraction of the cost of most other follow-up procedures. Only those women who test positive for cancer-causing types of HPV would go on to receive more costly and invasive follow-up procedures. The Company intends to seek FDA approval in the future to market its HPV test as a primary cervical cancer screen either in conjunction with or separate from Pap smear testing.

     The Company currently markets its HPV test through distributors in the United Kingdom, Germany, France, Spain, Italy and Brazil. In many countries outside the United States, Pap smears are not widely used or are unavailable. The Company intends to seek regulatory approval to market its HPV test internationally as a primary cervical cancer screening test either in conjunction with or separate from Pap smear testing.

     The Company is also developing a test to detect the presence of cytomegalovirus ("CMV"). CMV infection is a serious and growing health care problem. Active CMV infection causes blindness in many AIDS patients and is a major cause of infection and mortality in organ transplant recipients. An estimated $1 billion is spent annually in the United States on the prevention and treatment of CMV-related diseases. All of the current methods available to detect the presence of CMV have significant limitations. The Company's Hybrid Capture CMV DNA test provides clinicians with an accurate and timely means of diagnosing and monitoring CMV infection. The Company is currently conducting clinical trials of its CMV test at The Mayo Clinic and The Cleveland Clinic. The Company expects to complete these trials in the third quarter of 1996 and submit a 510(k) premarket notification to the FDA by the end of 1996. There can be no assurance that the Company will receive such clearance.

     The key elements of the Company's business strategy include (i) establishing HPV testing as the new standard of care for cervical cancer screening by working closely with clinical reference laboratories, third-party payors and health care providers; (ii) focusing the Company's initial marketing efforts on the use of its HPV test for the follow-up screening of women with equivocal Pap smears; (iii) expanding the Company's sales and marketing capabilities; (iv) pursuing strategic alliances to increase market acceptance of its products and to expand marketing efforts; and (v) capitalizing on its core technology and expertise to develop a wide range of DNA diagnostic and monitoring tests.

     The basis for the Company's HPV and CMV tests is its proprietary Hybrid Capture technology. The Company believes that its Hybrid Capture system is a significant improvement over existing technologies because of its specificity, shortened processing time, ease of use and greater accuracy. The Company is also using its Hybrid Capture technology as a platform to develop a wide range of DNA diagnostic and monitoring tests for blood viruses, sexually transmitted diseases and opportunistic infections.

     Digene was incorporated under Delaware law in 1987, succeeding to the business of a partnership organized in 1985. The Company's principal executive office is located at 2301-B Broadbirch Drive, Silver Spring, Maryland 20904, and its telephone number is (301) 470-6500.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Risk factors of this Offering include uncertainty of market acceptance, dependence on a single product, limited sales and marketing experience, dependence on third-party reimbursement, limited manufacturing experience, the Company's limited relevant operating history, history of operating losses and uncertain profitability, and competition. See "Risk Factors."

                                  THE OFFERING

Common Stock Offered................     3,000,000 shares

Common Stock Outstanding after this
Offering............................     11,276,408 shares(1)

Use of Proceeds.....................     To expand sales and marketing, to fund
                                         increased research and development
                                         including clinical trials, to repay
                                         certain indebtedness, to provide
                                         working capital, and to fund other
                                         general corporate purposes. See "Use of
                                         Proceeds."

Nasdaq National Market Symbol.......     DIGE
- ---------------
(1) Excludes 2,699,210 shares of Common Stock issuable upon exercise of stock options outstanding at March 31, 1996, at a weighted average exercise price of $4.10 per share. An additional 776,087 shares of Common Stock are reserved for issuance under the Company's stock option plans. See "Capitalization" and "Management -- Stock Option Plans."

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        FISCAL YEAR ENDED           NINE MONTHS ENDED
                                                            JUNE 30,                    MARCH 31,
                                                  -----------------------------     ------------------
                                                   1993       1994       1995        1995       1996
                                                  -------    -------    -------     ------     -------
                                                                                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenues.................................   $ 4,765    $ 5,294    $ 6,162     $4,453     $ 4,757
Cost of product sales..........................     2,698      2,464      2,652      1,842       2,132
Gross margin on product sales..................     1,926      2,303      2,761      2,007       2,332
Total operating expenses.......................     3,752      3,957      4,806      3,369       4,308
Loss from operations...........................    (1,685)    (1,127)    (1,296)      (758)     (1,683)
Net loss.......................................    (1,917)    (1,433)    (1,514)      (940)     (1,707)
Pro forma net loss per share(1)(2).............                            (.18)                  (.20)
Pro forma weighted average shares
  outstanding(1)(2)............................                           8,217                  8,477

                                                                       AT MARCH 31, 1996
                                                          --------------------------------------------
                                                                                          PRO FORMA
                                                           ACTUAL      PRO FORMA(1)     AS ADJUSTED(3)
                                                          --------     ------------     --------------
BALANCE SHEET DATA:
Working capital........................................   $  1,395       $  2,333          $ 32,505
Long-term debt, less current maturities................      2,666          2,666               158
Redeemable Convertible Preferred Stock.................     14,063             --                --
Accumulated deficit....................................    (18,404)       (18,404)          (18,404)
Total stockholders' equity (deficit)...................    (14,697)           304            32,984

- ------------------------------

(1) Pro forma to give effect to (i) the one-for-1.4 reverse stock split to be effected prior to the completion of this Offering (the "Recapitalization"),
    (ii) the issuance of 70,436 shares of Common Stock pursuant to warrants exercised after March 31, 1996, and (iii) the automatic conversion, upon the completion of this Offering, of all outstanding shares of Redeemable Convertible Preferred Stock (including shares issued after March 31, 1996 pursuant to a stock purchase agreement with an affiliate of International Murex Technologies Corporation (together with its affiliates, "Murex")) into 7,831,197 shares of Common Stock. See "Certain Transactions."


(2) Computed on the basis described in Note 2 of Notes to Financial Statements.

(3) Adjusted to give effect to reflect the sale of 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."
                         ------------------------------
     Unless otherwise indicated, all information in this Prospectus (i) assumes the Underwriters' over-allotment option is not exercised, (ii) reflects the Recapitalization, (iii) reflects the conversion of all outstanding shares of Redeemable Convertible Preferred Stock into 7,831,197 shares of Common Stock upon the completion of this Offering, and (iv) reflects the filing of an Amended and Restated Certificate of Incorporation of the Company which, among other things, increases the number of authorized shares of Common Stock and authorizes 1,000,000 shares of undesignated Preferred Stock.

     "Digene" is a registered trademark of the Company. The Company has applied to register "Hybrid Capture" as a trademark. This Prospectus also includes trademarks and trade names of companies other than the Company.

                                  RISK FACTORS

     Prospective investors should consider carefully the following risk factors, in addition to the other information presented in this Prospectus, before purchasing the shares of Common Stock offered hereby.

HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; UNCERTAINTY OF FUTURE PROFITABILITY

     The Company has incurred substantial operating losses since inception and, at March 31, 1996, had an accumulated deficit of approximately $18.4 million. Such losses have resulted principally from expenses associated with the Company's research and development programs, the clinical trials conducted in connection with the Company's HPV test for use in the follow-up screening of women with equivocal Pap smears and the preparation of the related premarket approval ("PMA") application for submission to the FDA. The Company expects such operating losses to continue for the foreseeable future as it continues its product development efforts, expands its marketing and sales activities and scales up its manufacturing operations. The Company's ability to achieve profitability is dependent upon its ability to successfully manufacture, market and sell its HPV test for the follow-up screening of women with equivocal Pap smears. There can be no assurance that the Company will ever be able to successfully commercialize its HPV test or that profitability will ever be achieved. The operating results of the Company have fluctuated significantly in the past on an annual and quarterly basis. The Company expects that its operating results will fluctuate significantly from quarter to quarter in the future and will depend on a number of factors, many of which are outside the Company's control. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

UNCERTAINTY OF MARKET ACCEPTANCE

     The Company's success depends upon the acceptance by the medical community, including third-party payors, clinical laboratories, health care providers and patients, of HPV testing as a clinically useful and cost-effective method of detecting cervical disease. There can be no assurance that the medical community will accept the use of HPV testing. Furthermore, the Company's growth and success will depend upon market acceptance by the medical community of the Company's HPV test for the follow-up screening of women with equivocal Pap smears as a clinically useful and cost-effective alternative to well-established follow-up procedures, such as Pap smear retesting, colposcopy and biopsy, which are widely accepted and have a long history of use. There can be no assurance that HPV testing, in general, or the Company's HPV test for the follow-up screening of women with equivocal Pap smears, in particular, will achieve market acceptance on a timely basis, or at all. Additionally, there can be no assurance that the Company's HPV test will be accepted in any markets outside the United States due to the influence of established medical practices, lack of education about cervical cancer, and other social and economic factors beyond the Company's control. Failure of the Company's HPV test to achieve market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

DEPENDENCE ON A SINGLE PRODUCT

     The Company's HPV test is expected to account for substantially all of the Company's revenues for the foreseeable future. The Company's long-term success will depend, in significant part, on the market acceptance of HPV testing as a clinically useful and cost-effective method of detecting cervical disease, the successful commercialization of the Company's HPV test for the follow-up screening of women with equivocal Pap smears, and the ability to obtain regulatory approval for marketing the HPV test as a primary cervical cancer screen either in conjunction with or separate from Pap smear testing. Failure to gain market acceptance for the Company's HPV test for its approved indications would have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITED RELEVANT OPERATING HISTORY

     Although the Company's HPV test for the follow-up screening of women with equivocal Pap smears was introduced for research purposes in Europe in fiscal 1992 and first shipped as an FDA-approved product in

November 1995, most of the Company's historical revenues have been obtained from sales of products or product lines, or other sources, that have been discontinued or are not expected to produce material revenues in the future. Consequently, the Company has a limited relevant operating history upon which an evaluation of its prospects can be based. The Company's prospects, therefore, must be considered in light of the risks, expenses and difficulties associated with introducing a new product in the evolving, heavily regulated, medical diagnostics and biotechnology industries, which are characterized by an increasing number of entrants, intense competition and a high rate of failure. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

LIMITED SALES AND MARKETING EXPERIENCE

     In order to effectively market the Company's HPV test for the follow-up screening of women with equivocal Pap smears in the United States and Canada, the Company must substantially increase its direct sales force. The Company has limited experience in selling its HPV test for its approved indications, and no assurance can be given that such a marketing and sales organization can be successfully established or that the Company's direct sales force will succeed in promoting the Company's HPV test for the follow-up screening of women with equivocal Pap smears to third-party payors, clinical laboratories and health care providers. In addition, due to limited market awareness of the Company's HPV test for its approved indications, the Company believes that the marketing effort will be a lengthy process, requiring the Company to educate the medical community regarding the clinical utility and cost-effectiveness of HPV testing, in general, and the Company's HPV test, in particular. The Company intends to use a network of distributors to market and sell its HPV test for its approved indications abroad. The Company also intends to market its HPV test as a primary cervical cancer screening test in international markets, either in conjunction with or separate from Pap smear testing. Such exports may require regulatory approvals from various countries, will require FDA approval and will necessitate the submission of certain information and data to the FDA. In addition, the Company intends to submit a PMA supplement for the use of its HPV test as a primary cervical cancer screening test in the United States either in conjunction with or separate from Pap smear testing. There can be no assurance that the FDA will grant approval of such exports or grant approval of such PMA supplement, if filed, in a timely manner, if at all, or that the FDA will not require the submission of additional information, data or a PMA application. There can be no assurance that the Company will be able to recruit and retain skilled sales, marketing, service or support personnel, that agreements with foreign distributors will be available on terms commercially reasonable to the Company, or at all, or that the Company's marketing and sales efforts will be successful. Failure to successfully establish a marketing and sales organization, whether directly or through third parties, would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's marketing success in the United States and abroad also will depend on whether it can gain required regulatory approvals, successfully demonstrate the clinical utility and cost-effectiveness of HPV testing, in general, and the Company's HPV test for the follow-up screening of women with equivocal Pap smears, in particular, further develop a direct sales capability, and establish arrangements with distributors and marketing partners. Failure by the Company to successfully market its products would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Marketing and Sales" and "-- Government Regulation."

DEPENDENCE ON THIRD-PARTY REIMBURSEMENT

     Successful sales of the Company's HPV test for the follow-up screening of women with equivocal Pap smears in the United States and other markets will depend, in part, on the availability of adequate reimbursement from third-party payors such as government entities, managed care organizations and private insurance plans. There is significant uncertainty concerning third-party reimbursement for the use of any medical test incorporating new technology. Reimbursement by a third-party payor may depend on a number of factors, including the payor's determination that the use of the Company's HPV test for the follow-up screening of women with equivocal Pap smears is clinically useful and cost-effective, not experimental or investigational, medically necessary and appropriate for the specific patient. Since reimbursement approval is required from each payor individually, seeking such approvals is a time consuming and costly process which requires the Company to provide scientific and clinical support for the use of the Company's HPV test for its approved indications to each payor separately. There can be no assurance that third-party reimbursement will be consistently available for the Company's HPV test for its approved indications or any of the Company's other products that may be developed or that such third-party reimbursement will be adequate. Federal and state governmental agencies are increasingly considering limiting health care expenditures. For example, the United States Congress is currently considering various proposals to significantly reduce Medicaid and Medicare expenditures. Such proposals, if enacted, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, third-party payors are increasingly limiting reimbursement coverage for medical diagnostic products and in many instances are exerting pressure on medical suppliers to lower their prices. Outside the United States, the Company relies on a network of distributors to establish reimbursement from third-party payors in their respective territories. Accordingly, the establishment of reimbursement from third party payors in such countries is outside the Company's control. Health care reimbursement systems vary from country to country and, accordingly, there can be no assurance that third-party reimbursement will be available for the Company's products under any other reimbursement system. Lack of or inadequate reimbursement by governmental and other third-party payors for the Company's products would have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Third-Party Reimbursement."

COMPETITION


     The medical diagnostics and biotechnology industries are subject to intense competition. The Company's competitors in the United States and abroad are numerous and include, among others, diagnostics, health care, pharmaceutical and biotechnology companies. Among the Company's major competitors in the market for DNA-probe diagnostics are Roche, Abbott Laboratories, Chiron and GenProbe. Other companies, including large pharmaceutical and biotechnology companies, may enter the market for DNA-probe diagnostics. In addition, Oncor, Inc. has recently announced that it has received notification from the FDA that its HPV test is approvable by the FDA, subject to certain conditions. Potential competitors may be able to develop technologies that are as effective as, or more effective or easier to interpret than those offered by the Company, which would render the Company's products noncompetitive or obsolete. Moreover, many of the Company's existing and potential competitors have substantially greater financial, marketing, sales, distribution and technological resources than the Company. Such existing and potential competitors may be in the process of seeking FDA approval for their respective HPV tests or may also enjoy substantial advantages over the Company in terms of research and development expertise, experience in conducting clinical trials, experience in regulatory matters, manufacturing efficiency, name recognition, sales and marketing expertise and distribution channels. Many of these companies may have established third-party reimbursement for their products. In marketing its HPV test for the follow-up screening of women with equivocal Pap smears, the Company also will compete with well-established follow-up procedures, such as Pap smear retesting, colposcopy and biopsy, which are widely accepted and have a long history of use. Additionally, in the event the Company is able to gain FDA and other applicable regulatory approvals to market its HPV test as a primary cervical cancer screening test, it will compete against the Pap smear, which is widely accepted as an inexpensive and, with regular use, adequate screening test for cervical cancer. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competition will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."


RISKS INHERENT IN INTERNATIONAL TRANSACTIONS

     The Company plans to sell its HPV test for the follow-up screening of women with equivocal Pap smears and any future products to customers both in the United States and abroad, particularly in Germany. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, economic and political instability, price controls, trade restrictions, and changes in tariffs or difficulties with foreign distributors. Foreign regulatory agencies often establish product standards different from those in the United States and any inability to obtain or maintain foreign regulatory approvals on a timely basis could have a material adverse effect on the Company's international business operations. Additionally, the Company's business, financial condition and results of operations may be materially and adversely affected by fluctuations in currency exchange rates as well as increases in duty rates and difficulties in obtaining required licenses and permits. There can be no assurance that the Company will be able to successfully commercialize its HPV test or any future products in any foreign market. In addition, the laws of some countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States.

     The Company intends to use a network of distributors to market and sell its HPV test abroad. The Company's distributors are responsible for obtaining regulatory approvals and establishing reimbursement from third-party payors in their respective territories. Generally, the extent and complexity of regulation of medical products is increasing worldwide, with regulation in some countries already nearly as exhaustive as that in the United States. The Company anticipates that this trend will continue, and that the cost and time required to obtain approval to market in any given country will increase, with no assurance that such approval will be obtained. The Company's inability to obtain regulatory approval for its products in foreign countries would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Marketing and Sales -- International Markets" and "-- Government Regulation."

     The Company intends to market its HPV test outside the United States as a primary cervical cancer screening test in conjunction with or separate from Pap smear testing. Such exports may require regulatory approvals from various countries, will require FDA approval and will necessitate the submission of certain information and data to the FDA. There can be no assurance that the FDA will grant approval of such exports in a timely manner, if at all, or that the FDA will not require submission of additional information or data. See "Business -- Government Regulation."

LIMITED MANUFACTURING EXPERIENCE

     The Company has limited commercial-scale manufacturing experience and capabilities and it is anticipated that the Company will be required to scale up its manufacturing capabilities. There can be no assurance that the Company will be able to recruit and retain skilled manufacturing personnel to establish sufficient manufacturing capability and capacity or manufacture the Company's HPV test for its approved indications in a timely manner, at a cost or in quantities necessary to make them commercially viable, or in a manner which ensures product quality.

DEPENDENCE ON SINGLE SOURCE SUPPLIERS

     Certain key components of the Company's HPV test are currently provided to the Company, on a purchase-order basis, by single sources. The Company does not have long-term supply contracts with any of such suppliers. The Company has not arranged alternative supply sources. In the event that the Company is unable to obtain sufficient quantities of such components on commercially reasonable terms, or in a timely manner, the Company would not be able to manufacture its products on a timely and cost-competitive basis which would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if any of the components of the Company's HPV test are no longer available in the marketplace, the Company may be forced to further develop its technology to incorporate alternate components. The incorporation of new components into the Company's HPV test may require the Company to file a PMA supplement. There can be no assurance that such development would be successful or that, if developed by the Company or licensed from third parties, such alternative components would receive FDA approval on a timely basis, or at all. See "Business -- Government Regulation."

DEPENDENCE ON A MAJOR CUSTOMER

     For the fiscal year ended June 30, 1995, approximately 30.8% of the Company's product sales were to Murex. Murex will beneficially own approximately 6.5% of the Company's outstanding shares of Common Stock after this Offering (approximately 6.3% if the Underwriters' over-allotment option is exercised in full). The Company has an exclusive distribution agreement with Murex for sales of certain of the Company's products, including its HPV test, in certain countries, and a co-exclusive distribution agreement with Murex for sales of its CMV test worldwide. Consequently, the Company expects that sales to Murex will continue to constitute a significant portion of total sales for the foreseeable future. The loss of Murex as a customer, a significant decrease in product shipments to or an inability to collect receivables from Murex or any other adverse change in the Company's relationship with Murex could have a material adverse effect on the Company's business, financial condition and results of operations. See "Certain Transactions."

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS


     The Company's success will depend in part on its ability to obtain and maintain patent protection for its technologies, products and processes, preserve its trade secrets, and operate without infringing the proprietary rights of other parties. Because of the substantial length of time and expense associated with bringing new products through development to the marketplace, the biotechnology industry places considerable importance on obtaining and maintaining patent and trade secret protection for new technologies, products and processes. There can be no assurance that patent applications to which the Company holds rights will result in the issuance of patents, that any patents issued or licensed to the Company will not be challenged and held to be invalid, or that present or future patents will provide commercially significant protection to the Company's present or future technologies, products, or processes. In addition, there can be no assurance that others will not independently develop substantially equivalent proprietary information not covered by patents to which the Company owns rights or obtain access to the Company's know-how or that others will not be issued patents which may prevent the sale of one or more of the Company's products, or require licensing and the payment of significant fees or royalties by the Company to third parties in order to enable the Company to conduct its business. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. The Company's failure to obtain these licenses or to redesign its products or processes would have a material adverse effect on the Company's business, financial condition and results of operations. Legal standards relating to the scope of claims and the validity of patents in the biotechnology field are still evolving, and no assurance can be given as to the degree of protection any patents issued to or licensed by the Company will not be infringed by the products of others. The Company has received inquiries regarding possible patent infringements relating to, among other things, certain aspects of its Hybrid Capture technology. The Company believes that the patents of others to which these inquiries relate are either not infringed by the Company's Hybrid Capture technology or are invalid. There can be no assurance that the Company will not be subject to further claims that its technology, including its Hybrid Capture technology, or its products, infringe the patents or proprietary rights of third parties. Defense and prosecution of patent claims can be expensive and time consuming, regardless of whether the outcome is favorable to the Company, and can result in the diversion of substantial financial, management, and other resources from the Company's other activities. An adverse outcome could subject the Company to significant liability to third parties, require the Company to obtain licenses from third parties, or require the Company to cease any related research and development activities or product sales. In addition, the laws of certain countries may not protect the Company's intellectual property. No assurance can be given that any licenses required under any such third-party patents or proprietary rights would be made available on commercially reasonable terms, if at all.


     The Company's success is also dependent upon the skill, knowledge, and experience of its scientific and technical personnel. To help protect its rights, the Company requires all employees, consultants, advisors and collaborators to enter into confidentiality agreements that prohibit the disclosure of confidential information to anyone outside the Company and require disclosure, and in most cases, assignment to the Company of their ideas, developments, discoveries and inventions. There can be no assurance, however, that these agreements will provide adequate protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. See "Business -- Licenses, Patents and Proprietary Rights."

GOVERNMENT REGULATION

     The Company's current and any future products are and will be subject to extensive regulation by the FDA and, in some instances, by foreign governments. Pursuant to the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder (the "FDC Act"), the FDA regulates the clinical testing, manufacture, labeling, distribution and promotion of medical devices. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals and criminal prosecution. The FDA also has the authority to request repair, replacement or refund of the cost of any device manufactured or distributed by the Company.

     In April 1995, the Company obtained a PMA for its HPV test to detect the presence of HPV in women with equivocal Pap smears. The Company intends to submit a PMA supplement to obtain market approval for use of its HPV test as a primary cervical cancer screening test either in conjunction with or separate from Pap smear testing. The Company anticipates that a substantial amount of clinical data will be required to support the PMA supplement. There can be no assurance that the data the Company submits will be adequate to support the use of the HPV test as a primary cervical cancer screening test. Moreover, there can be no assurance that the FDA will grant approval of a PMA supplement for use of the HPV test as a primary cervical cancer screening test in a timely manner, if at all, or that the FDA will not require the submission of additional information, data or a PMA application. Failure to obtain FDA approval for the HPV test as a primary cervical cancer screening test would have a material adverse effect on the Company's business, financial condition and results of operations. The Company intends to export its HPV test as a primary cervical cancer screening test prior to obtaining FDA approval for this use in the United States. Such exports may require regulatory approvals from various countries, will require FDA approval and will necessitate the submission of certain information and data to the FDA. There can be no assurance that the FDA will grant approval of such exports, and failure on the part of the Company to obtain such approvals could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company believes that its CMV test can be cleared to market through the 510(k) notification process. Nevertheless, the Company understands that the FDA will likely subject the submission to a "Tier 3" level of review, which includes close scrutiny of the clinical data in support of the submission. The Company also understands that the FDA may seek an advisory committee review and recommendation concerning the safety and efficacy of the product. There can be no assurance that, once a 510(k) notification is submitted for the CMV test, the FDA will grant clearance in a timely manner, if at all, or that the FDA will not require the submission of additional clinical data or a PMA application.

     The Company currently sells various viral and bacterial tests on a research use only ("RUO") basis. Failure of the Company or recipients of the Company's RUO devices to comply with the user certification requirements and other regulatory limitations placed on the distribution and use of RUO devices could result in enforcement action by the FDA that would adversely affect the Company's ability to distribute the tests prior to obtaining FDA clearance or approval for the products.

     The FDA product clearance process is unpredictable and uncertain, and no assurance can be given that the necessary approvals or clearances will be granted on a timely basis, or at all. Delays in receipt of, or a failure to receive, such approvals or clearances, or the loss of any previously received approvals or clearances, could have a material adverse effect on the business, financial condition and results of operations of the Company.

     Any products manufactured or distributed by the Company pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA. Changes in existing requirements or adoption of new requirements or policies could adversely affect the ability of the Company to comply with regulatory requirements. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will not be required to incur significant costs to comply with laws and regulations in the future or that laws or regulations will not have a material adverse effect upon the Company's business, financial condition and results of operations.

     The FDC Act requires devices to be manufactured in accordance with good manufacturing practices ("GMPs") which impose certain procedural and documentation requirements upon the Company with respect to manufacturing and quality assurance activities. Noncompliance with GMPs can result in, among other things, fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals and criminal prosecution. The FDA also has proposed changes to the

GMPs regulations which, if finalized, would likely increase the cost of compliance with the requirements. Any failure by the Company to comply with GMP requirements could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

IMPACT OF CHANGES IN HEALTH CARE INDUSTRY

     The health care industry is undergoing fundamental change in the United States as a result of economic, political and regulatory influences. There exists a powerful trend toward managed care that is motivated by the desire to reduce the overall costs of health care. Reform could conceivably result in a reduction in the recommended frequency of the Pap smear test, for example, or limitations on reimbursement based on test frequency, either of which could inhibit demand for the Company's HPV test for the follow-up screening of women with equivocal Pap smears and could have a material adverse effect on the Company's business, financial condition and results of operations. The Company anticipates that the health care industry, particularly insurance companies and other third-party payors, will continue to promote cost containment measures and alternative health care delivery systems, and that public and political debate of these issues likely will continue. The Company cannot predict which reforms will be proposed or adopted by the health care industry or government or the effect that such proposals or adoption may have on the Company's business, financial condition and results of operations. There can be no assurance that health care reform initiatives will not have a material adverse effect on the Company's business, financial condition and results of operations.

TECHNOLOGICAL OBSOLESCENCE; UNCERTAINTIES RELATING TO PRODUCT DEVELOPMENT

     The medical diagnostics segment of the biotechnology industry is characterized by rapid product development and technological advancement. The Company's products, including its HPV test, could be rendered noncompetitive or obsolete by competing products of, or technological advancement made by, the Company's current or potential competitors, or otherwise. There can be no assurance that the Company will be able to respond to such competing products or technological advancements through the development and introduction of new products, which would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, product development involves a high degree of risk. There can be no assurance that the Company's new product development efforts will result in any commercially viable or successful products. The Company has a number of product candidates in various early stages of development. These product candidates will require substantial additional investment, laboratory development, clinical testing and FDA approval prior to their commercialization. The Company's inability to successfully develop these product candidates, including development relating to the use of the Company's HPV test as a primary cervical cancer screening test, or achieve market acceptance of such products would have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Research and Development."

ATTRACTION AND RETENTION OF KEY PERSONNEL

     The Company is highly dependent on the principal members of its management team, the loss of whose services might impede achievement of the Company's strategic objectives. The Company's success will depend on its ability to retain key employees and to attract additional qualified employees. Competition for such personnel is intense, and there can be no assurance that the Company will be able to retain existing personnel and to attract, assimilate or retain additional highly qualified employees in the future. If the Company is unable to hire and retain personnel in key positions, such inability would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

POTENTIAL INADEQUACY OF PRODUCT LIABILITY INSURANCE

     The Company's business is subject to product liability risks inherent in the testing, manufacturing and marketing of the Company's HPV test for its approved indications and other products developed by the Company. There can be no assurance that product liability claims will not be asserted against the Company, its collaborators or licensees. The Company currently maintains product liability insurance coverage of

$1,000,000 per occurrence, and $3,000,000 in the aggregate. There can be no assurance, however, that this coverage will be adequate to protect the Company against future product liability claims or that product liability insurance will be available to the Company in the future on commercially reasonable terms, if at all. Furthermore, there can be no assurance that the Company will be able to avoid significant product liability claims and the attendant adverse publicity. Consequently, a product liability claim or other claim with respect to uninsured or underinsured liabilities could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Product Liability."


ENVIRONMENTAL REGULATION

     The Company is subject to a variety of local, state and federal government regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic, infectious or other hazardous substances used to manufacture the Company's products. Any failure by the Company to control the use, disposal, removal or storage of hazardous chemicals or toxic substances could subject the Company to significant liabilities, which could have a material adverse effect on the Company's business, financial condition and results of operations.

NO PRIOR PUBLIC MARKET FOR COMMON STOCK

     Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that an active public market for the Common Stock will develop or be sustained after this Offering. The initial public offering price will be determined by negotiations between the Company and the Underwriters and is not necessarily indicative of the market price at which the Common Stock of the Company will trade after this Offering. See "Underwriting."

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the shares of Common Stock, like that of the common stock of many other medical diagnostics and biotechnology companies, is likely to be highly volatile. Factors such as announcements of technological innovations or new products by the Company or its competitors, clinical trial results relating to or regulatory approvals or disapprovals of the Company's or competitors' product candidates, government regulation, health care legislation, developments or disputes concerning patent or other proprietary rights of the Company or its competitors, including litigation, fluctuations in the Company's operating results and market conditions for health care stocks and biotechnology stocks in general could have a significant impact on the future price of the Common Stock. In addition, the stock market has experienced from time to time extreme price and volume fluctuations that may be unrelated to the operating performance of particular companies.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock (including shares issued upon the exercise of outstanding options and warrants) in the public market after this Offering or the prospect of such sales could adversely affect the market price of the Common Stock and may have a material adverse effect on the Company's ability to raise any necessary capital to fund its future operations. Upon completion of this Offering, the Company will have 11,276,408 shares of Common Stock outstanding. The 3,000,000 shares offered hereby will be freely tradeable without restrictions or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares held by "affiliates" of the Company within the meaning of the Securities Act which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act ("Rule 144"). The remaining 8,276,408 shares are "restricted" securities that may be sold only if registered under the Securities Act, or sold in accordance with an applicable exemption from registration, such as Rule 144. The officers and directors of the Company, each person known by the Company to beneficially own more than 5% of the Common Stock and certain other stockholders, who together hold 8,024,112 shares of Common Stock, and options to purchase an additional 2,387,157 shares of Common Stock, have agreed not to sell, directly or indirectly, any Common Stock without the prior written consent of UBS Securities LLC for a period of 180 days from the date of this Prospectus (the "Lock-up Agreements"). An aggregate of

201,482 shares of Common Stock that have been held for more than three years and are not subject to Lock-up Agreements will be eligible for immediate sale in the public market after this Offering under Rule 144(k) promulgated under the Securities Act ("Rule 144(k)"), unless such shares are held by "affiliates" of the Company. An additional 37,644 shares of Common Stock that have been held for more than two years will be eligible for sale in the public market commencing 90 days after this Offering, subject to compliance with Rule 144. Commencing on the expiration of the Lock-up Agreements, an additional 7,015,141 shares of Common Stock will be eligible for sale in the public market subject to compliance with Rule 144. In addition, an aggregate of 131,592 shares of Common Stock issuable upon the exercise of outstanding stock options will be eligible for sale in the public market under Rule 701 promulgated under the Securities Act ("Rule 701") commencing 90 days after the date of this Prospectus, and the remaining 1,978,261 shares of Common Stock issuable upon the exercise of outstanding stock options subject to Lock-up Agreements will be eligible for sale under Rule 701 commencing on the 181st day after the date of this Prospectus. In addition, holders of 6,389,861 shares of Common Stock will be entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price of the Common Stock. In addition, any demand of such holders to include such shares in Company-initiated registration statements could have an adverse effect on the Company's ability to raise needed capital. See "Shares Eligible for Future Sale."


FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

     The Company has incurred negative cash flows from operations since its inception, and has expended, and expects to continue to expend in the future, substantial funds to complete its planned product development efforts, expand its sales and marketing activities and scale up its manufacturing. The Company expects that its existing capital resources, together with the net proceeds of this Offering and the interest earned thereon, will be adequate to fund the Company's operations through 1998. No assurance can be given that there will be no change in the Company that would consume a significant amount of its available resources before that time. The Company's future capital requirements and the adequacy of available funds will depend on numerous factors, including the successful commercialization of its HPV test, progress in its product development efforts, the magnitude and scope of such efforts, progress with preclinical studies and clinical trials, the cost and timing of manufacturing scale-up, the development of effective sales and marketing activities, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, and the development of strategic alliances for the marketing of its products. To the extent that funds generated from the Company's operations, together with its existing capital resources and the proceeds of this Offering and the interest earned thereon, are insufficient to meet current or planned operating requirements, the Company will be required to obtain additional funds through equity or debt financing, strategic alliances with corporate partners and others, or through other sources. The terms and prices of any equity or debt financings may be significantly more favorable than those of the Common Stock sold in this Offering. The Company does not have any committed sources of additional financing, and there can be no assurance that additional funding, if necessary, will be available on acceptable terms, if at all. If adequate funds are not available, the Company may be required to delay, scale-back or eliminate certain aspects of its operations or attempt to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates, products or potential markets. If adequate funds are not available, the Company's business, financial condition and results of operations will be materially and adversely effected. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

CONTROL BY MANAGEMENT

     The Company's President and Executive Vice President will beneficially own an aggregate of approximately 48.1% of the Company's outstanding shares of Common Stock after this Offering (approximately 46.4% if the Underwriters' over-allotment option is exercised in full). As a result, these officers, acting together, will effectively control the election of directors and matters requiring approval by the Company's stockholders. The current composition of the Board of Directors of the Company is effectively determined under agreements between the Company and certain of its existing stockholders. See "Certain Transactions" and "Principal Stockholders."

ANTITAKEOVER CONSIDERATIONS

     The Company's Board of Directors has the authority, without further action by the stockholders, to issue from time to time, up to 1,000,000 shares of Preferred Stock in one or more classes or series, and to fix the rights and preferences of such Preferred Stock. The Company's Certificate of Incorporation also provides for staggered terms for members of the Board of Directors. The Company is subject to provisions of Delaware corporate law which, subject to certain exceptions, will prohibit the Company from engaging in any "business combination" with a person who, together with affiliates and associates, owns 15% or more of the Company's Common Stock (an "Interested Stockholder") for a period of three years following the date that such person became an Interested Stockholder, unless the business combination is approved in a prescribed manner. Additionally, the Bylaws of the Company establish an advance notice procedure for stockholder proposals and for nominating candidates for election as directors. These provisions of Delaware law and of the Company's Certificate of Incorporation and Bylaws may have the effect of delaying, deterring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over market price and may adversely affect the market price, and the voting and other rights of the holders, of the Common Stock. See "Management -- Delaware Law and Certain Provisions of the Bylaws" and "Description of Capital Stock."

DILUTION

     Purchasers of the Common Stock offered hereby will suffer an immediate and substantial dilution in the net tangible book value from the initial public offering price. See "Dilution."

NO DIVIDENDS

     The Company has not paid cash dividends since its inception and does not intend to pay any dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share are estimated to be $32,680,000 ($37,702,000 assuming the Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

     The Company expects to use the net proceeds of this Offering to expand its sales and marketing activities, to fund increased research and development, including clinical trials, to provide working capital and to fund general corporate purposes. The Company also expects to use approximately $2.6 million of the net proceeds to repay the principal of and interest accrued on indebtedness owed to Life Technologies, Inc. ("LTI"). The indebtedness, which was incurred in connection with the purchase of a division of LTI by the Company in 1990 and is secured by substantially all assets of the Company, including patents, is payable in annual and semiannual installments through June 30, 2003, and bears interest at the rate of 8.0% per annum. The Company may also use a portion of the net proceeds for the acquisition of businesses, products and technologies that are complementary to those of the Company, although no such acquisitions are currently being negotiated and no portion of the net proceeds has been allocated for any specific acquisition. The amounts and timing of expenditures for each purpose will depend on a number of factors, including market acceptance of HPV testing, in general, and the Company's HPV test, in particular, the progress of the Company's research and development and regulatory affairs activities, the results of clinical trials, the timing of regulatory actions, the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, the success of manufacturing scale-up and the availability of third-party reimbursement. Pending such uses, the Company intends to invest the net proceeds in interest-bearing, investment grade securities.

                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends with respect to its capital stock. The Company currently intends to retain any future earnings to fund its operations and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth, at March 31, 1996, (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company after giving effect to the Recapitalization, the issuance of 70,436 shares of Common Stock pursuant to warrants exercised after March 31, 1996 and the conversion of all outstanding shares of Redeemable Convertible Preferred Stock (including shares issued to Murex after March 31, 1996) into Common Stock upon the completion of this Offering, as well as (iii) the pro forma capitalization of the Company as adjusted to reflect the sale by the Company of 3,000,000 shares of Common Stock in this Offering (at an assumed initial public offering price of $12.00 per share) and the application by the Company of the estimated net proceeds therefrom. This table should be read in conjunction with the Financial Statements and the related Notes thereto included elsewhere in this Prospectus.

                                                                         AT MARCH 31, 1996
                                                                ------------------------------------
                                                                                          PRO FORMA
                                                                 ACTUAL     PRO FORMA    AS ADJUSTED
                                                                --------    ---------    -----------
                                                                           (IN THOUSANDS)
Long-term debt, less current maturities......................   $  2,666    $   2,666     $     158
Redeemable Convertible Preferred Stock.......................     14,063           --            --
Stockholders' equity (deficit):
     Preferred stock, par value $0.10 per share; 1,000,000
       shares authorized; no shares issued and outstanding on
       an actual, pro forma or pro forma as adjusted basis...         --           --            --
     Common stock, par value $0.01 per share; 50,000,000
       shares authorized; 374,775 shares issued and
       outstanding on an actual basis; 8,276,408 shares
       issued and outstanding on a pro forma basis; and
       11,276,408 shares issued and outstanding on a pro
       forma as adjusted basis(1)............................          4           83           113
Additional paid-in capital...................................      3,703       18,625        51,275
Accumulated deficit..........................................    (18,404)     (18,404)      (18,404)
                                                                --------    ---------    -----------
     Total stockholders' equity (deficit)....................    (14,697)         304        32,984
                                                                --------    ---------    -----------
          Total capitalization...............................   $  2,032    $   2,970     $  33,142
                                                                ========     ========     =========

- ---------------
(1) Excludes 2,699,210 shares of Common Stock reserved for issuance pursuant to options outstanding at March 31, 1996 at a weighted average exercise price of $4.10 per share. An additional 776,087 shares of Common Stock are reserved for issuance under the Company's stock option plans. See "Capitalization" and "Management -- Stock Option Plans."

                                    DILUTION

     The pro forma net tangible book value of the Company at March 31, 1996 was $183,000, or $0.02 per share after giving effect to the Recapitalization, the issuance of 70,436 shares of Common Stock pursuant to warrants exercised after March 31, 1996, and the conversion of all outstanding shares of Redeemable Convertible Preferred Stock (including shares issued to Murex after March 31,
1996) into Common Stock upon the completion of this Offering. After giving effect to the receipt of $32,680,000, representing the estimated net proceeds to be received by the Company (assuming an initial public offering price of $12.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company), the pro forma net tangible book value of the Company at March 31, 1996 would have been $32,863,000, or $2.91 per share. This represents an immediate increase in net tangible book value of $2.89 per share to existing stockholders and an immediate dilution of $9.09 per share to purchasers in this Offering. "Net tangible book value" represents the amount of tangible assets of the Company less total liabilities. Dilution represents the difference between the amount per share paid by investors in this Offering and the pro forma net tangible book value per share upon completion of this Offering.

     The following table illustrates this per share dilution:

    Assumed initial public offering price per share......................            $12.00
         Pro forma net tangible book value per share at March 31, 1996...   $0.02
         Increase in book value per share attributable to new
          investors......................................................    2.89
                                                                            -----
    Pro forma net tangible book value per share after this Offering......              2.91
                                                                                     ------
    Dilution per share to new investors (1)..............................            $ 9.09
                                                                                     ======

- ---------------
(1) If the Underwriters' over-allotment option is exercised in full, then the dilution to new investors will be $8.77 per share.

     The following table sets forth at March 31, 1996, on a pro forma basis, the differences between the existing stockholders and new investors in this Offering (at an assumed initial public offering price of $12.00 per share) with respect to the number of shares of such stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by new investors assuming an initial public offering price of $12.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses.

                                          SHARES PURCHASED        TOTAL CONSIDERATION
                                        ---------------------    ----------------------    AVERAGE PRICE
                                          NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                                        ----------    -------    -----------    -------    -------------
    Existing stockholders............    8,276,408      73.4%    $18,709,000      34.2%       $  2.26
    New investors....................    3,000,000      26.6      36,000,000      65.8          12.00
                                        ----------    -------    -----------    -------    -------------
              Total..................   11,276,408     100.0%    $54,709,000     100.0%       $  4.85
                                         =========     =====      ==========     =====     ==========

     The calculation of pro forma net tangible book value and the other computations above assumes no exercise of outstanding options. At March 31, 1996, 2,699,210 shares of Common Stock were issuable upon exercise of outstanding stock options at a weighted average exercise price of $4.10 per share. To the extent the outstanding options are exercised, there will be further dilution to new investors. See "Capitalization" and "Management -- Stock Option Plans."

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below with respect to the Company's Statements of Operations for the fiscal years ended June 30, 1993, 1994 and 1995 and with respect to the Company's Balance Sheets at June 30, 1994 and 1995 are derived from the audited Financial Statements of the Company which are included elsewhere in this Prospectus and are qualified by reference to such Financial Statements and the related Notes thereto. Statements of Operations data for the fiscal years ended June 30, 1991 and 1992 and Balance Sheet data at June 30, 1991, 1992 and 1993 are derived from Financial Statements of the Company not included herein. The selected financial data at March 31, 1996 and for the nine months ended March 31, 1995 and 1996 are derived from unaudited Financial Statements included elsewhere in this Prospectus. The unaudited Financial Statements include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for the fair presentation of its financial position and the results of its operations for those periods. Operating results for the nine months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 1996. The selected financial data set forth below is qualified in its entirety by, and should be read in conjunction with the Financial Statements, the related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                FISCAL YEAR ENDED                   NINE MONTHS ENDED MARCH
                                                                    JUNE 30,                                  31,
                                                 -----------------------------------------------   -------------------------
                                                  1991      1992      1993      1994      1995        1995          1996
                                                 -------   -------   -------   -------   -------   -----------   -----------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Product sales................................  $ 2,562   $ 4,665   $ 4,624   $ 4,767   $ 5,413     $ 3,849       $ 4,464
  Research and development contracts...........    --        --          141       527       749         604           293
                                                 -------   -------   -------   -------   -------   -----------   -----------
    Total revenues.............................    2,562     4,665     4,765     5,294     6,162       4,453         4,757
Cost of product sales..........................    1,332     2,552     2,698     2,464     2,652       1,842         2,132
                                                 -------   -------   -------   -------   -------   -----------   -----------
Gross margin on product sales..................    1,230     2,113     1,926     2,303     2,761       2,007         2,332
Other costs and expenses:
  Research and development.....................      891       933     1,047     1,103     1,856       1,227         1,767
  Selling and marketing........................      694     1,288     1,194     1,398     1,375         918         1,263
General and administrative.....................    3,096     1,835     1,162     1,191     1,245         982         1,018
  Amortization of intangible assets............      524       772       349       265       330         242           260
                                                 -------   -------   -------   -------   -------   -----------   -----------
    Total operating expenses...................    5,205     4,828     3,752     3,957     4,806       3,369         4,308
                                                 -------   -------   -------   -------   -------   -----------   -----------
Loss from operations...........................   (3,975)   (2,715)   (1,685)   (1,127)   (1,296)       (758)       (1,683)
Other income (expense).........................      139       104        67       (13)       14          13           115
Interest expense...............................     (154)     (311)     (299)     (293)     (232)       (195)         (139)
                                                 -------   -------   -------   -------   -------   -----------   -----------
Net loss.......................................  $(3,990)  $(2,922)  $(1,917)  $(1,433)  $(1,514)    $  (940)      $(1,707)
                                                 =======   =======   =======   =======   =======   ===========   ===========
Net loss per share(1)..........................    (2.35)    (3.61)  $ (2.34)  $ (1.69)  $ (1.78)    $ (1.11)      $ (2.00)
                                                 =======   =======   =======   =======   =======   ===========   ===========
Weighted average shares outstanding(1).........    1,698       810       818       847       850         850           853
Pro forma net loss per share(1)(2).............                                          $  (.18)                  $  (.20)
                                                                                          ======                  ========
Pro forma weighted average shares
  outstanding(1)(2)............................                                            8,217                     8,447
                                                                                          ======                  ========

                                                                          AT JUNE 30,
                                                      ---------------------------------------------------
                                                                                                             AT MARCH 31,
                                                       1991       1992       1993       1994       1995          1996
                                                      -------   --------   --------   --------   --------   ---------------
                                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.....................................  $ 1,598   $  1,827   $  1,854   $  2,195   $  2,107      $   1,395
Total assets........................................    4,937      4,935      4,308      4,307      4,485          3,921
Long-term debt, less current maturities.............    3,243      3,165      3,100      3,005      2,812          2,666
Redeemable Convertible Preferred Stock..............    6,296      8,732     10,276     11,768     13,115         14,063
Accumulated deficit.................................   (8,912)   (11,834)   (13,750)   (15,184)   (16,698)       (18,404)
Total stockholders' equity (deficit)................   (5,227)    (8,147)   (10,058)   (11,490)   (13,004)       (14,697)

- ---------------

(1) Computed on the basis described in Note 2 of Notes to Financial Statements.
(2) Pro forma to give effect to (i) the Recapitalization, the issuance of 70,436 shares of Common Stock pursuant to warrants exercised after March 31, 1996, and (ii) the automatic conversion, upon the completion of this Offering, of all outstanding shares of Redeemable Convertible Preferred Stock (including shares issued to Murex after March 31, 1996) into Common Stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Financial Statements and the related Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

     The Company develops, manufactures and markets DNA testing systems for the screening, monitoring and diagnosis of human disease. The Company was founded in 1985 and originally focused on the development of research diagnostic products. In July 1990, the Company began the development of clinical diagnostic tests. In December 1990, the Company acquired the molecular diagnostics division of LTI, including its DNA tests which relied on the use of radioactive probes (the "LTI Acquisition"). In the five years following the LTI Acquisition, the Company continued to market radioactive DNA probe tests, including a radioactive HPV test, but directed its primary research and development efforts towards its non-radioactive Hybrid Capture DNA tests. The Company introduced its HPV test and Hepatitis B virus ("HBV") DNA tests utilizing the chemiluminescent Hybrid Capture system for research purposes in Europe in fiscal 1992. In 1995, the Company obtained FDA approval for its Hybrid Capture HPV test for the follow-up screening of women with equivocal Pap smears and commenced shipment of the test in November 1995. The Company ceased production of its radioactive product line in December 1995. The Company based its decision to discontinue its radioactive product line on the perceived advantages of its non-radioactive Hybrid Capture technology, particularly in terms of shelf life and ease of use. The Company believes that its decision to discontinue production of its radioactive product line will not have a material adverse effect on its results of operations. To facilitate sales of its Hybrid Capture products, the Company also sells luminometers and related equipment, which it purchases from third-party manufacturers. The Company receives additional revenues for performing certain research and development services under contract with third parties, primarily Murex. Contract research and development activities are billed on a cost reimbursable basis. See "Certain Transactions."

     Since inception, the Company has incurred substantial operating losses, principally from expenses associated with the Company's research and development programs, the clinical trials conducted in connection with the Company's HPV test for use in the follow-up screening of women with equivocal Pap smears and the preparation of the related PMA application for submission to the FDA. The Company expects such operating losses to continue for the foreseeable future as it continues its product development efforts, expands its marketing and sales activities and scales up its manufacturing operations. The Company's ability to achieve profitability is dependent upon its ability to successfully manufacture, market and sell its HPV test for the follow-up screening of women with equivocal Pap smears. There can be no assurance that the Company will be able to successfully commercialize its HPV test or that profitability will ever be achieved. The operating results of the Company have fluctuated significantly in the past on an annual and a quarterly basis. The Company expects that its operating results will fluctuate significantly from quarter to quarter in the future and will depend on a number of factors, many of which are outside the Company's control.

RESULTS OF OPERATIONS

  Comparison of Nine Months Ended March 31, 1996 to Nine Months Ended March 31, 1995

     Product sales increased to $4,464,000 for the nine months ended March 31, 1996 from $3,849,000 for the same period in 1995. The increase was due, primarily, to increased sales of its Hybrid Capture tests. Sales of the Company's radioactive DNA tests, which were discontinued in December 1995, remained relatively constant for the two periods. The Company anticipates that sales of its HPV test will account for a substantial portion of its product sales in the foreseeable future.

     Cost of product sales increased to $2,132,000 for the nine months ended March 31, 1996 from $1,842,000 for the same period in 1995 due to increased sales volume, but remained constant as a percentage of product sales. Gross margins may vary between periods depending on product mix, primarily because certain products, such as luminometers and related equipment, typically have lower profit margins than the Company's diagnostic tests. The Company expects gross margins to increase in the future due to improved overhead absorption and manufacturing efficiencies.

     Research and development contract revenue decreased to $293,000 for the nine months ended March 31, 1996 from $604,000 for the same period in 1995 due to a decrease in contract development services relating to its CMV test, performed under the Company's development agreement with Murex. See "Certain Transactions."

     Research and development expense increased to $1,767,000 for the nine months ended March 31, 1996 from $1,227,000 for the same period in 1995 due to increased personnel costs associated with the development of new products utilizing the Company's Hybrid Capture technology. The Company expects to increase its expenditures for research and development to fund the development of additional tests using the Hybrid Capture technology and to improve the sensitivity and ease of use of the Company's Hybrid Capture technology. See "Business -- Research and Development."

     Selling and marketing expense increased to $1,263,000 for the nine months ended March 31, 1996 from $918,000 for the same period in 1995 due to increased personnel costs resulting from the addition of marketing personnel to support the Hybrid Capture product line, and increased sales commissions as a result of higher sales volume. Sales personnel receive a salary plus commissions based upon the attainment of certain sales levels. The Company expects selling and marketing expense to increase as it expands its advertising and promotional activities and increases its marketing and sales force, principally for the commercialization of its HPV test in the United States and Canada.

     General and administrative expense increased to $1,018,000 for the nine months ended March 31, 1996 from $982,000 for the same period in 1995, largely due to cost of living increases in salaries. The Company also expects that its general and administrative expense will increase as a result of increased personnel costs and professional fees associated with being a publicly held company.

     Amortization of intangible assets increased to $260,000 for the nine months ended March 31, 1996 from $242,000 for the same period in 1995, primarily due to the amortization of capitalized costs related to the installation of the Company's management information system.

     Interest expense decreased to $139,000 for the nine months ended March 31, 1996 from $195,000 for the same period in 1995, due primarily to a reduction in the interest rate on the note issued by the Company in connection with the LTI Acquisition (the "LTI Note").

  Comparison of Fiscal Year Ended June 30, 1995 to Fiscal Year Ended June 30,
1994

     Product sales increased to $5,413,000 in fiscal 1995 from $4,767,000 in fiscal 1994. The increase was due, primarily, to increased sales volume to European distributors of the Company's Hybrid Capture tests and, to a lesser extent, to increased sales of luminometers.

     Cost of product sales increased to $2,652,000 in fiscal 1995 from $2,464,000 in fiscal 1994 due to increased sales volume. Cost of product sales decreased as a percentage of product sales due to improved overhead absorption and manufacturing efficiencies, which improvement was offset, in part, by an increase in lower margin sales of luminometers.

     Research and development contract revenue increased to $749,000 in fiscal 1995 from $527,000 in fiscal 1994. The increase was due to contract services, primarily relating to the development of the Company's CMV test, performed under the Company's contract with Murex. See "Certain Transactions."

     Research and development expense increased to $1,856,000 in fiscal 1995 from $1,103,000 in fiscal 1994. Most of the increase was due to internal development efforts relating to the Company's core technologies as well as contract development services relating to the Company's CMV test, performed under the Company's development agreement with Murex. See "Certain Transactions."

     Selling and marketing expense decreased slightly to $1,375,000 in fiscal 1995 from $1,398,000 in fiscal 1994.

     General and administrative expense increased to $1,245,000 in fiscal 1995 from $1,191,000 in fiscal 1994 as a result of cost of living increases in salaries.

     Amortization of intangible assets increased to $330,000 in fiscal 1995 from $265,000 in fiscal 1994 primarily as a result of the amortization of certain capitalized costs related to the installation of the Company's management information system.

     Interest expense decreased to $232,000 in fiscal 1995 from $293,000 in fiscal 1994 due to a negotiated reduction in interest on the LTI Note.

  Comparison of Fiscal Year Ended June 30, 1994 to Fiscal Year Ended June 30,
1993

     Product sales increased to $4,767,000 in fiscal 1994 from $4,624,000 in fiscal 1993 due to an increase in European sales of Hybrid Capture tests, which were partially offset by a decrease in luminometer and related equipment sales.

     Cost of product sales decreased to $2,464,000 in fiscal 1994 from $2,698,000 in fiscal 1993. As a percentage of product sales, such costs decreased because of improved manufacturing efficiency and decreased sales of lower margin products such as luminometers and related equipment.

     Research and development contract revenue increased to $527,000 in fiscal 1994 from $141,000 in fiscal 1993 primarily due to services performed under a laboratory testing and supply subcontract for the National Cancer Institute ("NCI").

     Research and development expense increased to $1,103,000 in fiscal 1994 from $1,047,000 in fiscal 1993 as a result of cost of living increases in salaries for research and development personnel.

     Selling and marketing expense increased to $1,398,000 in fiscal 1994 from $1,194,000 in fiscal 1993 due to the launch of a product designed solely for use in laboratory research and a radioactive DNA probe test, which was subsequently discontinued.

     General and administrative expense increased to $1,191,000 in fiscal 1994 from $1,162,000, in fiscal 1993 as a result of cost of living increases in salaries.

     Amortization of intangible assets decreased to $265,000 in fiscal 1994 from $349,000 in fiscal 1993 due to the expiration in 1993 of non-compete agreements and other intangible assets related to the LTI Acquisition.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company's expenses have significantly exceeded its revenues, resulting in an accumulated deficit of approximately $18.4 million at March 31, 1996. The Company has funded its operations primarily through private placements of equity securities. At March 31, 1996, the Company had cash, cash equivalents and short-term investments aggregating approximately $479,000. Short-term investments of $75,000 are restricted under a collateral agreement related to leasehold improvements. Net cash used in the Company's operating activities was $1,203,000 for the nine months ended March 31, 1996.

     Capital expenditures for the fiscal year ended June 30, 1995 were $246,000. The Company anticipates making total capital expenditures of $250,000 for the fiscal year ending June 30, 1996, primarily for automation and manufacturing scale-up. The Company anticipates making capital expenditures of $500,000, also for automation and manufacturing scale-up, in the fiscal year ending June 30, 1997.

     The Company does not have any bank financing arrangements. The Company's indebtedness consists primarily of the LTI Note, which had an outstanding principal amount of $2,569,000 at March 31, 1996. The LTI Note was issued in connection with the LTI Acquisition. During fiscal 1995, the Company and LTI agreed to reduce the applicable interest rate on the LTI Note from 10% to 8%. Principal on the LTI Note is payable in semiannual installments ranging from $27,624 at June 30, 1995 to $36,352 at December 31, 1998, followed by five annual installments of $474,093, beginning June 30, 1999. The note is secured by certain assets of the Company. The Company intends to repay the LTI Note with the net proceeds of this Offering. See "Use of Proceeds."

     The Company has incurred negative cash flows from operations since its inception, and has expended, and expects to continue to expend in the future, substantial funds to complete its planned product development efforts, expand its sales and marketing activities and scale up its manufacturing. The Company expects that its existing capital resources, together with the net proceeds of this Offering and the interest earned thereon, will be adequate to fund the Company's operations through 1998. No assurance can be given that there will be no change in the Company that would consume a significant amount of its available resources before that time. The Company's future capital requirements and the adequacy of available funds will depend on numerous factors, including the successful commercialization of its HPV test, progress in its product development efforts, the magnitude and scope of such efforts, progress with preclinical studies and clinical trials, the cost and timing of manufacturing scale-up, the development of effective sales and marketing activities, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, and the development of strategic alliances for the marketing of its products. To the extent that funds generated from the Company's operations, together with its existing capital resources and the proceeds of this Offering and the interest earned thereon, are insufficient to meet current or planned operating requirements, the Company will be required to obtain additional funds through equity or debt financing, strategic alliances with corporate partners and others, or through other sources. The terms and prices of any equity or debt financings may be significantly more favorable than those of the Common Stock sold in this Offering. The Company does not have any committed sources of additional financing, and there can be no assurance that additional funding, if necessary, will be available on acceptable terms, if at all. If adequate funds are not available, the Company may be required to delay, scale-back or eliminate certain aspects of its operations or attempt to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates, products or potential markets. If adequate funds are not available, the Company's business, financial condition and results of operations will be materially and adversely effected.

                                    BUSINESS

THE COMPANY


     The Company develops, manufactures and markets DNA testing systems for the screening, monitoring and diagnosis of human diseases. The Company's products are designed to help improve clinical outcomes and reduce the overall cost of disease management. The Company's lead product, the Hybrid Capture HPV DNA test, detects the presence of HPV, the primary cause of cervical cancer which is the second most common cancer among women worldwide. The Company's HPV test for the follow-up screening of women with equivocal Pap smears is the first HPV test to have been approved for marketing in the United States by the FDA. The Company's objective is to establish its HPV test as the new standard of care for cervical cancer screening.


     The Company is also developing a test to detect the presence of CMV. The basis for the Company's HPV and CMV tests is its proprietary Hybrid Capture technology. The Company is also using its Hybrid Capture technology as a platform to develop a wide range of DNA diagnostic and monitoring tests for blood viruses, sexually transmitted diseases and opportunistic infections.

     The key elements of the Company's business strategy include (i) establishing HPV testing as the new standard of care for cervical cancer screening by working closely with clinical reference laboratories, third-party payors and health care providers; (ii) focusing the Company's initial marketing efforts on the use of its HPV test for the follow-up screening of equivocal Pap smears; (iii) expanding the Company's sales and marketing capabilities; (iv) pursuing strategic alliances to increase market acceptance of its products and to expand marketing efforts; and (v) capitalizing on its core technology and expertise to develop a wide range of DNA diagnostic and monitoring tests.

CERVICAL CANCER

     Cervical cancer is the second most common cancer among women worldwide, with approximately 440,000 new cases reported annually. The American Cancer Society estimates that approximately 15,800 new cases of invasive cervical cancer and 65,000 cases of carcinoma in situ, a precancerous condition, were diagnosed in the United States in 1995. If detected in the precancerous stage, virtually all cervical cancer is preventable. The treatment of cervical cancer after it reaches the invasive stage may require chemotherapy, radiation treatment or surgery, including hysterectomy. These forms of treatment are difficult and expensive, and are often unsuccessful.

  HPV Infection and Cervical Cancer

     HPV is the primary cause of cervical cancer. Recent studies have demonstrated that at least 93% of cervical cancers and high-grade cervical lesions contain one or more cancer-causing types of HPV. Moreover, it has been shown that women without cervical disease who test positive for one or more of the cancer-causing HPV types have a high probability of developing cervical lesions over time. A recent prospective study conducted by NCI on 21,000 women with a history of normal cervical cytologic examinations (Pap smears) found that approximately 80% of those who tested positive for cancer-causing types of HPV developed clinically significant cervical lesions within four years.

  Pap Smear Testing

     To enable the early detection of cervical cancer, gynecologists typically recommend annual screening examinations. The standard screening method in the United States and in other major industrialized countries is the Pap smear test, in which a sample of cervical cells is examined under a microscope. Pap smears have been the principal means of cervical cancer screening in the United States since the 1940s. More than 50 million Pap smears are performed annually in the United States, and the Company believes that an equivalent number are performed in the rest of the world. Each Pap smear is classified according to the Bethesda System for Reporting Cervical/Vaginal Cytologic Diagnoses into one of five categories: (1) Negative, (2) Atypical Squamous Cells of Undetermined Significance ("ASCUS"); (3) Low Grade Squamous

Intraepithelial Lesions ("LSIL"); (4) High Grade Squamous Intraepithelial Lesions ("HSIL"); and (5) Carcinoma. For purposes of this Prospectus, negative Pap smear results are referred to as "normal;" ASCUS, as "equivocal;" and LSIL, HSIL and Carcinoma, as "abnormal." An equivocal classification is given to Pap smear results that cannot be definitely classified as either normal or abnormal. The estimated percentage of Pap smears classified in each category annually is set forth below.

               CLASSIFICATION OF PAP SMEARS IN THE UNITED STATES

                         TOTAL PAP SMEARS:
                            50 MILLION

NORMAL PAP SMEARS:     EQUIVOCAL PAP SMEARS:       ABNORMAL PAP SMEARS:
  45 MILLION               3.5 MILLION                 1.5 MILLION
      90%                      7%                          3%

     Follow-up testing and treatment is based on the classification of the Pap smear result. Women with normal Pap smears typically require no follow-up beyond continuation with annual Pap smear testing. In general, women with abnormal Pap smears undergo a colposcopic examination (visual examination of the cervix with the aid of a colposcope). Most of these women also undergo biopsy at the time of colposcopy, and many go on to have any suspected lesions ablated (physically removed with a scalpel or cauterizing instrument). Many women with equivocal Pap smears are treated as if they have abnormal Pap smears, even though only an estimated 25% to 35% of these women actually have cervical disease.

  Problems With the Pap Smear

     Although the Pap smear has been successful in reducing deaths due to cervical cancer in the United States, Pap smears have significant limitations, including the following:

        Equivocal Pap Smears Lead to Unnecessary, Costly Intervention. Each year in the United States, approximately 3.5 million Pap smears are classified as equivocal. It is estimated that 65% to 75% of the women with equivocal Pap smears do not have cervical disease. However, women with equivocal Pap smears often undergo colposcopy and biopsy and, in certain cases, ablation. These invasive procedures cost approximately $300, $100 and $500, respectively, and result in significant physical and emotional stress.

        Pap Smears are Difficult to Interpret. Screening and interpreting Pap smears is a highly subjective, complex and tedious task. The screening process requires intense visual review through a microscope of a large volume of slides containing cervical cells. A Pap smear may contain only a small number of abnormal cells among 50,000 to 300,000 normal cells. The subjective nature of this screening process often leads to equivocal test results. In addition, the difficulty and tediousness of the screening process and the limitations of the visual review result in a large number of Pap smears which are misinterpreted as normal ("false negatives").

        False Negative Diagnoses. Pap smears fail to identify cervical disease in a significant number of women. The sensitivity of Pap smears is estimated to be 60% to 80%, which means that 20% to 40% of cervical disease is not detected by Pap smear testing. False negatives may result in delayed treatment for cervical lesions and may result in the failure to detect cervical cancer at an early stage. The resultant delays in treatment may allow the disease to progress further, thereby increasing the need for invasive and costly treatments, reducing the efficacy of available therapies and reducing the likelihood of patient survival. False negative diagnoses present a particular health risk for women who do not undergo routine Pap smear testing at recommended time intervals.

        Pap Smears Have Limited Predictive Value. The Pap smear is not designed, and is unable, to detect the presence of HPV, the primary cause of cervical cancer. Consequently, Pap smears do not allow the clinician to identify women with no overt signs of cervical disease but who are infected with cancer-causing types of HPV and are therefore highly likely to develop cervical cancer or advanced cervical lesions in the future.

        Limited Availability of Pap Smear Screening. In many countries, Pap smears are not widely used or are unavailable. Extensive cervical disease screening programs using the Pap smear require large numbers of cytotechnologists and sophisticated laboratory procedures. Properly trained cytotechnologists and adequate laboratory facilities are often unavailable in developing countries.

THE DIGENE SOLUTION


     Digene manufactures and markets the first FDA-approved test to detect cancer-causing types of HPV. The Company's HPV test allows physicians to identify women who are most at risk of having or developing cervical disease and cervical cancer. The Company's HPV test consists of biological reagents (RNA probes, antibodies and detection reagents) and other components, consisting of polystyrene tubes and packaging materials, and can be interpreted using standard laboratory equipment. The Company believes that the key benefits provided by its HPV test include the following:


     Enables Cost-Effective Follow-up Screening of Equivocal Pap
Smears. Digene's HPV test enables clinicians to, in effect, classify equivocal Pap smears as either normal or abnormal. The Company's test detects and measures the presence of cancer-causing types of HPV, thereby allowing the clinician to identify women who are most at risk of having or developing cervical disease and cervical cancer, at a fraction of the cost of colposcopy, biopsy or ablation. The Company believes that the use of its HPV test for the follow-up screening of women with equivocal Pap smears will improve the ability to accurately screen for cervical cancer, reduce the need for costly and invasive follow-up procedures, and provide health care cost savings.

     Under Digene's recommended follow-up protocol, women with equivocal Pap smears undergo the Company's HPV test to determine the presence of cancer-causing HPV types. Only those patients testing positive for cancer-causing types of HPV undergo colposcopy, biopsy and, when necessary, ablation, while those testing negative return for a repeat Pap smear in six months. The Company's test may be performed on clinical samples taken at the same time as the Pap smear and stored until needed, thus eliminating the need for a return visit to the physician's office. The following diagram outlines the use of the Company's HPV test for the follow-up screening of women with equivocal Pap smears.

          FOLLOW-UP SCREENING OF EQUIVOCAL PAP SMEARS WITH HPV TESTING

                             TOTAL PAP SMEARS:

NORMAL PAP SMEARS:         EQUIVOCAL PAP SMEARS:       ABNORMAL PAP SMEARS:
      90%                           7%                          3%

                            HYBRID CAPTURE HPV
                                   TEST

HPV NEGATIVE:REPEAT PAP                                 HPV POSITIVE: PROCEED TO
  SMEAR IN 6 MONTHS                                    COLPOSCOPY/BIOPSY/ABLATION

     Provides Accurate, Easily Interpreted Results. Clinical studies conducted by the Company indicate that the Company's HPV test is highly sensitive and highly specific for the detection of cervical disease. Such clinical studies indicated that Digene's HPV test is capable of detecting cervical disease in up to 92% of the cases in which cervical disease is present. This represents a significant improvement over the Pap smear's estimated sensitivity of 60% to 80%. The results generated by the Company's HPV test are objective, providing a clear determination of the presence of cancer-causing types of HPV, and are easy to interpret, reducing the need for highly trained cytotechnologists.

     Reduces Likelihood of False Negatives. The high level of sensitivity of the Company's HPV test should increase the possibility that precancerous cervical lesions will be detected. Studies indicate that when used in conjunction with Pap smear testing, the Company's HPV test can detect 95% to 100% of high grade lesions and virtually all instances of cervical cancer. The Company believes that by reducing the number of false negatives, many cases of precancerous cervical disease will be detected at earlier stages, when the available therapies are more effective and the survival rates are higher.


     Predicts Development of Disease. The Company believes that testing for the presence of cancer-causing types of HPV has considerable predictive value. In one study, approximately 80% of women with a history of normal Pap smears who tested positive for cancer-causing types of HPV developed clinically significant cervical lesions within four years. The Company's HPV test is the first FDA-approved test for the detection of cancer-causing types of HPV.

     The Company holds issued patents relating to the detection of four HPV types and has licenses to issued patents and patent applications covering five additional HPV types. The Company's HPV test for the follow-up screening of women with equivocal Pap smears utilizes DNA sequences for seven of these HPV types. The Company believes that for a competing HPV test to be commercially viable, it must be able to detect the HPV types for which the Company has non-exclusive proprietary rights covering the DNA sequences. For a more detailed discussion of the Company's intellectual property position and the risks associated with it, see "Risk Factors -- Uncertainty Regarding Patents and Proprietary Rights" and "Business -- Licenses, Patents and Proprietary Information."


CYTOMEGALOVIRUS (CMV) TESTING

     CMV infection is a serious and growing health care problem. Active CMV infection causes blindness in many AIDS patients and is a major cause of infection and mortality in organ transplant recipients. It is estimated that 95% of AIDS patients will ultimately suffer from active CMV infection. In 20% to 40% of AIDS patients, CMV infects the retina, causing blindness. Organ transplant recipients, because they are deliberately immunosuppressed to lessen the probability of organ rejection, are also susceptible to CMV infection. Approximately 60% of organ transplant patients develop active CMV infection during the first twelve weeks after transplantation.

     An estimated $1 billion is spent annually in the United States on the prevention and treatment of CMV-related diseases. The drugs available to treat CMV infection are both toxic and expensive and, ideally, should be administered only when active CMV infection has been definitively identified. Annual costs for these drugs are estimated to be between $37,000 and $115,000 per patient per year. Nevertheless, because of the difficulty in detecting the virus with currently available technology and the serious consequences of CMV infection, antiviral therapy is often prescribed as a prophylactic measure. Additionally, because current testing methods do not allow quantification, and therefore effective monitoring, of CMV infection, physicians often prescribe unnecessarily large doses of anti-viral drugs.

  Current CMV Tests

     All of the current methods available to detect the presence of CMV have significant limitations. Conventional tissue culture methods have a low level of sensitivity, can take up to 28 days to produce a definitive answer, are labor intensive and because of the time required, are not useful for patient monitoring. Rapid culture methods can provide results within one or two days, but have a low level of sensitivity. Antigen tests can detect active CMV infection and are highly sensitive. They are, however, complex and labor intensive and have limited reliability. Additionally, antibody tests, which are commonly used to detect viruses such as HIV, are of limited utility in detecting CMV, since most healthy adults have antibodies against CMV.

  The Digene CMV Solution

     The Company is developing its Hybrid Capture CMV DNA test to provide clinicians with an accurate and timely means of diagnosing and monitoring CMV infection. The Company's CMV test can quantify the amount of CMV present in a serum or tissue sample. This information allows physicians to track therapeutic efficacy. Studies have shown that the Company's CMV test is capable of detecting CMV infection in 94% of the cases in which it is present. Digene's CMV test can be performed by relatively unskilled laboratory technicians using standard clinical laboratory equipment with same day results.

     Digene is currently conducting clinical trials of its CMV test at The Mayo Clinic and The Cleveland Clinic. The Company expects to complete these trials during the third quarter of 1996 and submit a 510(k) premarket notification to the FDA by the end of 1996. There can be no assurance that, once a 510(k) notification is submitted for the Company's CMV test, the FDA will grant clearance in a timely manner, if at all, or will not require the submission of additional clinical data or a PMA application. See "-- Government Regulation."

BUSINESS STRATEGY

     The Company's principal objective is to successfully commercialize its HPV test. The Company has achieved the following milestones:

     - received FDA approval for its HPV test in 1995 for the follow-up screening of women with equivocal Pap smears

     - achieved acceptance by all major clinical reference laboratories throughout the United States

     - validated the clinical utility of the HPV test through peer reviewed publications in prominent medical journals

     - established reimbursement by many third-party payors

The Company intends to build on these accomplishments in order to commercialize its HPV test. In addition, the Company intends to continue to develop its CMV test and other Hybrid Capture tests. The key components of the Company's strategy are as follows:

     Establish HPV Testing as the New Standard of Care. The Company is focused on establishing its HPV test as the new standard of care for cervical cancer screening. In order to achieve this objective, the Company is working closely with clinical reference laboratories, third-party payors, health care providers and institutions, and their affiliated physicians who influence the introduction and acceptance of new tests. The Company has supported and participated in more than a dozen major multi-center trials, including an ongoing $21 million NCI study designed to establish the clinical utility and the cost-effectiveness of HPV screening of women with equivocal or low-grade Pap smears. The Company believes that the adoption of the Company's HPV test by managed care organizations is critical for establishing the Company's HPV test as the new standard of care for cervical cancer screening. Accordingly, the Company is working with a number of managed care organizations, including Kaiser Permanente (the largest health maintenance organization in the United States) and Omnia, a provider of gynecological services to managed care organizations, to demonstrate the clinical utility and cost-effectiveness of the Company's HPV test.

     Focus Initially on Equivocal Pap Smears. The Company believes that there is a need for a rapid, accurate, objective and non-invasive method to screen women with equivocal Pap smears and that the Company's FDA-approved HPV test presents an immediate market opportunity. Women with equivocal Pap smears often undergo colposcopy, biopsy and, in certain cases, ablation, which cost approximately $300, $100 and $500, respectively. The Company believes that the use of its HPV test for the follow-up screening of women with equivocal Pap smears will improve the ability to accurately screen for cervical disease and reduce the need for costly and invasive follow-up procedures. As a result, the Company will initially focus its marketing and sales efforts on gaining market acceptance for the Company's test for the follow-up screening of women with equivocal Pap smears.

     Establish HPV Test as a Primary Screen in Conjunction With Pap Smears. The Company intends to submit a PMA supplement for use of its HPV test as a primary cervical cancer screening test in the United States either in conjunction with or separate from Pap smear testing. The Company believes that if used routinely in conjunction with Pap smears, its HPV test could result in more accurate diagnosis of precancerous cervical disease and reduce the number of false negatives associated with Pap smears. There can be no assurance that the FDA will grant approval of such a PMA supplement in a timely manner, if at all, or that the FDA will not require the submission of additional information, data or a PMA application. See "Risk Factors -- Government Regulation."

     Expand Sales and Marketing. The Company has established a limited direct sales force in the United States and Canada, and a network of distributors in Europe, South America and Asia. The Company intends to expand its sales and marketing efforts in its existing markets and to expand into additional markets as opportunities arise. In addition, the Company intends to enter into joint marketing arrangements with clinical reference laboratories having large sales forces which have the ability to market the Company's products directly to gynecologists and other primary care physicians. The Company believes these marketing efforts, along with the Company's marketing efforts, will encourage physicians to request the Company's HPV test as a regular part of their cervical cancer screening protocol. The Company also believes that educating physicians on the benefits of the Company's HPV test will be an effective method to achieve market penetration, and it intends to launch marketing and sales campaigns designed to increase product awareness through educational and promotional programs.

     Pursue Strategic Alliances. The Company intends to pursue strategic alliances with other manufacturers of medical diagnostic products, pharmaceutical companies and clinical reference laboratories in order to increase market acceptance of its products and to expand its marketing efforts. The Company is pursuing co-marketing and distribution agreements with clinical testing laboratories and large multinational diagnostic companies and is also pursuing collaborations with clinical testing laboratories for the development of new diagnostic tests. The Company may seek strategic alliances with pharmaceutical companies for the co-promotion of the Company's viral diagnostic tests that are under development with antiviral drugs as a complete therapeutic package.

     Capitalize on Core Technology and Expertise. The Company believes that its proprietary Hybrid Capture technology is a significant improvement over current DNA diagnostic testing methods. The Company intends to use its proprietary technology platform to develop a wide range of DNA diagnostic tests for blood viruses, sexually transmitted diseases and opportunistic infections. Research and development programs include efforts to continuously improve the sensitivity and reliability of its tests, further simplify assays, and apply the Hybrid Capture technology to the development of products for the early detection and management of other diseases. The Company is developing a next generation format which is designed to allow simultaneous testing for multiple sexually transmitted diseases from a single patient sample.

MARKETING AND SALES

     The Company currently sells its products in the United States and Canada to clinical reference and hospital laboratories through its direct sales force. In Europe, South America and Asia, the Company's products are sold through a network of distributors.

  United States Market

     The Company's HPV test for the follow-up screening of women with equivocal Pap smears is offered by substantially all major clinical reference laboratories throughout the United States. The Company expects to increase its four person sales force to approximately 30 persons by 1998 to market its HPV test and its other products, directly and indirectly, to (i) the more than 4,000 laboratories in the United States, (ii) insurers, managed care organizations and other third-party payors and (iii) the approximately 30,000 gynecologists and other clinicians who perform Pap smears.

     The Company has active marketing programs directed at the managed care market and the fee-for-service market. In managed care, the Company is working with Kaiser Permanente on a study involving 40,000 women which the Company believes will demonstrate the clinical utility and cost effectiveness of the Company's HPV test in a managed care setting. In the fee-for-service market, the Company intends to create demand through joint marketing programs with clinical reference laboratories. The Company also plans to market directly to physicians by providing educational and promotional materials, and by making presentations at continuing education programs and medical meetings. The Company also plans to develop educational programs and advertising directed at women. Finally, the Company intends to market directly to insurers and managed care organizations with the goal of establishing uniform reimbursement for HPV testing.

  International Markets

     The Company currently sells its products outside the United States through a network of distributors. The Company intends to enter into additional marketing and distribution agreements with multinational corporate partners and may establish direct sales forces in certain countries, if demand warrants. A substantial portion of the Company's international marketing activities are performed by, or in conjunction with, the Company's distribution partners. In addition, distribution partners are responsible for obtaining regulatory approvals and establishing reimbursement from third-party payors in their respective territories. See "Risk Factors -- Risks Inherent in International Transactions."

     The Company expects to tailor its marketing efforts to the circumstances of each country to encourage local authorities and industry opinion leaders to accept HPV testing as the standard of care for cervical cancer screening. The Company is working closely with EUROGIN (the European Research Organization on Genital Infection and Neoplasia), the Imperial Cancer Research Foundation of the United Kingdom and other leading research groups to accelerate the implementation of HPV testing by focusing opinion leaders, clinicians and public health officials on the benefits of HPV testing.

     The Company currently markets its DNA tests through distributors in, among other countries, the United Kingdom, Germany, France, Spain, Italy and Brazil. Revenues from export sales were $1,860,000, $2,286,000 and $3,295,000 in fiscal 1993, 1994 and 1995, respectively.

TECHNOLOGY

     The Company's Hybrid Capture technology offers a rapid, accurate, easy-to-use detection system that can be performed in any laboratory setting with standard laboratory equipment. The following diagram illustrates the key elements of the Hybrid Capture system:


                          [DIAGRAM IS DESCRIBED BELOW]


                                   DIAGRAM 1

     The Company's Hybrid Capture technology uses RNA probes to bind specific DNA sequences, which creates DNA:RNA hybrids that can be detected with chemiluminescent materials. To perform a test using the Hybrid Capture system, the test sample is mixed with RNA probes. Complementary DNA sequences in the sample(1) immediately bind to the RNA, creating DNA:RNA hybrids(2). The DNA:RNA hybrids are then captured on the surface of a specially coated polystyrene tube(3). All remaining DNA and specimen contaminants are removed by washing the tube. Captured hybrids are then reacted with the Company's proprietary signal amplification system, which uses antibodies to detect any DNA:RNA hybrids bound to the tube(4). If DNA:RNA hybrids from the specimen are present on the surface of the tube, light is emitted, signaling a positive test result(5). The amount of DNA present in the sample can be rapidly and accurately quantified using standard laboratory luminometers. The entire test can be completed in four to six hours.

     The Company believes that its Hybrid Capture system is a significant improvement over other existing technologies because of its specificity, shortened processing time, ease of use, greater accuracy, and ability to quantify viral and bacterial load. The Company is also using its Hybrid Capture technology as a platform to develop a wide range of DNA diagnostic and monitoring tests for blood viruses, sexually transmitted diseases and opportunistic infections.

RESEARCH AND DEVELOPMENT

     The Company's research and development efforts are designed to (i) refine and expand the Company's core technology and (ii) apply its core technology to additional blood viruses, sexually transmitted diseases and opportunistic infections.

     The Company's principal research and development program relates to the improvement of the sensitivity and ease of interpretation of its Hybrid Capture technology. In an effort to automate its Hybrid Capture technology in order to further simplify and shorten test processing, the Company is developing, among other things, a microtiter plate which, subject to FDA approval, will replace the polystyrene tubes as a standard component in its tests. In addition, the Company is developing a proprietary target amplification system, designed to be coupled with the Hybrid Capture technology, that may permit enhanced clinical sensitivity for detecting particular viruses and bacteria.

     Future intended applications of the Company's technology include the detection of additional sexually transmitted diseases ("STDs") and blood viruses. The Company is developing a test designed to detect, from a single specimen, HPV and other STDs such as chlamydia, gonorrhea and herpes. Additional blood virus tests that the Company is developing include quantitative DNA or RNA measures for HIV and HBV. The Company also intends to begin a pilot program in the area of genomics (the study of gene sequences) in an effort to develop products, using its Hybrid Capture technology, for the early detection and management of genetic disease and cancer.

     At February 29, 1996, the Company had 30 employees engaged in research and development. Company-sponsored research and development expenditures in fiscal 1993, 1994 and 1995 were approximately $906,000, $576,000 and $1,107,000, respectively. In addition to Company-sponsored research and development, the Company performs research and development through contracts with third parties, such as Murex. See "Certain Transactions." For a discussion of certain risks associated with product development, see "Risk Factors -- Technological Obsolescence; Uncertainties Relating to Product Development" and "-- Government Regulation."

COMPETITION

     The medical diagnostics and biotechnology industries are subject to intense competition. The Company's competitors in the United States and abroad are numerous and include, among others, diagnostic, health care, pharmaceutical and biotechnology companies. Among the Company's major competitors in the market for DNA-probe diagnostics are Roche, Abbott Laboratories, Chiron and GenProbe. Other companies, including large pharmaceutical and biotechnology companies, may enter the market for DNA-probe diagnostics.


     Oncor, Inc. has recently announced that it has received notification from the FDA that its HPV test is approvable by the FDA, subject to certain conditions. Although the Company believes its HPV test has commercial advantages over the competing test, Oncor, Inc. and other competitors and potential competitors may be able to develop technologies that are as effective as, or more effective or easier to interpret than, those offered by the Company, which would render the Company's products noncompetitive or obsolete. Moreover, many of the Company's existing and potential competitors have substantially greater financial, marketing, sales, distribution and technological resources than the Company. Such existing and potential competitors may be in the process of seeking FDA approval for their respective HPV tests or may also enjoy substantial advantages over the Company in terms of research and development expertise, experience in conducting clinical trials, experience in regulatory matters, manufacturing efficiency, name recognition, sales and marketing expertise and distribution channels. In addition, many of these companies have established third-party reimbursement for their products. Accordingly, there can be no assurance that the Company will be able to compete effectively against such potential competitors.

     In marketing its HPV test for the follow-up screening of women with equivocal Pap smears, the Company will compete with well-established follow-up procedures, such as Pap smear retesting, colposcopy and biopsy. These procedures are widely accepted and have a long history of use, and there can be no assurance that HPV testing, in general, or the Company's HPV test for the follow-up screening of women with equivocal Pap smears, in particular, will be able to gain market acceptance on a timely basis, or at all.

     Subject to FDA and other applicable regulatory approvals, the Company plans to market its HPV test as a primary cervical cancer screening test. In doing so, the Company will compete against the Pap smear, which is the only widely used primary cervical cancer screening test. Although the Company believes the Pap smear has significant limitations, it has a long history of use and is widely accepted as an inexpensive and, with regular screening, adequate screening test for cervical cancer. Additionally, technological advancements designed to improve quality control over sample collection and preservation, and to reduce the Pap smear test's susceptibility to human error, may serve to increase physician reliance on the Pap smear and solidify its market acceptance. Further, if marketed as an adjunct to the Pap smear test for initial screening in the United States and Canada, the Company's HPV test may be seen as adding unnecessary expense to the accepted cervical cancer screening methodology. Consequently, there is no assurance that the Company's HPV test will be able to attain market acceptance as a screening test on a timely basis, or at all. See "Risk Factors -- Competition" and "-- Government Regulation."

     The Company believes the primary competitive factors in the market for DNA-probe diagnostics are clinical performance and reliability, ease of use, cost, proprietary position, regulatory approvals and availability of reimbursement.

GOVERNMENT REGULATION

     The medical devices to be marketed and manufactured by the Company are subject to extensive regulation by the FDA, and, in some instances, by foreign governments. Pursuant to the FDC Act, the FDA regulates the clinical testing, manufacture, labeling, distribution and promotion of medical devices. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals and criminal prosecution. The FDA also has the authority to request repair, replacement or refund of the cost of any device manufactured or distributed by the Company.

     In the United States, medical devices and diagnostics are classified into one of three classes (class I, II or III), on the basis of the controls deemed necessary by the FDA to reasonably assure their safety and effectiveness. Under FDA regulations, class I devices are subject to general controls (for example, labeling, premarket notification and adherence to GMPs), and class II devices are subject to general and special controls (for example, performance standards, postmarket surveillance, patient registries and FDA guidelines). Generally, class III devices are those which must receive a PMA by the FDA to ensure their safety and effectiveness (for example, life-sustaining, life-supporting and implantable devices, or new devices which have not been found substantially equivalent to legally marketed devices).

     Before a new device can be introduced into the market, the manufacturer generally must obtain marketing clearance through the filing of either a 510(k) notification or a PMA application. A 510(k) clearance will be granted if the submitted information establishes that the proposed device is "substantially equivalent" to a legally marketed class I or II medical device or to a class III medical device for which the FDA has not called for a PMA. It generally takes from four to twelve months from submission to obtain a 510(k) clearance, but it may take longer. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device or that additional information or data is needed before a substantial equivalence determination can be made, either of which could delay market introduction of a new product. A request for additional data may require that clinical studies of the device's safety and efficacy be performed. Additionally, modifications or enhancements that could significantly affect the safety or efficacy of the device or that constitute a major change to the intended use of the device will require new 510(k) submissions.

     A PMA application must be filed if a proposed device is not substantially equivalent to a legally marketed class I or class II device or if it is a class III device for which the FDA has called for a PMA. A PMA application must be supported by valid scientific evidence, including preclinical and clinical trial data, to demonstrate the safety and effectiveness of the device. The PMA application must also contain the results of all relevant bench tests, laboratory and animal studies, a complete description of the device and its components, a detailed description of the methods, facilities and controls used to manufacture the device in addition to device labeling and advertising literature.

     If a PMA application is accepted for filing, the FDA begins an in-depth review of the submission. FDA review of a PMA application generally takes one to two years from the date the PMA application is accepted for filing, but may take significantly longer. The PMA review process includes an inspection of the manufacturer's facilities to ensure that the facilities are in compliance with the applicable GMP requirements. In addition, an advisory committee made up of clinicians and/or other appropriate experts is typically convened to evaluate the application and make recommendations to the FDA as to whether the device should be approved. The PMA process can be expensive, uncertain and lengthy, and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing.

     Modifications to a device that is the subject of an approved PMA, its labeling or manufacturing process may require approval by the FDA of PMA supplements or new PMAs. Supplements to a PMA often require the submission of the same type of information required for an initial PMA to support the proposed change.

     Although clinical investigations of most devices are subject to the investigational device exemption ("IDE") requirements, clinical investigations of in vitro diagnostic ("IVDs") tests are exempt from the IDE requirements, including FDA approval of investigations, provided the testing meets certain exemption criteria. IVD manufacturers must also establish distribution controls to assure that IVDs distributed for the purpose of conducting clinical investigations are used only for that purpose. Pursuant to current FDA policy, manufacturers of IVDs labeled for investigational use only ("IUO") or RUO are encouraged by the FDA to establish a certification program under which investigational IVDs are distributed to or utilized only by individuals, laboratories, or health care facilities that have provided the manufacturer with a written certification of compliance indicating that the IUO or RUO product will be restricted in use and will, among other things, meet institutional review board and informed consent requirements.

     Export of products subject to the 510(k) notification requirements, but not yet cleared to market, are permitted with FDA authorization provided certain requirements are met. Unapproved products subject to the PMA requirements must be approved by the FDA for export. To obtain FDA export approval certain requirements must be met and information must be provided to the FDA, including, with some exceptions, documentation demonstrating that the product is approved for import into the country to which it is to be exported and, in some instances, safety data for the devices. There can be no assurance that the FDA will grant export approval when such approval is necessary or that countries to which the devices are to be exported will approve the devices for import. Failure on the part of the Company to obtain export approvals when required, could significantly delay and impair the Company's ability to export its devices and could have a material adverse effect on the Company.

     In April 1995 the Company obtained a PMA for its HPV test to detect the presence of HPV in women with equivocal Pap smears. The Company intends to submit a PMA supplement to obtain market approval for use of its HPV test as a primary cervical cancer screening test either in conjunction with or separate from Pap smear testing. The Company anticipates that a substantial amount of clinical data will be required to support the PMA supplement. There can be no assurance that the data the Company submits will be adequate to support the use of the HPV test as a primary cervical cancer screening test. Moreover, there can be no assurance that the FDA will grant approval of a PMA supplement for use of the HPV test as a primary cervical cancer screening test in a timely manner, if at all, or that the FDA will not require the submission of additional information, data or a PMA application. Failure to obtain FDA approval for the HPV test as a primary cervical cancer screening test could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company intends to export its HPV test for use in primary cervical cancer screening prior to obtaining FDA approval for this use in the United States. Such exports may require regulatory approvals from various countries, will require FDA approval and will necessitate the submission of certain information and data to the FDA. There can be no assurance that the FDA will grant approval of such exports, and failure on the part of the Company to obtain such approvals could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company intends to submit a 510(k) notification for its Hybrid Capture CMV DNA test by the end of 1996. The Company is currently collecting clinical data on the test's safety and effectiveness to submit to the FDA in connection with a 510(k) notification. Based on discussions to date with the FDA, the Company believes that its CMV test can be cleared to market through the 510(k) notification process; however, the Company understands that the FDA will likely subject the submission to a "Tier 3" level of review, which includes close scrutiny of the clinical data and product performance. The FDA will require substantial clinical data in support of the submission and may seek an advisory committee review and recommendation concerning the safety and effectiveness of the test. There can be no assurance that, once a 510(k) notification is submitted for the CMV test, the FDA will grant clearance in a timely manner, if at all, or will not require the submission of additional clinical data or a PMA application.

     The Company has developed viral and bacterial tests that it distributes in the United States on a RUO basis. Failure of the Company or recipients of the Company's RUO devices to comply with the regulatory limitations on the distribution and use of RUO devices could result in enforcement action by the FDA that would adversely affect the Company's ability to distribute the tests prior to obtaining FDA clearance or approval for them.

     Any products manufactured or distributed by the Company pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA, including recordkeeping requirements and reporting of adverse experiences with the use of the device. Device manufacturers are required to register their establishments and list their devices with the FDA and are subject to periodic inspections by the FDA and certain state agencies. The FDC Act requires devices to be manufactured in accordance with GMP regulations, which impose certain procedural and documentation requirements upon the Company with respect to manufacturing and quality assurance activities.

     The FDA actively enforces regulations prohibiting the promotion of devices for unapproved uses and the promotion of devices for which premarket clearance or approval has not been obtained. Failure to comply with these requirements can result in regulatory enforcement action by the FDA and possible limitations on the promotion of the Company's products.

     The Company and its products are subject to a variety of state laws and regulations in those states and localities where its products are or will be marketed. Any applicable state or local regulations may hinder the Company's ability to market its products in those states or localities. Manufacturers are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations now or in the future or that such laws or regulations will not have a material adverse effect upon the Company.

     The introduction of the Company's developmental stage test products in foreign markets will also subject the Company to foreign regulatory clearances, which may impose additional substantial costs and burdens. International sales of medical devices are subject to the regulatory requirements of each country. The regulatory review process varies from country to country and many countries also impose product standards, packaging requirements, labeling requirements and import restrictions on devices. In addition, each country has its own tariff regulations, duties and tax requirements.

     The approval by the FDA and foreign government authorities is unpredictable and uncertain, and no assurance can be given that the necessary approvals or clearances will be granted on a timely basis or at all. Delays in receipt of, or a failure to receive, such approvals or clearances could have a material adverse effect on the business, financial condition and results of operations of the Company.

     Changes in existing requirements or adoption of new requirements or policies could adversely affect the ability of the Company to comply with regulatory requirements. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will not be required to incur significant costs to comply with laws and regulations in the future or that laws or regulations will not have a material adverse effect upon the Company's business, financial condition and results of operations.

     The FDC Act requires devices to be manufactured in accordance with GMPs which impose certain procedural and documentation requirements upon the Company with respect to manufacturing and quality assurance activities. Noncompliance with GMPs can result in, among other things, fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals, and criminal prosecutions. The FDA also has proposed changes to the GMPs regulations which, if finalized, would likely increase the cost of compliance with the requirements. Any failure by the Company to comply with GMP requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

LICENSES, PATENTS AND PROPRIETARY INFORMATION

     The Company's success will depend in part on its ability to obtain and maintain patent protection for its technologies, products and processes, preserve its trade secrets, and operate without infringing the proprietary rights of other parties. Because of the substantial length of time and expense associated with bringing new products through development to the marketplace, the biotechnology industry places considerable importance on obtaining and maintaining patent and trade secret protection for new technologies, products and processes. Despite these precautions, it may be possible for unauthorized third parties to utilize the Company's technology or to obtain and use information that the Company regards as proprietary. The laws of some countries do not protect the Company's proprietary rights in its technologies, products and processes to the same extent as do the laws of the United States.

     The Company holds four issued U.S. patents relating to HPV types 35, 43, 44 and 56. These patents expire in 2007. The Company has also filed corresponding foreign patent applications in certain countries. The patents relating to HPV types 35, 43 and 56 have been licensed to Institut Pasteur (see Cross License discussion below). In addition, the Company is the exclusive, worldwide licensee of (i) a U.S. patent application and certain corresponding foreign patents and patent applications relating to HPV type 52 and a U.S. patent and certain corresponding foreign patents relating to the use of the L1 gene sequence to detect specific HPV types (see Georgetown License discussion below) as well as
(ii) certain trade secrets relating to HPV type 58 (see Kanebo License discussion below).


     Through a cross license with Institut Pasteur (the "Cross License"), the Company has obtained a worldwide license to U.S. patents and patent applications and corresponding foreign patent applications relating to HPV types 39 and 42 and foreign patents and applications relating to HPV type 33. In return, the Company has granted to Institut Pasteur a worldwide license to its three U.S. patents and corresponding foreign patents and applications relating to HPV types 35, 43 and 56. The Company has granted Institut Pasteur the right to extend the scope of the Cross License to include the U.S. patent and corresponding patent applications relating to HPV type 44 at such time as Institut Pasteur shall have discovered and developed an additional HPV type which is equivalent in value to HPV type 44. In return for such an extension, the Company will receive a license to the new HPV type discovered and developed by Institut Pasteur. The Cross License is co-exclusive, except that Institut Pasteur has sublicensed its rights to Beckman Instruments, Diagnostic Pasteur, and their affiliates, and the Company has sublicensed its rights on a non-exclusive basis to Toray Fuji Bionics, and its affiliates, for use outside North America and certain countries in Western Europe. Beckman Instruments currently manufactures products incorporating HPV types 33 and 35, which it sells to

Oncor, Inc., for use in Oncor, Inc.'s HPV test. See "Business -- Competition." There can be no assurance that a sublicensee will not use its rights under the Cross License to develop additional products or services that compete with the Company's products. The Company believes that the Cross License terminates on the last to expire of the underlying patent rights. Any prior termination of the Cross License could have a material adverse effect on the Company's business, financial condition and results of operations.


     Through a license with Georgetown University (the "Georgetown License"), the Company has obtained exclusive, worldwide rights to a U.S. patent application and corresponding foreign patents and patent applications relating to HPV type 52 and to a U.S. patent and corresponding foreign patents relating to the use of the L1 gene sequence to detect specific HPV types. Unless terminated earlier, the Georgetown License will terminate upon the last to expire of the licensed patent rights. All of the issued foreign patents relating to HPV type 52 and the L1 related patent will expire in 2008. The Company is obligated to make certain royalty payments to Georgetown University based on the percentage of net sales of products incorporating the licensed technologies.

     Through a license with Kanebo, Ltd. (the "Kanebo License"), the Company has obtained exclusive, worldwide rights (except for Japan where Kanebo, Ltd. retained the right to grant a non-exclusive sublicense to Toray Industries, Inc.) to a foreign patent application relating to HPV type 58. Unless terminated earlier, the Kanebo License expires on the later to occur of January 1, 2010 or the expiration of any patent relating to HPV type 58. The Company is obligated to make certain royalty payments to Kanebo, Ltd. based on a percentage of net sales of products incorporating or using HPV type 58. The Company will be required to obtain FDA approval in order to utilize HPV type 58 as part of its HPV test, and there can be no assurance that the Company will be successful in obtaining the required FDA approval. See "Risk Factors -- Government Regulation" and "Business -- Government Regulation."

     The Company has filed a U.S. patent application relating to certain aspects of its Hybrid Capture technology. The Company has also filed U.S. patent applications in the areas of direct DNA probe labeling, signal amplification and biotin-avidin probe chemistry and its continuous amplification reaction ("CAR") amplification method. The inventions claimed by these applications may be used in the Company's DNA probes and any patents that issue from such applications may provide some ancillary protection for certain aspects of the Company's products. Under current law, patent applications in the United States are maintained in secrecy until patents are issued and patent applications in foreign countries are maintained in secrecy for a period of time after filing. There can be no assurance that a U.S. patent or any foreign patents relating to the Company's Hybrid Capture technology will be issued to the Company on a timely basis, or at all.


     The Company has received inquiries regarding possible patent infringements relating to, among other things, certain aspects of its Hybrid Capture technology. The Company believes that the patents of others to which these inquiries relate are either not infringed by the Company's Hybrid Capture technology or are invalid. However, there can be no assurance that the Company will not be subject to further claims that its technology, including its Hybrid Capture technology, or its products infringe the patents or proprietary rights of third parties. The defense of any such claims, if made, could be time consuming and expensive, even if the outcome is favorable. An adverse outcome could subject the Company to significant liabilities to third parties, require the Company to obtain licenses from third parties, or require the Company to cease sales of related products. No assurance can be given that any licenses required under any such third party patents or proprietary rights would be made available or commercially reasonable terms, if at all.


     No assurance can be given that the U.S. Patent and Trademark Office or any foreign patent office will grant patent protection for the subject matter of any pending patent applications, or that present or future patents will provide commercially significant protection to the Company's present or future technologies, products, or processes. Furthermore, no assurance can be given that others will not independently develop substantially equivalent proprietary information not covered by patents to which the Company owns rights or obtain access to the Company's know-how or that others will not be issued patents that may prevent the sale of one or more of the Company's products, or require licensing and the payment of significant fees or royalties by the Company to third parties in order to enable the Company to conduct its business. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. The Company's failure to obtain these licenses or to redesign its products or processes would have a material adverse effect on the Company's business, financial condition and results of operations. Legal standards relating to the scope of claims and the validity of patents in the biotechnology field are still evolving, and no assurance can be given as to the degree of protection any patents issued to or licensed by the Company will not be infringed by the products of others. Defense and prosecution of patent claims can be expensive and time consuming, regardless of whether the outcome is favorable to the Company, and can result in the diversion of substantial resources from the Company's other activities. An adverse outcome could subject the Company to significant liabilities to third parties, require the Company to obtain licenses from third parties, or require the Company to cease any related research and development activities or product sales. In addition, the laws of certain countries may not protect the Company's intellectual property.

     The Company's success is also dependent upon the skill, knowledge, and experience of its scientific and technical personnel. To help protect its rights, the Company requires all employees, consultants, advisors, and collaborators to enter into confidentiality agreements that prohibit the disclosure of confidential information to anyone outside the Company and require disclosure and, in most cases, assignment to the Company of their ideas, developments, discoveries, and inventions. There can be no assurance, however, that these agreements will provide adequate protection for the Company's trade secrets, know-how, or other proprietary information in the event of any unauthorized use or disclosure. See "Risk Factors -- Uncertainty Regarding Patents and Proprietary Rights."

     Substantially all of the Company's assets, including its patents and proprietary rights, are pledged to secure the LTI Note, which is expected to be repaid with a portion of the proceeds of this Offering. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

THIRD-PARTY REIMBURSEMENT

     Hospitals, physicians and other health care providers rely on third-party payors, such as government entities, managed care organizations and private insurance plans, to reimburse the costs and fees associated with the use of diagnostic tests, such as the Company's HPV test for the follow-up screening of women with equivocal Pap smears. Successful sales of the Company's HPV test for the follow-up screening of women with equivocal Pap smears in the United States and other markets will depend, in part, on the availability of adequate reimbursement from third-party payors such as government entities, managed care organizations and private insurance plans. There is significant uncertainty concerning third-party reimbursement for the use of any medical test incorporating new technology. Reimbursement by a third-party payor may depend on a number of factors, including the payor's determination that the use of the Company's HPV test for the follow-up screening of women with equivocal Pap smears is clinically useful and cost-effective, not experimental or investigational, medically necessary and appropriate for the specific patient. Since reimbursement approval is required from each payor individually, seeking such approvals is a time consuming and costly process which requires the Company to provide scientific and clinical support for the use of the Company's HPV test for its approved indications to each payor separately. There can be no assurance that third-party reimbursement will be consistently available for the Company's HPV test for its approved indications or any of the Company's other products that may be developed or that such third-party reimbursement will be adequate. Federal and state governmental agencies are increasingly considering limiting health care expenditures. For example, the United States Congress is currently considering various proposals to significantly reduce Medicaid and Medicare expenditures. Such proposals, if enacted, could have a material adverse effect on the Company's business, financial condition and results of operations.

     Outside the United States, the Company relies on a network of distributors to establish reimbursement from third-party payors in their respective territories. The Company's distributors have established reimbursement for the HPV test in Germany and Brazil. Accordingly, the establishment of reimbursement from third-party payors in such countries is outside the Company's control. Health care reimbursement systems vary from country to country and, accordingly, there can be no assurance that third-party reimbursement will be made available for the Company's products under any other reimbursement system.

     Third-party payors are increasingly limiting reimbursement coverage for medical diagnostic products and in many instances are exerting significant pressure on medical suppliers to lower their prices. Lack of or inadequate reimbursement by governmental and other third-party payors for the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations.

MANUFACTURING

     Manufacturing of the Company's products involves the combination of more than 200 biological reagents, inorganic and organic reagents and kit components (such as vials and packaging material) into finished test kits. Biological reagents include RNA probes, antibodies and detection reagents. These reagents are manufactured in the Company's manufacturing facility in Beltsville, Maryland. Kit components, inorganic and organic reagents and other reagents and materials that are classified as low-complexity components are generally purchased from outside vendors and processed into finished reagents and test products. The Company believes it has sufficient manufacturing capacity to expand production for the foreseeable future. The Company has established a quality control program, including a set of standard manufacturing and documentation procedures intended to ensure that, where required, the Company's products are manufactured in accordance with GMP. See "Risk Factors -- Limited Manufacturing Experience," "-- Government Regulation" and "-- Dependence on Single Source Suppliers."

PRODUCT LIABILITY

     The Company's business is subject to product liability risks inherent in the testing, manufacturing and marketing of the Company's HPV test for its approved indications and other products developed by the Company. There can be no assurance that product liability claims will not be asserted against the Company, its collaborators or licensees. The Company currently maintains product liability insurance coverage of $1,000,000 per occurrence, and $5,000,000 in the aggregate. There can be no assurance, however, that this coverage will be adequate to protect the Company against future product liability claims or that product liability insurance will be available to the Company in the future on commercially reasonable terms, if at all. Furthermore, there can be no assurance that the Company will be able to avoid significant product liability claims and the attendant adverse publicity. Consequently, a product liability claim or other claim with respect to uninsured or underinsured liabilities could have a material adverse effect on the Company's business, financial condition and results of operations.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings and is not aware of any threatened litigation that could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

     At February 29, 1996, the Company employed 81 persons, including 30 in research and development, 28 in manufacturing, including quality assurance, 13 in sales and marketing and 10 in accounting, finance, administration and clinical studies. The Company is not subject to any collective bargaining agreements and believes that its relationship with its employees is good.

FACILITIES

     The Company's executive office and research and development facility is located in Silver Spring, Maryland. The lease on this 9,286-square-foot facility will terminate on December 31, 1998, subject to renewal at the Company's option. In addition, the Company has a 19,780-square-foot manufacturing facility in Beltsville, Maryland. The lease on this facility expires on July 31, 1998, and can be renewed by the Company for an additional five-year period.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND SENIOR MANAGEMENT

     The following table sets forth certain information with respect to each of the directors and executive officers, and a member of senior management, of the Company.

             NAME                AGE                   POSITIONS WITH THE COMPANY
- ------------------------------   ----   --------------------------------------------------------
Evan Jones (1)................     39   President, Chief Executive Officer and Chairman of the
                                        Board of Directors
Charles M. Fleischman (1).....     38   Executive Vice President, Chief Operating Officer, Chief
                                        Financial Officer and Director
Attila D. Lorincz, Ph.D.(1)...     41   Vice President, Research and Development, and Scientific
                                        Director
Deborah J. Oronzio (1)........     44   Vice President, Marketing
Joseph P. Slattery (1)........     31   Controller
Jeanmarie P. Curley...........     35   Director of Manufacturing
John J. Whitehead (2).........     50   Director
Joseph M. Migliara (2)........     51   Director

- ---------------
(1) Executive Officer
(2) Member of Audit and Compensation Committees

     Mr. Jones has served as President and Chief Executive Officer since Armonk Partners acquired a controlling interest in the Company in July 1990, and has served as Chairman of the Board of Directors since September 1995. From 1988 to September 1990, Mr. Jones served as President and a director of Neomorphics, Inc., a company specializing in transplantation technologies. Between 1987 and 1990, he was first an associate and then a partner with the CW Group, a health care venture capital firm. From 1983 to 1987, Mr. Jones was employed by Perkin-Elmer Corporation, a biotechnology supply company, ultimately serving as Worldwide Biotechnology Marketing Manager. From 1977 to 1981, Mr. Jones was employed by Technicon Corporation and National Health Laboratories, where he was involved in clinical chemistry and hematology testing. He received a B.A. in Biochemistry from the University of Colorado and an M.B.A. from The Wharton School at the University of Pennsylvania. Mr. Jones is a step-brother of Mr. Whitehead.

     Mr. Fleischman has served as Executive Vice President and a director since July 1990, Chief Operating Officer since September 1995 and Chief Financial Officer since March 1996. Mr. Fleischman was named to the position of Executive Vice President after Armonk Partners acquired a controlling interest in the Company in July 1990. From March 1987 to August 1990, Mr. Fleischman served as an Associate Director at Furman Selz Incorporated, an investment banking firm. Beginning in 1987, he was employed by Swergold Chefitz Incorporated, which became the health care division of Furman Selz in 1989. Prior thereto, he co-founded Intercapital Brokers, Ltd., London, England, an interest rate and cross-currency brokerage firm, and Kidder Reports, Inc., an interest rate risk management arbitrage consulting firm. Mr. Fleischman received an A.B. in History from Harvard University and an M.B.A. from The Wharton School at the University of Pennsylvania.

     Dr. Lorincz has served as Vice President, Research and Development, and Scientific Director since the LTI Acquisition in December 1990. Prior to joining the Company, he was Scientific Director, Corporate Research, at LTI from 1984 to 1990. Dr. Lorincz received his Ph.D. in Genetics from Trinity College, Dublin, Ireland. His research career includes postdoctoral fellowships at the University of California. He also serves on a number of advisory committees and is an Adjunct Associate Professor in the Georgetown University Medical School Department of Pathology.

     Ms. Oronzio has served as Vice President, Marketing since March 1996 and from August 1991 to March 1996 served as Director of Sales and Marketing. From 1987 until joining the Company, she was International Product Manager, AIDS and Hepatitis Systems, at Pharmacia Diagnostics, Inc., a biomedical products company. From 1980 to 1987, she held both product management and technical positions at Becton Dickinson & Company, a biomedical products company. Ms. Oronzio is a registered medical technologist and has received a B.S. in Medical Technology from Neumann College and an M.A.S. in Management from The Johns Hopkins University.

     Mr. Slattery has served as Controller since February 1996. From March 1995 to February 1996, Mr. Slattery was Director, Business Management, for I-NET, Inc., a computer services company. From April 1994 to March 1995, he was the Managing Principal of Payne, Slattery and Company, a management consulting firm. From October 1992 to April 1994, Mr. Slattery was Treasurer and Vice President, Finance and Accounting, for Telos Corporation, a computer hardware and services company. From August 1992 to October 1992, Mr. Slattery was self employed as a management consultant. From March 1992 to August 1992, Mr. Slattery was a consultant with Argus Management, a management consulting firm. From October 1989 to February 1992, he was employed in various capacities by KPMG Peat Marwick, and from May 1987 to September 1989 he served in various capacities at Ernst & Young LLP. Mr. Slattery received a B.S. in Accounting from Bentley College and is a certified public accountant.

     Ms. Curley has served as Director of Manufacturing since the LTI Acquisition in December 1990. Prior to joining the Company, she had been Production Manager at LTI since 1987. Prior thereto, Ms. Curley was a Research Assistant at Rockefeller University and a Development Chemist in the Clinical Diagnostics Division of E.I. du Pont de Nemours. Ms. Curley received a B.S. in Chemistry from Dickinson College.

     Mr. Whitehead has served as a director of the Company since February 1992. Since 1993, Mr. Whitehead has been a partner of Whitehead Partners, a private investment company. From 1986 to 1993, Mr. Whitehead was the Chief Executive Officer of TDS Healthcare Systems Corporation, a hospital information systems company. Prior to that, he held numerous positions at Technicon Corporation, including President of its Diagnostic Systems Division and Senior Vice President of Research and Development. Mr. Whitehead received a B.S. in Biology and Chemistry from Williams College and did graduate work in biochemistry at Case Western Reserve University School of Medicine. He is a director emeritus of i-STAT Corporation, a medical device company, and a director of the Whitehead Institute for Biomedical Research at the Massachusetts Institute of Technology. Mr. Whitehead is a step-brother of Mr. Jones.

     Mr. Migliara has served as a director of the Company since October 1992. Since 1980, he has been President of Migliara/Kaplan Associates ("Migliara/Kaplan"), a marketing research firm that conducts primary research in the biomedical, diagnostics and pharmaceutical markets. Before founding Migliara/Kaplan in 1980, he was a marketing executive with Becton Dickinson & Company, a biomedical products company. Mr. Migliara received a B.S. in Economics from The Wharton School at the University of Pennsylvania and an M.B.A. from Fairleigh Dickinson University. He is a past president of the Biomedical Marketing Association.

BOARD OF DIRECTORS

     In accordance with the terms of the Company's Certificate of Incorporation to be effective upon the completion of this Offering, the Board of Directors of the Company (the "Board") will be divided into three classes, denominated Class I, Class II and Class III, with members of each Class holding office for staggered three-year terms. Mr. Whitehead is a Class I director whose term expires at the 1997 annual meeting of stockholders, Messrs. Fleischman and Migliara are Class II directors whose terms expire at the 1998 annual meeting of stockholders, and Mr. Jones is a Class III director whose term expires at the 1999 annual meeting of stockholders (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal). At each annual stockholder meeting commencing with the 1997 annual meeting, the successors to the directors whose terms expire are elected to serve from the time of their election and qualification until the third annual meeting of stockholders following their election or until a successor has been duly elected and qualified.

     The Audit Committee of the Board was established in March 1996 and reviews, acts on and reports to the Board with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's independent auditors and the accounting practices of the Company.

     The Compensation Committee of the Board was established in March 1996 and determines the salaries and incentive compensation of the officers of the Company and provides recommendations for the salaries and incentive compensation of the other employees and the consultants of the Company. The Compensation Committee also administers various incentive compensation, stock and benefit plans.

     Mr. Migliara has been appointed to serve on the Board of the Company pursuant to an agreement with the Company. Following this Offering, Mr. Migliara will continue to serve on the Board under the agreement. The Company has entered into an agreement with Armonk Partners and Murex concerning the composition of the Board. Messrs. Jones, Fleischman and Whitehead are expected to serve on the Board as the nominees of Armonk Partners under the agreement. Murex has not designated a nominee under the agreement. See "Certain Transactions."

     As soon as possible after the date of this Prospectus, the Company intends to appoint two independent members to the Board. The Company anticipates that such independent directors will serve on the Audit Committee and the Compensation Committee.

DIRECTOR COMPENSATION

     Directors do not currently and in the foreseeable future will not receive a fee for attending Board or committee meetings, but are reimbursed for expenses incurred in connection with performing their respective duties as directors of the Company. Additionally, non-employee directors are entitled to be granted options under the Digene Corporation Omnibus Plan as compensation for serving on the Board. See "-- Stock Option Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee consists of Messrs. Whitehead and Migliara. The Compensation Committee determines the salaries and incentive compensation of the officers of the Company and provides recommendations for the salaries and incentive compensation of the other employees and consultants of the Company. Neither Messrs. Whitehead nor Migliara was an officer or employee of the Company during fiscal 1995 or any prior year. Mr. Migliara is President of Migliara/Kaplan, a consultant of the Company, and was appointed to serve on the Board pursuant to an agreement between Migliara/Kaplan and the Company. Prior to March 1996, the Board was responsible for issues concerning compensation. See "Certain Transactions" for a further discussion of the relationship between the Company and Migliara/Kaplan.

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to all compensation awarded to, earned by or paid for services rendered to the Company by (i) the Company's Chief Executive Officer and (ii) all of the other executive officers of the Company who received compensation in excess of $100,000 in the fiscal year ended June 30, 1995 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                               ANNUAL
                                                                            COMPENSATION
                                                                          ----------------
                                                                          FISCAL
                        NAME AND PRINCIPAL POSITION                       YEAR     SALARY
    -------------------------------------------------------------------   ----    --------
    Evan Jones
      President and Chief Executive Officer............................   1995    $148,750
    Charles M. Fleischman
      Executive Vice President, Chief Operating Officer and
      Chief Financial Officer..........................................   1995     148,750
    Attila D. Lorincz, Ph.D.
      Vice President, Research and Development, and Scientific
      Director.........................................................   1995     136,250

STOCK OPTION INFORMATION

     No options were granted to, or exercised by, the Named Executive Officers in fiscal 1995. The following table sets forth, for each of the Named Executive Officers, certain information concerning the value of unexercised options at June 30, 1995.

                         FISCAL YEAR-END OPTION VALUES

                                           NUMBER OF SECURITIES
                                          UNDERLYING UNEXERCISED              VALUE OF UNEXERCISED
                                        OPTIONS AT FISCAL YEAR END           IN-THE-MONEY OPTIONS(1)
                                      -------------------------------    -------------------------------
                 NAME                 EXERCISABLE       UNEXERCISABLE    EXERCISABLE       UNEXERCISABLE
    -------------------------------   -----------       -------------    -----------       -------------
    Evan Jones.....................     288,331            125,954       $ 3,308,157        $ 1,373,888
    Charles M. Fleischman..........     288,331            125,954         3,308,157          1,373,888
    Attila D. Lorincz, Ph.D........     103,569             75,001         1,158,481            786,860

     --------------------
     (1) There was no public trading market for the Common Stock at June 30, 1995. Accordingly, these values have been calculated on the basis of the assumed initial offering price of $12.00 per share, less the applicable exercise price, multiplied by the number of shares underlying such options.

STOCK OPTION PLANS

     In March 1996, the Company adopted the Digene Corporation Omnibus Plan (the "Omnibus Plan"). Pursuant to the Omnibus Plan, officers and other employees of the Company may receive (i) options to purchase Common Stock, including incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options that do not so qualify, (ii) restricted stock, (iii) unrestricted stock or (iv) stock appreciation rights. The Omnibus Plan is administered by the Compensation Committee, which has the discretion to determine the number and purchase price of shares subject to each award, and other applicable terms and conditions, including a grant's vesting schedule. The term of an option may not be more than ten years from the grant date, or five years from the grant date in the case of an incentive stock option granted to a 10% stockholder. Options granted under the Omnibus Plan generally terminate three months after an optionee ceases to be employed by the Company (twelve months in the case of death or disability), unless otherwise provided in the related option agreement or extended by the Compensation Committee. A total of 1,700,000 shares have been reserved for issuance under the Omnibus Plan. On March 27, 1996, the Compensation Committee granted incentive stock options to purchase an aggregate of 248,627 shares of Common Stock and non-qualified stock options to purchase 103,858 shares of Common Stock to various employees under the Omnibus Plan, in each case at an exercise price of $9.35 per share. Additionally, on March 27, 1996, Messrs. Jones and Fleischman were each granted non-qualified options to purchase 269,514 shares of Common Stock at an exercise price of $9.35 per share and incentive stock options to purchase 16,200 shares of Common Stock at an exercise price of $10.285 per share under the Omnibus Plan. Options granted in March 1996 are scheduled to vest as to 60%, 20% and 20% of the underlying shares in February 1999, 2000 and 2001, respectively. Such options will expire ten years from the grant date, except for options granted to Messrs. Jones and Fleishman, which will expire five years from the grant date. An additional 776,087 shares were available for issuance under the Omnibus Plan at March 31, 1996.

     The Omnibus Plan also provides that each year, immediately following the Company's annual meeting of stockholders, each non-employee director who will continue to serve as a director after the meeting will automatically be granted options to purchase 5,000 shares of Common Stock. The exercise price for such options will be equal to the fair market value of a share of Common Stock on the grant date. All of such options will be immediately exercisable and will expire ten years from the grant date.

     Under prior stock option plans, the Company was authorized to grant both incentive stock options and non-qualified stock options to key employees, directors or consultants of the Company. At March 31, 1996, the Company had outstanding under such plans and other prior grants, options to purchase an aggregate of 1,775,297 shares. The Board has determined not to grant additional options under any such plans.

EMPLOYMENT CONTRACTS

     Prior to the completion of this Offering, the Company intends to enter into employment agreements with each of Messrs. Jones and Fleischman, which will have substantially identical provisions (each individual an "Executive" and collectively, "Executives"). Pursuant to the agreements, Messrs. Jones and Fleischman will each be entitled to receive minimum base salaries of $171,500 per year, plus annual bonuses equal to 25% of base salary. The agreements will require the Executives to devote their full time, attention and energies to the Company's business. The agreements will contain restrictive covenants pursuant to which the Executives will agree not to compete with the Company for a period of one year following termination of employment. The agreements will also prohibit disclosure of the Company's trade secrets. There can be no assurance that any of these provisions, if violated, would be enforceable by the Company. The agreements will provide that, if an Executive is terminated without "justifiable cause" (as defined), then such Executive will be entitled to receive (i) the amount of the base salary for a period of twelve months following termination as otherwise would be due if such Executive was employed by the Company, shall be immediately due and payable upon termination; (ii) bonus accrued to the date of termination and (iii) all other benefits accrued on or prior to the expiration date of the agreement. In addition, any outstanding stock, incentive stock options or equivalents will be accelerated and vested immediately upon termination. Messrs. Jones' and Fleischman's employment agreements will expire on December 31, 1999.

     The Company has entered into a similar employment agreement with Dr. Lorincz, pursuant to which Dr. Lorincz is entitled to receive a minimum base salary of $115,000 per year. The agreement provides that, if Dr. Lorincz is terminated without "justifiable cause" (as defined), then he will be entitled to receive (i) the amount of the base salary remaining due and payable from the date of termination for a period of twelve months, payable as it otherwise would be due if he were employed by the Company, such payments to cease if he accepts employment at another company or ceases to work cooperatively with the Company; and (ii) all of the compensation accruing on or prior to the expiration date of the agreement. In addition, any outstanding stock, incentive stock options or equivalents that would have vested in the ordinary course of events until termination, plus an additional three months after the date of termination, will be accelerated and vested immediately upon termination. Dr. Lorincz's employment agreement will expire on December 31, 1996.

KEY-PERSON LIFE INSURANCE

     The Company maintains and is the sole beneficiary of $1 million key-person life insurance policies on the lives of each of Messrs. Jones and Fleischman, and Dr. Lorincz.

LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS AND INDEMNIFICATION

     The Company's Certificate of Incorporation (the "Certificate") and Bylaws provide that, except to the extent prohibited by the Delaware General Corporation Law, its directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company. Under Delaware law, the directors have a fiduciary duty to the Company which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the directors' duty of loyalty to the Company or its stockholders, for acts or omissions which are not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. In addition, the Company expects to obtain liability insurance for its officers and directors prior to the completion of this Offering.

     The Certificate also provides that the Company shall indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, all of its present and former officers and directors, and any party serving or agreeing to serve as an officer, director, or trustee of any entity at the Company's request, in connection with any civil, criminal, administrative or investigative proceeding threatened, pending or completed against such party by reason of their serving or agreeing to serve in such capacity. Indemnification by the Company includes payment of expenses in defense of the indemnified party in an action or proceeding in advance of final disposition thereof if the indemnified party first undertakes to repay the Company upon an ultimate determination that the indemnified party was not entitled to indemnification by the Company according to the terms set forth in the Certificate. The Certificate also requires Board approval as a precondition to any indemnification by the Company for proceedings instituted by the indemnified party. The rights to indemnification provided in the Certificate do not preclude the exercise of any other indemnification rights by any party pursuant to any law, agreement, or vote of the stockholders or the disinterested directors of the Company.

     Section 145 of the Delaware General Corporation Law generally allows the Company to indemnify the parties described in the preceding paragraph for all expenses (including attorneys' fees), judgments, fines, and amounts in settlement actually paid and reasonably incurred in connection with any proceedings so long as such party acted in good faith and in a manner reasonably believed to be in or not opposed to the Company's best interests and, with respect to any criminal proceedings, if such party had no reasonable cause to believe his or her conduct to be unlawful. Indemnification may only be made by the Company if the applicable standard of conduct set forth in Section 145 has been met by the indemnified party upon a determination made (1) by the Board by a majority vote of directors who are not parties to such proceedings, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

                              CERTAIN TRANSACTIONS

     In February 1996, the Company and Murex entered into a Distribution Agreement granting Murex the exclusive right to distribute certain of the Company's products, including the HPV test, in most of Europe, Africa and certain countries in the Middle East. Pursuant to the agreement, Murex has agreed to use its best efforts to distribute and support the products, to maintain a qualified sales force, to provide technical support for the products, to comply with the Company's packaging and delivery requirements, and to assist the Company in protecting its proprietary rights in the products. The Company is required to use reasonable efforts to deliver products ordered by Murex, to provide current promotional materials and to assist Murex in making sales presentations. The agreement has a five-year term, subject to automatic renewal for successive one-year terms. One year after the effective date of the agreement, however, the Company will have the right to terminate the agreement with respect to particular countries, subject to Murex's right to continue to distribute products within any such country on a co-exclusive basis during a "wind-down" period of up to two years.

     In May 1994, the Company sold 333,333 shares of Redeemable Convertible Preferred Stock to Murex for an aggregate purchase price of $999,999. Murex also received warrants to purchase up to 297,619 shares of Common Stock at an exercise price per share escalating from $4.20 on June 1, 1994 to $6.65 on February 1, 1996. The sale was subject to the execution of a Stock Purchase Agreement and a 1994 Development and License Agreement between the Company and Murex. Under the terms of the 1994 Stock Purchase Agreement, Murex placed $2,000,000 in escrow to purchase 666,667 additional shares of Redeemable Convertible Preferred Stock, with net proceeds to be used, generally, for mutually approved research and development projects under the 1994 Development and License Agreement. During fiscal 1995 and 1996, $1,215,000 and $785,000 was released from escrow to fund the purchase by Murex of 405,000 and 261,667 shares, respectively, of Redeemable Convertible Preferred Stock. No amounts remain in escrow. The 1,000,000 shares of Redeemable Convertible Preferred Stock held by Murex will be automatically converted into 714,285 shares of Common Stock upon completion of this Offering. On April 15, 1996, Murex exercised warrants to purchase 22,555 shares of Common Stock for an aggregate purchase price of $150,000. The remainder of Murex's warrants expired on such date.

     Under the 1994 Development and License Agreement, Murex agreed to fund the Company's DNA probe product development efforts for particular applications on a cost-reimbursement basis, generally through May 2004. The Company and Murex will hold co-exclusive distribution licenses to market any products developed pursuant to the agreement. The Company is required to supply, and Murex is required to purchase from the Company, all of Murex's requirements for any products developed under the agreement. To date, no products have been developed under the 1994 Development and Licensing Agreement.

     In May 1994, in conjunction with Murex's purchase of the Redeemable Convertible Preferred Stock, the Company, Murex and Armonk Partners entered into a shareholders agreement (the "Shareholders Agreement"). Pursuant to the Shareholders Agreement, so long as Murex owns at least 5% of the issued and outstanding capital stock of the Company, subject to certain exceptions, upon the completion of an initial public offering, the Company agrees to nominate, and Armonk agrees to exercise its vote in favor of, the minimum number of Murex's designees necessary to give Murex a proportionate representation on the Board equal to its proportionate ownership of capital stock. Likewise, the Company agrees to nominate, and Murex agrees to exercise its vote in favor of, the minimum number of Armonk's designees necessary to give Armonk a proportionate representation on the Board equal to its proportionate ownership of capital stock. Murex has not designated a nominee under the agreement. See "Management -- Board of Directors." The Shareholders Agreement terminates on the first anniversary of the effectiveness of this Offering.

     In April 1993, the Company and Murex entered into a Development and License Agreement pursuant to which Murex agreed to fund the Company's DNA probe product development programs for certain applications through April 2003, subject to extension. The Company and Murex hold co-exclusive distribution licenses to market any products developed under the agreement. Murex is required to provide certain minimum amounts of development funding for the Company over the first five years of the agreement in order to maintain exclusive rights to fund the development of specified projects. The Company is required to supply, and Murex is required to purchase from the Company, all of Murex's requirements for products developed pursuant to the agreement. To date, the Company's CMV test is the only product that has been developed under the agreement.

     In May 1992, the Company and Murex entered into a Distribution Agreement, whereby the Company granted to Murex the exclusive right to distribute the Company's HBV DNA assays in specified countries in the European Community and the co-exclusive right (meaning that the Company may also distribute its products) to distribute the Company's HBV DNA test (for the detection of the hepatitis B virus) in Africa. The agreement was amended in May 1993 to expand Murex's exclusive distribution right to also include certain countries in Eastern Europe and in the Middle East.

     During the fiscal years ended June 30, 1993, 1994 and 1995, product sales to Murex were $1,075,000, $1,023,000 and $1,665,000, accounting for 23.2%, 21.5%
and 30.8% of product sales, respectively. In fiscal 1993, 1994 and 1995, Murex paid $0, $485,000 and $606,000, respectively, to the Company under agreements relating to research and development.

     In May 1992, the Company entered into a five-year agreement with Joseph Migliara, Harris Kaplan, Migliara/Kaplan and Valley Partners (a partnership organized by Messrs. Migliara and Kaplan). Pursuant to the agreement, Mr. Migliara agreed to join the Board and Migliara/Kaplan agreed to serve as a strategic advisor to the Company. The Company agreed to grant to Migliara/Kaplan options to purchase an aggregate of 178,571 shares of Common Stock. The agreement also contains non-compete and confidentiality provisions.

     In connection with this Offering, the Company expects to enter into a registration rights agreement with Armonk Partners, Murex, Messrs. Jones and Fleishman, Dr. Lorincz and certain other stockholders who will hold in the aggregate approximately 7,901,670 shares of Common Stock upon completion of this Offering. The agreement will become effective upon completion of this Offering. See "Description of Capital Stock -- Registration Rights."

     For information regarding employment agreements with Named Executive Officers, see "Management -- Employment Agreements." For information regarding compensation of directors, see "Management -- Director Compensation." For information regarding options granted to executive officers, see
"Management -- Stock Option Plans."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of the date of this Prospectus, and as adjusted to reflect the sale of the Common Stock offered hereby by: (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and Named Executive Officer, and
(iii) all executive officers and directors of the Company as a group.

                                                                                   PERCENTAGE OWNERSHIP
                                                                              -------------------------------
                                                       NUMBER OF SHARES       PERCENT BEFORE    PERCENT AFTER
             NAME OF BENEFICIAL OWNER                BENEFICIALLY OWNED(1)       OFFERING         OFFERING
- --------------------------------------------------   ---------------------    --------------    -------------
Armonk Partners (2)...............................         4,989,110               60.3%             44.2%
Murex Diagnostics Corporation (3).................           736,840                8.9               6.5
Evan Jones (4)....................................         5,388,387               62.3              46.3
Charles M. Fleischman (5).........................         5,381,800               62.3              46.2
Attila D. Lorincz, Ph.D (6).......................           168,621                2.0               1.5
John J. Whitehead (7).............................            17,857                  *                 *
Joseph M. Migliara (8)............................           178,571                2.1               1.6
All executive officers and directors as a group
  (7 persons) (9).................................         6,164,934               65.7              49.8

- ---------------
 *  Less than one percent.

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the "Commission"). Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this Prospectus are deemed outstanding for computing the percentage beneficially owned by such holder but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and that there are no other affiliations among the stockholders listed in the table.

(2) The general partners of Armonk Partners are Messrs. Jones and Fleischman. The address for Armonk Partners is 2301-B Broadbirch Drive, Silver Spring, Maryland 20904.


(3) The address for Murex Diagnostics Corporation is 2nd Floor, Trident House, Bridgetown, St. Michael, Barbados. Murex Diagnostics Corporation is an affiliate of International Murex Technologies Corporation. See "Certain Transactions."


(4) Includes (i) 4,989,110 shares owned by Armonk Partners, as to which Mr. Jones shares voting and investment power as a general partner, (ii) 14,682 shares owned by Mr. Jones' wife, as to which shares Mr. Jones disclaims beneficial ownership, and (iii)367,916 shares issuable upon exercise of stock options. The address for Mr. Jones is 2301-B Broadbirch Drive, Silver Spring, Maryland 20904.

(5) Includes (i) 4,989,110 shares owned by Armonk Partners, as to which Mr. Fleischman shares voting and investment power as a general partner, (ii) 16,679 shares held in trust for the benefit of Mr. Fleischman's minor children, as to which Mr. Fleischman disclaims beneficial ownership, and
    (iii) 367,916 shares issuable upon exercise of stock options. The address for Mr. Fleischman is 2301-B Broadbirch Drive, Silver Spring, Maryland 20904.

(6) Includes (i) 16,679 shares owned jointly with Dr. Lorincz's wife, pursuant to which Dr. Lorincz shares voting and investment power, and (ii) 151,188 shares issuable upon exercise of stock options.

(7) Represents 17,857 shares issuable upon exercise of stock options. Mr. Whitehead is a limited partner in Armonk Partners and he does not have voting or investment power with respect to the shares held by Armonk Partners.

(8) Represents 178,571 shares issuable upon exercise of stock options held by Valley Partners. See "Certain Transactions."

(9) See Notes (4) through (8).

                          DESCRIPTION OF CAPITAL STOCK

     Upon the completion of this Offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of undesignated Preferred Stock, par value $0.10 per share.

     The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation and Bylaws, both as amended and restated immediately prior to the completion of this Offering and both of which are included as exhibits to the Registration Statement on Form S-1 (including all schedules, exhibits and amendments thereto, the "Registration Statement"), and by the provisions of applicable law.

COMMON STOCK

     The holders of validly issued and outstanding shares of Common Stock are entitled to one vote per share of record on all matters to be voted upon by stockholders. At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which by express provision of law a different vote is required. There is no cumulative voting with respect to the election of directors or any other matter.

     The holders of Common Stock have no preemptive rights to purchase capital stock from the Company and have no rights to convert their Common Stock into any other securities. All outstanding shares of Common Stock are, and the shares offered hereby, when issued and paid for, will be, validly issued, fully paid and nonassessable.

     The holders of Common Stock are entitled to receive ratably such dividends as the Board may declare out of assets legally available therefor, when and if so declared. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities.

     The payment by the Company of dividends, if any, in the future rests within the discretion of its Board and will depend, among other things, upon the Company's earnings, its capital requirements and its financial condition, as well as other relevant factors. The Company has never paid any dividends. It is the current intention of the Company to retain any future earnings to fund the Company's operations and, therefore, the Company does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

     Prior to this Offering, there were 8,276,408 shares of Common Stock outstanding (after giving effect to the conversion of all outstanding shares of Redeemable Convertible Preferred Stock into Common Stock) held of record by 185 stockholders, and options to purchase an aggregate of 2,699,210 shares of Common Stock were also outstanding. See "Management -- Stock Option Plans."

PREFERRED STOCK

     The Board has the authority, without further action by the stockholders, to issue from time to time up to 1,000,000 shares of Preferred Stock in one or more classes or series, and to fix the designation, preferences, powers, and relative, participation, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, rights and terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board, without stockholder approval, can from time to time issue Preferred Stock with voting, conversion and other rights which would adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or to make removal of management more difficult. Such issuance could have the effect of decreasing the market price of the Common Stock. The issuance of the Preferred Stock may have the effect of delaying, deterring or preventing a change in control of the Company without any further action by the stockholders. While the Company may consider from time to time the issuance of Preferred Stock in connection with corporate collaborations or other transactions, the Company has no present plans to issue shares of Preferred Stock.

REGISTRATION RIGHTS


     Upon completion of this Offering, certain stockholders, including Armonk Partners, Murex, Messrs. Jones and Fleischman and Dr. Lorincz, who will hold an aggregate of 6,139,674 shares of Common Stock upon the completion of this Offering) and the holders of 70,436 shares of Common Stock (collectively, the "Holders"), will be entitled to certain rights with respect to the registration of the Common Stock under the Securities Act. Pursuant to the terms of these registration rights, except for registrations relating to employee benefit plans, mergers, acquisitions or similar transactions, or registrations that do not permit secondary sales, the Company is required to notify each Holder of each decision by the Company to file a registration statement. Upon receipt of such notice, a Holder may request to include certain of the Holder's shares of Common Stock in the Company's registration, subject to the determination of the managing underwriters that inclusion will not interfere with the offering. The Company has granted similar registration rights, covering a total of 250,187 shares of Common Stock, to a certain institutional investor.


     In addition to the above rights, under certain circumstances and subject to certain limitations, the Holders of 51% of the Common Stock benefitting from registration rights can require the Company to use its best efforts to prepare and file a registration statement covering such shares. If the Company is entitled to register shares on Form S-3, under certain circumstances and subject to certain limitations, the Holders can require the Company to use its best efforts to cause the Holders' shares of Common Stock to be registered on Form S-3 (or any successor form). The right of the Holders to request the Company to file a registration statement on Form S-3 is available to the Holders no more than twice during any consecutive twelve-month period.

     The Company generally is required to bear the expenses relating to the sale of shares under registrations contemplated by the registration rights, except for underwriting fees and discounts. The Company also is obligated to indemnify the stockholders whose shares are included in any of the Company's registrations against certain losses and liabilities, including certain liabilities under the Securities Act and state securities laws.

DELAWARE LAW AND CERTAIN PROVISIONS OF THE BYLAWS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a publicly held Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date of the transaction in which such stockholder became an interested stockholder, unless either (i) prior to the date such person becomes an interested stockholder, the Board approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time of the consummation of such transaction, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to the date such person becomes an interested stockholder, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to such interested stockholder. For purposes of Section 203, "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     The Bylaws of the Company establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders of the Company and for nominations by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, the Board or by a stockholder who has given to the Secretary of the Company timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are selected and recommended by the Board or by a committee of the Board designated to make nominations, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary of the Company prior to a meeting at which directors are to be elected, will be eligible for election as directors of the Company.

     To be timely, notice of nominations or other business to be brought before any meeting must be received by the Secretary of the Company not later than 120 days in advance of the anniversary date of the Company's proxy statement for the previous year's annual meeting or, in the case of special meetings, at the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders.

     The notice of any stockholder proposal or nomination for election as a director must set forth the various information required under the Bylaws. The person submitting the notice of nomination and any person acting in concert with such person must provide, among other things, the name and address under which they appear on the Company's books (if they so appear) and the class and number of shares of the Company's capital stock that are beneficially owned by them.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is StockTrans, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this Offering, there has been no public market for the Company's securities. Following this Offering, the Company cannot predict the effect, if any, that market sales of the Common Stock, or the availability of such shares for sale, will have on the market price prevailing from time to time. Nevertheless, sales by existing stockholders of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices for the Common Stock. The Company's executive officers, directors, employees and certain other stockholders have agreed they will not sell or otherwise dispose of any shares of Common Stock beneficially owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of UBS Securities LLC.


     Sales of substantial amounts of Common Stock (including shares issued upon the exercise of outstanding options and warrants) in the public market after this Offering or the prospect of such sales could adversely affect the market price of the Common Stock and may have a material adverse effect on the Company's ability to raise any necessary capital to fund its future operations. Upon completion of this Offering, the Company will have 11,276,408 shares of Common Stock outstanding. The 3,000,000 shares offered hereby will be freely tradeable without restrictions or further registration under the Securities Act, except for any shares held by "affiliates" of the Company within the meaning of the Securities Act, which will be subject to the resale limitations of Rule 144. The remaining 8,276,408 shares are "restricted" securities that may be sold only if registered under the Securities Act, or sold in accordance with an applicable exemption from registration, such as Rule 144. The officers and directors of the Company, each person known by the Company to beneficially own more than 5% of the Common Stock and certain other stockholders, who together hold 8,024,112 shares of Common Stock and options to purchase an additional 2,387,157 shares of Common Stock, have agreed not to sell, directly or indirectly, any Common Stock without the prior written consent of UBS Securities LLC for a period of 180 days from the date of this Prospectus. An aggregate of 201,482 shares of Common Stock that have been held for more than three years and are not subject to Lock-up Agreements will be eligible for immediate sale in the public market after this Offering under Rule 144(k), unless such shares are held by "affiliates" of the Company. An additional 37,644 shares of Common Stock that have been held for more than two years will be eligible for sale in the public market commencing 90 days after this Offering, subject to compliance with Rule 144. Commencing on the expiration of the Lock-up Agreements, an additional 7,015,141 shares of Common Stock will be eligible for sale in the public market subject to compliance with Rule 144. In addition, an aggregate of 131,592 shares of Common Stock issuable upon the exercise of outstanding stock options will be eligible for sale in the public market under Rule 701 commencing 90 days after the date of this Prospectus, and the remaining 1,978,261 shares of Common Stock issuable upon the exercise of outstanding stock options subject to Lock-up Agreements will be eligible for sale under Rule 701 commencing on the 181st day after the date of this Prospectus. In addition, holders of 6,389,861 shares of Common Stock will be entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price of the Company's Common Stock. In addition, any demand of such holders to include such shares in Company initiated registration statements could have an adverse effect on the Company's ability to raise needed capital.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, is entitled to sell within any three-month period a number of "restricted" shares beneficially owned by such stockholder for at least two years that does not exceed the greater of (i) one percent of the then-outstanding shares of Common Stock (approximately 112,764 shares of Common Stock immediately after this Offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person, and who has beneficially owned the shares proposed to be sold for at least three years, is entitled to sell such shares without restriction.

     The Commission has proposed certain amendments to Rule 144 that would reduce by one year the holding periods required for shares subject to Rule 144 and Rule 144(k) to become eligible for resale in the public market. This proposal, if adopted, would substantially increase the number of shares of Common Stock eligible for immediate resale following the expiration of the Lock-up Agreements described above. No assurance can be given concerning whether or when the proposal will be adopted by the Commission.

     Under Rule 701 under the Securities Act, persons who purchase shares upon exercise of options granted prior to the effective date of this Offering will be entitled to resell such shares 90 days after the effective date of this Offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom UBS Securities LLC and Montgomery Securities are acting as representatives (the "Representatives"), have agreed to purchase from the Company the following respective number of shares of Common Stock.

                                                                             NUMBER OF
                                   UNDERWRITERS                               SHARES
        ------------------------------------------------------------------   ---------
        UBS Securities LLC................................................
        Montgomery Securities.............................................
                                                                                ---
                  Total
                                                                             ========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased. The Underwriting Agreement contains certain provisions whereby if any Underwriter defaults in its obligation to purchase shares, and the aggregate obligations of the Underwriters so defaulting do not exceed 10% of the shares offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

     The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock directly to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession not in excess of $       per share. The Underwriters may
allow and such dealers may reallow a concession not in excess of $       per
share to certain other dealers. After the public offering of the shares of Common Stock, the offering price and other selling terms may be changed by the Underwriters.

     The Company has granted the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock to cover over-allotments, if any, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. To the extent that the Underwriters exercise such options, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell such shares to the Underwriters to the extent the option is exercised.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     The executive officers, directors, employees and certain other stockholders of the Company who beneficially own an aggregate of 8,024,112 shares of Common Stock outstanding prior to this Offering have agreed that they will not, without the prior written consent of UBS Securities LLC, offer, sell or otherwise dispose of any shares of Common Stock, options to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of UBS Securities LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock for a period of 180 days after the date of this Prospectus, except that the Company may grant additional options under its stock option plans or issue shares upon the exercise of outstanding stock options.

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Prior to this Offering, there has been no public market for the Common Stock of the Company. The initial public offering price will be determined through negotiations among the Company and the Representatives. Factors to be considered in determining the initial public offering price, in addition to prevailing market and economic conditions, are certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. The estimated initial public offering price range set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this Offering at or above the initial offering price.

                                 LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania. Certain legal matters relating to this Offering will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

     The financial statements of Digene Corporation (formerly Digene Diagnostics, Inc.) at June 30, 1994 and 1995, and for each of the three fiscal years in the period ended June 30, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and have been included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission the Registration Statement under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or any other document filed as an exhibit to the Registration Statement are not necessarily complete, and, in each such instance, reference is made to the copy of the contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference thereto. The Registration Statement may be inspected without charge at the principal office of the Commission in Washington, D.C., and copies of all or any part of the Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent auditors and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                               DIGENE CORPORATION
                         INDEX TO FINANCIAL STATEMENTS

DIGENE CORPORATION

Report of Ernst & Young LLP, Independent Auditors.....................................   F-2
Financial Statements:
     Balance Sheets as of June 30, 1994 and 1995 and March 31, 1996 (unaudited).......   F-3
     Statements of Operations for the fiscal years ended June 30, 1993, 1994 and 1995
      and for the nine months ended March 31, 1995 and 1996 (unaudited)...............   F-4
     Statements of Stockholders' Deficit for the fiscal years ended June 30, 1993,
      1994 and 1995 and for the nine months ended March 31, 1995 and 1996
      (unaudited).....................................................................   F-5
     Statements of Cash Flows for the fiscal years ended June 30, 1993, 1994 and 1995
      and for the nine months ended March 31, 1995 and 1996 (unaudited)...............   F-6
Notes to Financial Statements.........................................................   F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Digene Corporation

     We have audited the accompanying balance sheets of Digene Corporation (formerly Digene Diagnostics, Inc.) as of June 30, 1994 and 1995, and the related statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digene Corporation (formerly Digene Diagnostics, Inc.) at June 30, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1995, in conformity with generally accepted accounting principles.


                                           /s/ ERNST & YOUNG LLP

                                           -------------------------------------
                                           ERNST & YOUNG LLP

Vienna, Virginia
March 22, 1996, except Note 15, as to which the date is

May 20, 1996

                               DIGENE CORPORATION
                                 BALANCE SHEETS

                                                       JUNE 30,                                PRO FORMA
                                             ----------------------------     MARCH 31,        MARCH 31,
                                                 1994            1995            1996        1996 (NOTE 14)
                                             ------------    ------------    ------------    --------------
                                                                             (UNAUDITED)     (UNAUDITED)
ASSETS
Current assets:
    Cash and cash equivalents.............   $  1,014,956    $  1,142,266    $    403,503
    Short-term investment (Note 8)........         75,000          75,000          75,000
    Accounts receivable, less allowance of
       $55,000, $51,000 and $61,000 at
       June 30, 1994 and 1995 and March
       31, 1996, respectively.............        799,789       1,128,158       1,211,437
    Inventories (Note 4)..................        928,119         989,315       1,292,187
    Prepaid expenses and other current
       assets.............................         86,722          71,159          81,295
                                             ------------    ------------    ------------
Total current assets......................      2,904,586       3,405,898       3,063,422
Property and equipment, net (Note 5)......        832,024         732,059         679,333
Intangible assets, net (Note 6)...........        516,306         286,915         120,665
Deposits..................................         53,720          60,440          57,631
                                             ------------    ------------    ------------
Total assets..............................   $  4,306,636    $  4,485,312    $  3,921,051
                                             =============   =============   =============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
    Accounts payable......................   $    335,534    $    722,569    $  1,015,711
    Accrued expenses......................        272,338         371,065         480,864
    Current maturities of long-term debt
       (Note 8)...........................        101,710         205,695         171,691
                                             ------------    ------------    ------------
Total current liabilities.................        709,582       1,299,329       1,668,266
Accrued rent (Note 9).....................        223,002         183,776         155,212
Deferred rent.............................         91,625          78,810          66,420
Long-term debt, less current maturities
  (Note 8)................................      3,004,623       2,812,490       2,665,577
Commitments (Notes 9 and 13)
Redeemable Convertible Preferred Stock,
  $0.10 par value; 13,000,000 shares
  authorized; 10,094,907, 10,543,907 and
  10,807,157 shares issued and outstanding
  at June 30, 1994 and 1995 and March 31,
  1996, respectively; liquidation
  preference of $20,707,582 at March 31,
  1996 (Note 10)..........................     11,767,942      13,114,942      14,062,942     $         --
Stockholders' deficit:
    Common stock, $0.01 par value,
       50,000,000 shares authorized,
       368,338, 368,356 and 374,775 shares
       issued and outstanding at June 30,
       1994 and 1995 and March 31, 1996,
       respectively (8,276,408 pro forma
       shares)............................          3,683           3,684           3,748           82,764
    Additional paid-in capital............      3,690,013       3,690,025       3,703,461       18,625,861
    Accumulated deficit...................    (15,183,834)    (16,697,744)    (18,404,575)     (18,404,575)
                                             ------------    ------------    ------------    --------------
Total stockholders' deficit...............    (11,490,138)    (13,004,035)    (14,697,366)    $    304,050
                                             ------------    ------------    ------------    ==============
Total liabilities and stockholders'
  deficit.................................   $  4,306,636    $  4,485,312    $  3,921,051
                                             =============   =============   =============

                            See accompanying notes.

                               DIGENE CORPORATION

                            STATEMENTS OF OPERATIONS

                                             YEAR ENDED JUNE 30,                   NINE MONTHS ENDED
                                  -----------------------------------------            MARCH 31,
                                     1993           1994           1995        --------------------------
                                  -----------    -----------    -----------       1995           1996
                                                                               -----------    -----------
                                                                               (UNAUDITED)    (UNAUDITED)
Revenues:
     Product sales.............   $ 4,624,240    $ 4,766,803    $ 5,413,370    $ 3,849,204    $ 4,464,394
     Research and development
       contracts...............       140,652        527,467        749,217        603,711        293,067
                                  -----------    -----------    -----------    -----------    -----------
Total revenues.................     4,764,892      5,294,270      6,162,587      4,452,915      4,757,461
Costs and expenses:
     Cost of product sales.....     2,697,655      2,463,564      2,652,091      1,842,119      2,132,762
     Research and
       development.............     1,047,285      1,102,945      1,855,988      1,227,032      1,766,852
     Selling and marketing.....     1,193,639      1,398,280      1,375,496        917,666      1,262,688
     General and
       administrative..........     1,161,858      1,191,314      1,245,128        982,226      1,018,462
     Amortization of intangible
       assets..................       348,833        264,882        330,164        241,460        259,629
                                  -----------    -----------    -----------    -----------    -----------
Loss from operations...........    (1,684,378)    (1,126,715)    (1,296,280)      (757,588)    (1,682,932)
Other income (expense).........        67,179        (13,191)        14,446         12,711        115,232
Interest expense...............      (299,428)      (293,533)      (232,076)      (194,838)      (139,131)
                                  -----------    -----------    -----------    -----------    -----------
Net loss.......................   $(1,916,627)   $(1,433,439)   $(1,513,910)   $  (939,715)   $(1,706,831)
                                   ==========     ==========     ==========      =========     ==========
Net loss per share.............   $     (2.34)   $     (1.69)   $     (1.78)   $     (1.11)   $     (2.00)
                                   ==========     ==========     ==========      =========     ==========
Weighted average shares
  outstanding..................       817,984        847,488        849,924        849,924        852,602
                                   ==========     ==========     ==========      =========     ==========
Pro forma net loss per share...                                 $      (.18)                  $      (.20)
                                                                 ==========                    ==========
Pro forma weighted average
  shares outstanding...........                                   8,217,151                     8,447,295
                                                                 ==========                    ==========

                            See accompanying notes.

                               DIGENE CORPORATION

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                          COMMON STOCK       ADDITIONAL                        TOTAL
                                        -----------------     PAID-IN      ACCUMULATED     STOCKHOLDERS'
                                        SHARES     AMOUNT     CAPITAL        DEFICIT          DEFICIT
                                        -------    ------    ----------    ------------    -------------
Balance at June 30, 1992.............   331,100    $3,311    $3,683,208    $(11,833,768)   $  (8,147,249)
Exercise of Common Stock options.....    29,286       293         5,417              --            5,710
Net loss.............................        --        --            --      (1,916,627)      (1,916,627)
                                        -------    ------    ----------    ------------    -------------
Balance at June 30, 1993.............   360,386     3,604     3,688,625     (13,750,395)     (10,058,166)
Exercise of Common Stock options.....     7,952        79         1,388              --            1,467
Net loss.............................        --        --            --      (1,433,439)      (1,433,439)
                                        -------    ------    ----------    ------------    -------------
Balance at June 30, 1994.............   368,338     3,683     3,690,013     (15,183,834)     (11,490,138)
Exercise of Common Stock options.....        18         1            12              --               13
Net loss.............................        --        --            --      (1,513,910)      (1,513,910)
                                        -------    ------    ----------    ------------    -------------
Balance at June 30, 1995.............   368,356     3,684     3,690,025     (16,697,744)     (13,004,035)
Exercise of Common Stock options.....     6,419        64        13,436              --           13,500
Net loss.............................        --        --            --      (1,706,831)      (1,706,831)
                                        -------    ------    ----------    ------------    -------------
Balance at March 31, 1996
  (unaudited)........................   374,775    $3,748    $3,703,461    $(18,404,575)   $ (14,697,366)
                                        =======    ======     =========     ===========      ===========

                            See accompanying notes.

                               DIGENE CORPORATION

                            STATEMENTS OF CASH FLOWS

                                             YEAR ENDED JUNE 30,                   NINE MONTHS ENDED
                                  -----------------------------------------            MARCH 31,
                                     1993           1994           1995        -------------------------
                                  -----------    -----------    -----------       1995          1996
                                                                               ----------    -----------
                                                                               (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES
Net loss.......................   $(1,916,627)   $(1,433,439)   $(1,513,910)   $ (939,715)   $(1,706,831)
Adjustments to reconcile net
  loss to net cash used in
  operating activities:
     Depreciation and
       amortization of property
       and
       equipment...............       305,250        311,686        346,401       242,799        275,492
     Amortization of intangible
       assets..................       348,833        264,882        330,164       241,460        259,629
     Changes in operating
       assets and liabilities:
          Accounts
            receivable.........       204,269         80,286       (328,369)     (328,880)       (83,279)
          Inventories..........         3,536        188,325        (61,196)     (264,063)      (302,872)
          Prepaid expenses and
            other current
            assets.............       (45,864)        26,266         15,563         2,734        (10,136)
          Deposits.............        14,367         (4,956)        (6,720)       (6,720)         2,809
          Accounts payable.....      (116,113)        51,136        387,035       155,574        293,142
          Accrued expenses.....        42,036          6,130         98,727        35,292        109,799
          Accrued rent.........       (79,871)       (35,329)       (39,226)      (28,888)       (28,564)
          Deferred rent........        10,618         12,054        (12,815)        9,041        (12,390)
          Deferred revenue.....       (31,250)            --             --            --             --
                                  -----------    -----------    -----------    ----------    -----------
Net cash used in operating
  activities...................    (1,260,816)      (532,959)      (784,346)     (881,366)    (1,203,201)
INVESTING ACTIVITIES
Capital expenditures...........      (107,308)      (129,709)      (246,436)     (209,498)      (222,766)
Additions to intangible
  assets.......................        (1,617)       (42,553)      (100,773)      (72,617)       (93,379)
                                  -----------    -----------    -----------    ----------    -----------
Net cash used in investing
  activities...................      (108,925)      (172,262)      (347,209)     (282,115)      (316,145)
FINANCING ACTIVITIES
Proceeds from issuance of
  Redeemable Convertible
  Preferred Stock..............     1,544,197      1,492,206      1,347,000       807,000        948,000
Exercise of Common Stock
  options......................         5,710          1,467             13            13         13,500
Principal repayments on
  long-term debt...............       (86,432)       (95,124)       (88,148)      (93,863)      (180,917)
                                  -----------    -----------    -----------    ----------    -----------
Net cash provided by financing
  activities...................     1,463,475      1,398,549      1,258,865       713,150        780,583
                                  -----------    -----------    -----------    ----------    -----------
Net increase (decrease) in cash
  and cash equivalents.........        93,734        693,328        127,310      (450,331)      (738,763)
Cash and cash equivalents at
  beginning of period..........       227,894        321,628      1,014,956     1,014,956      1,142,266
                                  -----------    -----------    -----------    ----------    -----------
Cash and cash equivalents at
  end of period................   $   321,628    $ 1,014,956    $ 1,142,266    $  564,625    $   403,503
                                   ==========     ==========     ==========     =========     ==========
SUPPLEMENTAL CASH FLOW
  INFORMATION:
Interest paid..................   $   321,000    $   312,000    $   172,000    $    7,000    $     6,000
                                   ==========     ==========     ==========     =========     ==========

                            See accompanying notes.

                               DIGENE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

  (Information as of and for the nine months ended March 31, 1995 and 1996 is unaudited.)

1.  ORGANIZATION AND NATURE OF OPERATIONS

     Digene Corporation (the "Company"), (formerly Digene Diagnostics, Inc.), was incorporated in the state of Delaware in 1987. The Company develops, manufactures and markets DNA testing systems for the screening, monitoring and diagnosis of human diseases. The Company's products are designed to help improve clinical outcomes and reduce the overall cost of disease management. The Company's lead product, the Hybrid Capture HPV DNA test, detects the presence of human papillomavirus ("HPV"), the primary cause of cervical cancer, the second most common cancer among women worldwide. The Company's HPV test for the follow-up screening of women with equivocal Pap smears is the only HPV test approved for marketing in the United States by the Food and Drug Administration (the "FDA"). The Company's objective is to establish its HPV test as the new standard of care for cervical cancer screening.

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     On March 29, 1996, the Company filed a registration statement with the Securities and Exchange Commission relating to the initial public offering (the "IPO") of 3,000,000 shares of the Company's Common Stock.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

     Cash equivalents, which are stated at cost, consist of highly liquid investments with original maturities of three months or less.

SHORT-TERM INVESTMENT

     The short-term investment is stated at cost, which as of June 30, 1994 and 1995 and March 31, 1996 approximates market, and consists of a certificate of deposit with an original maturity of one year.

REVENUE RECOGNITION

     Revenue from product sales is recognized upon shipment of goods. Revenue from research and development contracts is recognized as research and development activities are performed. Cash received in advance of services being performed is deferred until the related revenue has been earned.

SIGNIFICANT CUSTOMERS

     For the years ended June 30, 1993, 1994 and 1995 and the nine month periods ended March 31, 1995 and 1996, the Company generated 23%, 29%, 38%, 33% and 40%, respectively, of total revenue from a single customer who is also a preferred stockholder. Export product sales accounted for approximately 39% in 1993, 43% in 1994 and 53% in 1995 and 46% and 48% for the nine months ended March 31, 1995 and 1996, respectively, of total revenue.

                               DIGENE CORPORATION

  (Information as of and for the nine months ended March 31, 1995 and 1996 is unaudited.)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Export sales consist of the following:

                                                                                   NINE MONTHS ENDED MARCH
                                                  YEAR ENDED JUNE 30                         31
                                         -------------------------------------     -----------------------
                                           1993          1994          1995          1995          1996
                                         ---------     ---------     ---------     ---------
Europe................................   $1,623,014    $1,931,395    $2,660,767    $1,683,944    $1,895,858
Pacific Rim...........................     196,604       264,581       295,398       204,902       215,203
Other.................................      40,812        89,566       339,252       146,890       194,444
                                         ---------     ---------     ---------     ---------     ---------
Total export sales....................   $1,860,430    $2,285,542    $3,295,417    $2,035,736    $2,305,505
                                         ==========    ==========    ==========    ==========    ==========

RESEARCH AND DEVELOPMENT

     The Company expenses its research and development costs as incurred.

INCOME TAXES

     The Company provides for income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

NET LOSS PER SHARE

     The Company's net loss per share calculations are based upon the weighted average number of shares of Common Stock outstanding. Pursuant to the requirements of Securities and Exchange Commission Staff Accounting Bulletin No. 83, Redeemable Convertible Preferred Stock, Common Stock and options and warrants to purchase Common Stock issued at prices below the initial public offering price during the twelve months immediately preceding the contemplated initial filing of the registration statement relating to the IPO, have been included in the computation of net loss per share as if they were outstanding for all periods presented (using the treasury method assuming repurchase of Common Stock at the estimated IPO price). Other shares issuable upon the exercise of stock options and warrants or conversion of Redeemable Convertible Preferred Stock have been excluded from the computation because the effect of their inclusion would be antidilutive. Subsequent to the Company's IPO, stock options and warrants under the treasury stock method will be included to the extent they are dilutive. Weighted average shares used to calculate pro forma net loss per share for the year ended June 30, 1995 and the nine months ended March 31, 1996 differs from the weighted average on a historical basis due to the inclusion of the shares of Common Stock resulting from the assumed conversion, at the beginning of the applicable period, of Redeemable Convertible Preferred Stock as contemplated by the IPO (See Notes 14 and 15).

RECENT PRONOUNCEMENTS

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective for the Company's June 30, 1997 financial statements. SFAS No. 123 allows companies to account for stock-based compensation under either the new provisions of SFAS No. 123 or under the provisions of APB No. 25, but requires pro forma disclosures in the footnotes to the financial statements as if the measurement provisions of SFAS No. 123 had been adopted. The Company intends to continue accounting for its stock-based compensation in accordance with the provisions of APB No. 25. As such, the adoption of SFAS No. 123 will not impact the financial condition or the results of operations of the Company.

                               DIGENE CORPORATION

  (Information as of and for the nine months ended March 31, 1995 and 1996 is unaudited.)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ending June 30, 1996.

3.  RESEARCH AND DEVELOPMENT AGREEMENTS

     In April 1993, the Company entered into a Development and License Agreement (the "1993 Agreement") with International Murex Technologies Limited ("IMTC"). Under the terms of the 1993 Agreement, IMTC funded certain of the Company's DNA probe product development programs on a dollar for dollar cost reimbursement basis. IMTC and the Company hold a co-exclusive license to market the products developed under the 1993 Agreement.

     In May 1994, the Company entered into an additional Development and License Agreement (the "1994 Agreement") with IMTC . Under the terms of the 1994 Agreement, IMTC purchased 333,333 shares of the Company's Redeemable Convertible Preferred Stock and placed $2 million in escrow to purchase 666,667 additional shares of the Company's Redeemable Convertible Preferred Stock, over the term of the 1994 Agreement. Generally, amounts released from escrow were used to fund mutually approved research and development projects on a dollar for dollar cost reimbursement basis (See Note 10). As funding was released from escrow, shares of the Company's Redeemable Convertible Preferred Stock were issued. During the year ended June 30, 1995 and the nine months ended March 31, 1996, $1,215,000 and $315,000, respectively, were released from the escrow and accordingly, the Company issued 405,000 and 105,000 shares, respectively, of Redeemable Convertible Preferred Stock. As of June 30, 1995 and March 31, 1996, an independent third party held $785,000 and $470,000, respectively, in escrow for the Company's future research and development projects. IMTC holds a license that is co-exclusive (with the Company) to market products developed under the 1994 Agreement.

4.  INVENTORIES

     Inventories are stated at the lower of cost or market on a first-in, first-out basis.

     Inventories consist of the following:

                                                                JUNE 30,
                                                        ------------------------    MARCH 31,
                                                           1994          1995          1996
                                                        ----------    ----------    ----------
    Finished goods...................................   $  268,659    $  312,366    $  516,791
    Work in process..................................      502,552       624,307       697,241
    Raw materials....................................      356,908       188,158       328,155
                                                        ----------    ----------    ----------
                                                         1,128,119     1,124,831     1,542,187
    Obsolescence reserve.............................     (200,000)     (135,516)     (250,000)
                                                        ----------    ----------    ----------
                                                        $  928,119    $  989,315    $1,292,187
                                                         =========     =========     =========

                               DIGENE CORPORATION

  (Information as of and for the nine months ended March 31, 1995 and 1996 is unaudited.)

5.  PROPERTY AND EQUIPMENT

     Property and equipment, including leasehold improvements, are stated at cost and depreciated or amortized using the straight-line method over the estimated useful lives of three to ten years. Leasehold improvements are amortized over the lesser of the related lease term or the useful life.

     Property and equipment consist of the following:

                                                              JUNE 30,
                                                     --------------------------     MARCH 31,
                                                        1994           1995           1996
                                                     -----------    -----------    -----------
    Furniture, fixtures and office equipment......   $   501,175    $   578,336    $   651,342
    Machinery and equipment.......................     1,001,062      1,142,736      1,282,711
    Leasehold improvements........................       637,032        664,633        664,633
                                                     -----------    -----------    -----------
                                                       2,139,269      2,385,705      2,598,686
    Accumulated depreciation and amortization.....    (1,307,245)    (1,653,646)    (1,919,353)
                                                     -----------    -----------    -----------
                                                     $   832,024    $   732,059    $   679,333
                                                      ==========     ==========     ==========

6.  INTANGIBLE ASSETS

     Patent application costs are expensed as incurred. Noncompetition agreements are amortized on a straight-line basis over their respective terms, generally two to six years. Goodwill, which resulted from the acquisition of the Molecular Diagnostics Division of Life Technologies, Inc. ("LTI") in December 1990, is being amortized using the straight-line method over five years.

     Intangible assets consist of the following:

                                                              JUNE 30,
                                                      -------------------------     MARCH 31,
                                                         1994          1995           1996
                                                      ----------    -----------    -----------
    Noncompetition agreements......................   $1,087,349    $ 1,087,349    $ 1,087,349
    Goodwill and other intangibles.................      297,273        398,046        491,425
                                                      ----------    -----------    -----------
                                                       1,384,622      1,485,395      1,578,774
    Accumulated amortization.......................     (868,316)    (1,198,480)    (1,458,109)
                                                      ----------    -----------    -----------
                                                      $  516,306    $   286,915    $   120,665
                                                       =========     ==========     ==========

7.  INCOME TAXES

     The Company's net deferred tax assets are as follows:

                                                              JUNE 30,
                                                     --------------------------     MARCH 31,
                                                        1994           1995           1996
                                                     -----------    -----------    -----------
    Net operating loss carryforwards..............   $ 4,096,000    $ 4,032,000    $ 4,033,000
    Research and development credits..............       393,000        488,000        534,000
    Other.........................................     1,574,000      2,252,000      2,924,000
                                                     -----------    -----------    -----------
    Deferred tax assets...........................     6,063,000      6,772,000      7,491,000
    Valuation allowance...........................    (6,063,000)    (6,772,000)    (7,491,000)
                                                     -----------    -----------    -----------
    Net deferred tax assets.......................   $        --    $        --    $        --
                                                      ==========     ==========     ==========

                               DIGENE CORPORATION

  (Information as of and for the nine months ended March 31, 1995 and 1996 is unaudited.)

7.  INCOME TAXES (CONTINUED)
     At June 30, 1995 and March 31, 1996, the Company had tax net operating loss carryforwards for income tax purposes of approximately $10,081,000 and $10,082,000, respectively. At June 30, 1995 and March 31, 1996, the Company also had research and development credit carryforwards of approximately $488,000 and $534,000, respectively. In 1990, the Company experienced a change in ownership pursuant to Section 382 of the Internal Revenue Code, which will cause the utilization of pre-change losses and credits to be limited. Subject to this limitation, the Company's net operating loss carryforwards and tax credits expire, if unused, at various dates from 2003 through 2008.

8.  LONG-TERM DEBT

     Long-term debt consists of follows:

                                                                JUNE 30,
                                                        ------------------------    MARCH 31,
                                                           1994          1995          1996
                                                        ----------    ----------    ----------
    10% secured note payable to LTI..................   $2,625,000    $       --    $       --
    8% secured note payable to LTI...................           --     2,625,000     2,568,647
    Amounts due to former stockholders, net of
      unamortized discount...........................      365,519       289,514       186,852
    Note payable to lessor...........................      115,814        93,956        76,227
    Other............................................           --         9,715         5,542
                                                        ----------    ----------    ----------
                                                         3,106,333     3,018,185     2,837,268
    Current maturities of long-term debt.............     (101,710)     (205,695)     (171,691)
                                                        ----------    ----------    ----------
    Long-term debt, less current maturities..........   $3,004,623    $2,812,490    $2,665,577
                                                         =========     =========     =========

     The secured note payable to LTI was issued in conjunction with the Company's acquisition of LTI's Molecular Diagnostics Division in December 1990. During 1995, a 10% secured note payable was canceled and an 8% secured note payable was issued. Interest is payable semiannually. Principal is payable in eight semi-annual installments ranging from $27,624 to $36,352, with the first payment made on June 30, 1995, followed by five annual installments of $474,093, beginning June 30, 1999. The note is secured by certain assets of the Company.

     Amounts due to former stockholders, related to repurchases of Common Stock during 1991, are noninterest-bearing, but have been discounted at 8.74%. Payment is due in seven equal annual installments beginning July 1991.

     The note payable to lessor represents the financing of a portion of leasehold improvements made by the lessor under terms of the lease agreement for the Company's headquarters and research and development facility (Note 9). The note, originally for $200,000, is repayable through December 1998 in 114 equal monthly installments of $2,616 in principal plus interest at 9%. A $75,000 certificate of deposit held by the Company is assigned to the lessor as collateral for the lease obligation (Note 2).

                               DIGENE CORPORATION

  (Information as of and for the nine months ended March 31, 1995 and 1996 is unaudited.)

8.  LONG-TERM DEBT (CONTINUED)
     Annual maturities of long-term debt outstanding at June 30, 1995 are as follows:

                1996............................................   $  205,695
                1997............................................      190,540
                1998............................................      199,841
                1999............................................      525,737
                2000............................................      474,093
                Thereafter......................................    1,422,279
                                                                   ----------
                                                                   $3,018,185
                                                                    =========

9.  LEASE COMMITMENTS

     The Company occupies a facility serving as its corporate headquarters and research and development facility. The lease agreement for this facility terminates on December 31, 1998, but provides for a five-year renewal at the Company's option. Under the lease agreement, no rent was due during the period of construction and the initial period of occupancy. The total minimum lease obligation is being expensed over the term of the lease obligation on a straight-line basis, with expense in excess of cash outlays recorded as deferred rent. The lessor agreed to make approximately $372,000 of improvements to the facility at the Company's expense, paid for in cash of $172,000 and a note payable for $200,000 (Note 8). The minimum annual base rentals are subject to an annual increase of 30% of the increase in the Consumer Price Index.

     The Company's production operations are in a manufacturing and office facility. The related lease agreement terminates in July 1998, but is renewable at the Company's option for an additional five-year period. The total minimum lease obligation is being expensed over the term of the lease on a straight-line basis, with the expense in excess of cash outlays recorded as deferred rent.

     Future minimum rental commitments under these lease agreements, including where applicable the Company's pro rata share of insurance, real estate taxes and common area operating expenses, are as follows as of June 30, 1995:

                1996............................................   $  360,760
                1997............................................      360,760
                1998............................................      360,760
                1999............................................      114,061
                                                                   ----------
                                                                   $1,196,341
                                                                    =========

     Rent expense under these leases was $348,144, $366,616, $380,804, $323,800 and $319,632, for the years ended June 30, 1993, 1994 and 1995 and for the nine months ended March 31, 1995 and 1996, respectively.

     Remaining lease payments, net of anticipated sublease income of approximately $380,000, for facilities vacated as a result of the relocation and consolidation, described above, were accrued in 1992. The remaining accrual at March 31, 1996 is $155,212.

                               DIGENE CORPORATION

  (Information as of and for the nine months ended March 31, 1995 and 1996 is unaudited.)

10.  REDEEMABLE CONVERTIBLE PREFERRED STOCK

     Shares of Redeemable Convertible Preferred Stock consist of the following:

                                                            JUNE 30,
                                                    ------------------------     MARCH 31,
                         SERIES                        1994          1995           1996
        -----------------------------------------   ----------    ----------    ------------
        1990.....................................    6,919,109     6,919,109      6,919,109
        1991.....................................    2,842,465     2,842,465      2,842,465
        1994.....................................      333,333       782,333      1,045,583
                                                    ----------    ----------    ------------
                                                    10,094,907    10,543,907     10,807,157
                                                     =========     =========     ==========

     Holders of 1990 and 1991 Series Redeemable Convertible Preferred Stock are to receive dividends of approximately $0.0728 per share before dividends can be paid to any holder of Common Stock. Any additional dividends would be paid in equivalent per-share amounts to holders of Preferred and Common Stock. Dividends are payable only if declared by the Company's Board of Directors. Such 1990 and 1991 Series Preferred Stock have a liquidation preference of $1.80 per share (plus any declared but unpaid dividends) and would share ratably with other holders of Preferred and Common Stock in any available assets exceeding its liquidation preference.

     The 1990 and 1991 Series Redeemable Convertible Preferred Stock automatically converts into Common Stock (at the then applicable conversion rate) in the event of a public offering of Common Stock in which the Company receives gross proceeds of at least $10 million. If the Company sells additional shares of Common or Preferred Stock, holders of the Preferred Stock have the right (with certain exceptions) to purchase a pro-rata portion of the additional shares. Voting rights for the Preferred Stock are equal to those of the number of shares of Common Stock into which the Preferred Stock is convertible. At the request of holders of at least 50% of the outstanding Preferred Stock and to the extent there are retained earnings, the Company must repurchase, for $1.80 per share, 25% of the outstanding Preferred Stock during January of 1997 through 2000. Holders of Preferred Stock also may, under certain circumstances, require the Company to register with the Securities and Exchange Commission the shares of Common Stock into which the Preferred Stock is convertible.

     In May 1994, the Company sold 333,333 shares of 1994 Series Redeemable Convertible Preferred Stock to IMTC for proceeds of $999,999. The sale was subject to a Stock Purchase Agreement and a 1994 Development and Licensing Agreement between the Company and IMTC. Pursuant to the Stock Purchase Agreement, IMTC placed $2,000,000 in escrow for the purchase of an additional 666,667 shares of 1994 Series Preferred Stock (see Note 3). During the year ended June 30, 1995 and the nine months ended March 31, 1996, $1,215,000 and $315,000, respectively, was released from the escrow account to purchase 405,000 and 105,000 shares, respectively, of the Company's Preferred Stock and to fund mutually approved research and development projects.

     The 1994 Series Preferred Stock has terms and conditions substantially identical to those described for the 1990 and 1991 Series Preferred Stock, except that the liquidation preference is $3.00 per share for the 1994 Series Preferred Stock.

11.  COMMON STOCK OPTIONS AND WARRANTS

     The Company has adopted Stock Option Plans (the "Option Plans") under which 1,737,536 shares of Common Stock were reserved for issuance upon exercise of options granted to employees, officers and consultants of the Company. The Option Plans provide for grants of stock options to employees (including officers and employee directors), directors and consultants of the Company. The Option Plans were previously

                               DIGENE CORPORATION

  (Information as of and for the nine months ended March 31, 1995 and 1996 is unaudited.)

11. COMMON STOCK OPTIONS AND WARRANTS (CONTINUED) administered by the Board of Directors and presently are being administered by the Compensation Committee, which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof. The terms of stock options granted under the Option Plans may not exceed ten years. The exercise price of options granted under the Option Plans, as determined by the Compensation Committee, approximates fair value.

     The Company has also granted 37,761 options to purchase Common Stock to outside consultants.

     In March 1996, the Company adopted the Digene Corporation Omnibus Plan (the "Omnibus Plan"). Pursuant to the Omnibus Plan, officers or other employees of the Company may receive options to purchase Common Stock. The Omnibus Plan is administered by the Compensation Committee. 1,700,000 shares have been reserved for issuance under the Omnibus Plan. On March 27, 1996, the Compensation Committee granted incentive stock options to purchase an aggregate of 923,913 shares of Common Stock to various employees under the Omnibus Plan, at exercise prices of $9.35 to $10.285 per share.

     Common stock options activity is as follows:

                                                                            NUMBER OF
                                                                             SHARES
                                                                            ---------
        Outstanding at June 30, 1993.....................................   1,556,028
             Granted.....................................................     284,689
             Exercised...................................................      (7,952)
             Canceled or expired.........................................     (54,452)
                                                                            ---------
        Outstanding at June 30, 1994.....................................   1,778,313
             Granted.....................................................      57,372
             Exercised...................................................         (18)
             Canceled or expired.........................................     (82,456)
                                                                            ---------
        Outstanding at June 30, 1995.....................................   1,753,211
             Granted.....................................................     987,033
             Exercised...................................................      (6,428)
             Canceled or expired.........................................     (34,606)
                                                                            ---------
        Outstanding at March 31, 1996....................................   2,699,210
                                                                             ========
        Exercisable at March 31, 1996....................................   1,382,055
                                                                             ========

     Exercise prices range from $0.028 to $10.285 per share. The options generally vest on a time-based schedule over a period of three to six years.

     In conjunction with the sale of 1994 Series Preferred Stock, the Company has issued Common Stock purchase warrants which provide for certain anti-dilution adjustment rights for shares underlying these warrants. The warrants expire on the earlier of 15 days following the Company's initial filing for an IPO or April 30, 1996. As of March 31, 1996, there were 235,886 Common Stock purchase warrants outstanding which were exercisable at $6.65 per share.

RESERVE FOR ISSUANCE

     The Company has reserved approximately 11,542,380 shares of Common Stock as of March 31, 1996 for issuance upon conversion of the 1990, 1991 and 1994 Series Preferred Stock, exercise of common stock

                               DIGENE CORPORATION

  (Information as of and for the nine months ended March 31, 1995 and 1996 is unaudited.)

11. COMMON STOCK OPTIONS AND WARRANTS (CONTINUED) purchase warrants, exercise of Common Stock options and issuance of 1994 Series Preferred Stock to IMTC in conjunction with the 1994 Development and Licensing Agreement (See Note 3).

12.  RETIREMENT PLAN

     Effective January 1, 1994, the Company adopted a 401(k) Profit Sharing Plan (the "Plan"). The Plan, which covers all employees who have completed six months of service, stipulates that employees may elect an amount between 1% and 15% of their total compensation to contribute to the Plan. Employee contributions are subject to Internal Revenue Service limitations. All employees who have completed 1,000 hours of service during the plan year and are employed by the Company on the last day of the plan year are eligible to share in discretionary Company contributions. Employees vest in employer contributions over five years. No contributions were made by the Company during the years ended June 30, 1993, 1994 and 1995 and the nine months ended March 31, 1995 and 1996.

13.  OTHER COMMITMENTS

     The Company's access to various probes, diagnostic techniques and a key product component were acquired under agreements requiring the Company to pay future royalties based upon specified percentages of applicable future gross sales. None of the royalty commitments have had, or are expected to have in the future, a materially adverse impact on the Company's financial position or the results of operations.

     Under terms of the agreement covering the acquisition of the Molecular Diagnostics Division of LTI, the Company will make additional payments to LTI contingent on sales levels for most of the acquired operations' products. The payments extend through May 31, 1997 and will be at a rate of 2.5% on certain products and 5% on other products, for sales in excess of $4 million per year. No contingent payments were owed during the years ended June 30, 1993, 1994, and 1995 and the nine months ended March 31, 1995 and 1996.

14.  PRO FORMA INFORMATION

     The financial statements include pro forma information as of March 31, 1996 to reflect, upon the completion of the Company's IPO, the conversion of all outstanding shares of Series 1990, Series 1991, and Series 1994 Preferred Stock into shares of Common Stock on a 0.71 for 1 basis, the exercise of 70,436 warrants to purchase Common Stock, and the issuance of 156,667 shares of Series 1994 Preferred Stock to IMTC, in accordance with the 1994 Agreement, described in Note 3.

15.  SUBSEQUENT EVENTS

COMMON STOCK

     On April 15, 1996, the holders of the Common Stock purchase warrants elected to purchase 70,436 shares of Common Stock at an exercise price of $6.65 per share. As a result of this warrant exercise, the Company received net proceeds of $468,474. The remaining unexercised warrants expired on April 15, 1996.

     On April 15, 1996, pursuant to the 1994 agreement with IMTC described in
Note 3, the remaining amount of $470,000 held in escrow was released and accordingly, the Company issued 156,667 shares of Redeemable Convertible Preferred Stock.


     On May 6, 1996, the Board of Directors approved a 1 for 1.4 reverse stock split of the Company's Common Stock, which will become effective on May 20, 1996. All references in the accompanying financial

                               DIGENE CORPORATION

  (Information as of and for the nine months ended March 31, 1995 and 1996 is unaudited.)

15.  SUBSEQUENT EVENTS (CONTINUED)
statements to the number of shares of Common Stock and per-share amounts have been restated to reflect the split.

REDEEMABLE CONVERTIBLE PREFERRED STOCK

     Immediately upon completion of the IPO, all outstanding shares of 1990, 1991 and 1994 Series Preferred Stock will convert into shares of Common Stock on a 0.71 for 1 basis.

              ENABLING TECHNOLOGY PLATFORM - HYBRID CAPTURE(TM)

                         DNA SCREENING AND MONITORING


                         [DIAGRAM IS DESCRIBED BELOW]


The Company's Hybrid Capture technology uses RNA probes to bind specific DNA sequences which creates hybrid DNA:RNA molecules that can be detected with chemiluminescent materials.

To perform a test using the Hybrid Capture system, the test sample is mixed with RNA probes. Complementary DNA sequences in the sample (1) immediately bind to the RNA, creating DNA:RNA hybrids (2). The DNA:RNA hybrids are then captured on the surface of a specially coated polysterene tube (3). All remaining DNA and specimen contaminants are removed by washing the tube. Captured hybrids are then reacted with the Company's proprietary signal amplification system, which uses antibodies to detect any DNA:RNA hybrids bound to the tube (4). If DNA:RNA hybrids from the specimen are present on the surface of the tube, light is emitted, signaling a positive test result (5). The amount of DNA present in the sample can be rapidly and accurately quantified using standard laboratory luminometers.

The entire test is completed in 4 to 6 hours.

     No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof.
                          ---------------------------
                               TABLE OF CONTENTS

                                         PAGE
Prospectus Summary....................     3
Risk Factors..........................     6
Use of Proceeds.......................    16
Dividend Policy.......................    16
Capitalization........................    17
Dilution..............................    18
Selected Financial Data...............    19
Management's Discussion and Analysis
  of
  Financial Condition and Results of
  Operations..........................    20
Business..............................    24
Management............................    40
Certain Transactions..................    46
Principal Stockholders................    48
Description of Capital Stock..........    49
Shares Eligible for Future Sale.......    52
Underwriting..........................    54
Legal Matters.........................    55
Experts...............................    55
Additional Information................    55
Index to Financial Statements.........   F-1

                          ---------------------------

     Until           , 1996 (25 days after the date of this Prospectus), all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               3,000,000 SHARES

                                (DIGENE LOGO)
                                 COMMON STOCK

                         ---------------------------
                                  Prospectus
                                         , 1996
                          ---------------------------
                              UBS SECURITIES LLC

                            MONTGOMERY SECURITIES

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses to be borne by the Company in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions.

        SEC registration fee..............................................   $ 15,466
        NASD filing fee...................................................      4,985
        NASDAQ listing fee................................................     50,000
        Transfer agent's fee and expenses*................................      5,000
        Accounting fees and expenses*.....................................    125,000
        Legal fees and expenses*..........................................    400,000
        "Blue Sky" fees and expenses (including legal fees)*..............     15,000
        Costs of printing and engraving*..................................    165,000
        Miscellaneous*....................................................     19,549
                                                                             --------
             Total*.......................................................   $800,000
                                                                             ========

        -----------------------
        * Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     When filed, the Company's Amended and Restated Certificate of Incorporation will provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), indemnify all persons whom it may indemnify pursuant thereto. In addition, the Company's Amended and Restated Certificate of Incorporation will eliminate personal liability of its directors to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 102(b)(7)").

     Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses (including attorneys' fees) actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnification for such expenses despite such adjudication of liability.

     Section 102(b)(7) provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     The Underwriting Agreement (to be filed as Exhibit 1.1 to an amendment to this Registration Statement) provides that the Underwriters severally and not jointly will indemnify and hold harmless the

Company and each director, officer or controlling person of the Company from and against any liability caused by any statement or omission in the Registration Statement or Prospectus based upon information furnished to the Company by the Underwriters for use therein.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Except as hereinafter set forth, there have been no sales of unregistered securities by the Company within the past three years.

     From September 1995 through December 1995, 158,250 shares of Series 1994 Redeemable Convertible Preferred Stock were sold to certain existing stockholders and certain new investors at a price per share of $4.00. In July of 1994, 44,000 shares of Series 1994 Redeemable Convertible Preferred Stock were sold to certain existing stockholders and certain new investors at a price per share of $3.00. During the period May 1994 through April 1996, 1,000,000 shares of Series 1994 Redeemable Convertible Preferred Stock were sold to International Murex Technologies Limited at a price of $3.00 per share under the terms of a Stock Purchase Agreement.

     In connection with sales of Series 1994 Redeemable Convertible Preferred Stock, the Company granted each purchaser warrants to purchase Common Stock up to an amount equal to 41.67% of their investment in Series 1994 Redeemable Convertible Preferred Stock at a price per-share escalating from $4.20 in May 1994 to $6.65 in February 1996. In April 1996, pursuant to the exercise of such warrants, the Company issued 70,436 shares of Common Stock for $6.65 per share, to certain existing stockholders. (Amounts in this paragraph are adjusted to reflect the one-for-1.4 reverse split of the Common Stock to be effected prior to completion of the Offering.)

     From January 1994 through May 1994, 164,189 shares of Series 1991 Redeemable Convertible Preferred Stock were sold for cash to certain existing stockholders and certain new investors at a price of $3.00 per share. During April and May of 1993, 46,751 shares of Series 1991 Redeemable Convertible Preferred Stock were sold to certain existing stockholders and certain new investors at a price per share of $1.50, of which 12,695 were sold for cash and 34,056 were issued in lieu of compensation.

     In each of the transactions described above, the securities were not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The factors that assured the availability of that exemption for each such transaction included the sophistication of the offerees and the purchasers, their access to material information, the disclosures actually made to them by the Company and the absence of any general solicitation or advertising.

     Since January 1993, the Company has issued options to certain employees, directors, consultants and others to purchase an aggregate of approximately 1,323,118 shares of the Company's Common Stock at an approximate weighted average exercise price of $7.42 per share. Between August 1993 and October 1995, five employees exercised options to purchase an aggregate of 42,970 shares at prices ranging from $.03 to $2.10 per share. These transactions were exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 701 promulgated under the Securities Act. (Amounts in this paragraph are adjusted to reflect the one-for-1.4 reverse split of the Common Stock to be effected prior to completion of the Offering.)

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS


1.1       Form of Underwriting Agreement.
3.1       Form of Amended and Restated Certificate of Incorporation of the Company.
3.2       Form of Amended and Restated Bylaws of the Company.
4.1**     Form of Common Stock certificate.
5.1*      Opinion of Ballard Spahr Andrews & Ingersoll.
10.1**    1987 Stock Option Plan.
10.2**    1989 Special Employee Stock Option Plan.

10.3**    1990 Stock Option Plan.
10.4**    1991-A Stock Option Plan.
10.5**    1991-B Stock Option Plan.
10.6**    1996 Omnibus Plan.
10.7**    Form of Employment Agreement between the Company and Evan Jones.
10.8**    Form of Employment Agreement between the Company and Charles M. Fleischman.
10.9**    Employment Agreement dated February 1, 1991, as amended, between the Company and
          Attila D. Lorincz, Ph.D.
10.10**   Letter Agreement dated May 1, 1992 among the Company, Joseph Migliara, Harris
          Kaplan, Migliara/Kaplan Associates and Valley Partners.
10.11**   Lease Agreement dated January 13, 1988 between the Company and West Farm Associates
          Limited Partnership.
10.12**   Lease Agreement dated June 20, 1991 between the Company and Murkirk Manor Associates
          Limited Partnership.
10.13**   Distribution Agreement dated May 19, 1992 between the Company and International
          Murex Technologies Corporation, as amended, May 26, 1993.
10.14**   License Agreement dated September 1, 1995 between the Company and Institut Pasteur.
10.15**   Cross-License, Inc. Agreement dated April 1, 1990 among Life Technologies, Inc. and
          Institut Pasteur.
10.16**   License Agreement dated December 1, 1983 between Bethesda Research Laboratories, a division of Life Technologies, Inc., and Georgetown University.
10.17**   Stock Purchase Agreement dated September 26, 1988 between the Company and Mitsubishi
          PetroChemical Company, Limited.
10.18**   License Agreement dated December 19, 1990 between the Company and Life Technologies,
          Inc.
10.19**   Stock Purchase Agreement dated May 31, 1994 between the Company and International
          Murex Technologies Limited ("IMTL").
10.20**   Escrow Agreement dated May 31, 1994 among the Company, IMTL and Reid & Priest, as
          Escrow Agent.
10.21**   Development and License Agreement dated April 14, 1993 between the Company and
          International Murex Technologies Corporation ("IMTC").
10.22**   Development and License Agreement dated May 31, 1994 between the Company and IMTC.
10.23**   Common Stock Purchase Warrant of IMTL
10.24**   Form of Common Stock Purchase Warrant
10.25**   Shareholders' Agreement dated May 31, 1994 among the Company, IMTL and Armonk
          Partners.
10.26     Form of Registration Rights Agreement dated                     , 1996, between the
          Company, Armonk Partners, IMTL and certain other stockholders.
10.27**   Distribution Agreement dated as of February 28, 1996 between the Company and Murex
          Biotech Limited (confidential treatment has been requested for certain portions of this agreement).
10.28**   License Agreement dated September 27, 1995 between the Company and Kanebo, Ltd.
11.1**    Statement Re: Computation of Per Share Loss
23.1      Consent of Ernst & Young LLP
23.2      Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5.1 to this
          Registration Statement).
24.1**    Power of Attorney


- ---------------
 * To be filed by amendment.
** Previously filed.

(B) FINANCIAL STATEMENT SCHEDULES

     Schedule I -- Valuation and Qualifying Accounts and Reserves

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing or closings specified in the Underwriting Agreement, certificates in such denominations and registered in such names as may be required by the Underwriters in order to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby further undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on May 21, 1996.


                                          DIGENE CORPORATION

                                          By          /s/ EVAN JONES

                                            ------------------------------------
                                                         EVAN JONES
                                                  CHIEF EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:


                SIGNATURE                                  TITLE                      DATE
- ------------------------------------------    --------------------------------    -------------
              /s/ EVAN JONES                  President and Chief Executive        May 21, 1996
- ------------------------------------------    Officer (principal executive
                EVAN JONES                    officer) and Chairman
                                              Executive Vice President, Chief      May 21, 1996

        /s/ CHARLES M. FLEISCHMAN*            Operating Officer, Chief
- ------------------------------------------    Financial Officer and Director
          CHARLES M. FLEISCHMAN               (principal financial officer)

         /s/ JOSEPH P. SLATTERY*              Controller (principal accounting     May 21, 1996
- ------------------------------------------    officer)
            JOSEPH P. SLATTERY

          /s/ JOHN J. WHITEHEAD*              Director                             May 21, 1996
- ------------------------------------------
            JOHN J. WHITEHEAD

         /s/ JOSEPH M. MIGLIARA*              Director                             May 21, 1996
- ------------------------------------------
            JOSEPH M. MIGLIARA

         * By: /s/ EVAN JONES
- ------------------------------------------
                EVAN JONES
             ATTORNEY-IN-FACT

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Digene Corporation

     We have audited the financial statements of Digene Corporation(formerly Digene Diagnostics, Inc.) as of June 30, 1994 and 1995, and for each of the three years in the period ended June 30, 1995, and have issued our report thereon dated March 22, 1996 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in
Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                           /s/ ERNST & YOUNG LLP

                                           -------------------------------------
                                           ERNST & YOUNG LLP

Vienna, Virginia

March 22, 1996

          SCHEDULE I -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                 (IN THOUSANDS)

                                                  BALANCE AT
                                                 BEGINNING OF                                    BALANCE AT
                CLASSIFICATION                      PERIOD       ADDITIONS    DEDUCTIONS        END OF PERIOD
- ----------------------------------------------   ------------    ---------    -----------       -------------
Allowance for doubtful accounts:
  Year ended June 30, 1994....................       $ 54           $ 6          $  (5)(1)          $  55
  Year ended June 30, 1995....................         55            15            (19)(1)             51
  Nine months ended March 31, 1996............         51            10             --                 61
Reserve for inventory obsolescence:
  Year ended June 30, 1994....................       $155           $145         $  --              $ 200
  Year ended June 30, 1995....................        200            63           (128)(2)            135
  Nine months ended March 31, 1996............        135           115             --                250

- ---------------
(1) Write off of accounts receivable.
(2) Write off of obsolete inventory.

                                 EXHIBIT INDEX


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EXHIBIT NO.                                   DESCRIPTION                                   PAGE
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
     1.1      Form of Underwriting Agreement. ............................................
     3.1      Form of Amended and Restated Certificate of Incorporation of the
              Company. ...................................................................
     3.2      Form of Amended and Restated Bylaws of the Company. ........................
     4.1**    Form of Common Stock certificate. ..........................................
     5.1      Opinion of Ballard Spahr Andrews & Ingersoll. ..............................
    10.1**    1987 Stock Option Plan. ....................................................
    10.2**    1989 Special Employee Stock Option Plan. ...................................
    10.3**    1990 Stock Option Plan. ....................................................
    10.4**    1991-A Stock Option Plan. ..................................................
    10.5**    1991-B Stock Option Plan. ..................................................
    10.6**    1996 Omnibus Plan. .........................................................
    10.7**    Form of Employment Agreement between the Company and Evan Jones. ...........
    10.8**    Form of Employment Agreement between the Company and Charles M.
              Fleischman. ................................................................
    10.9**    Employment Agreement dated February 1, 1991, as amended, between the Company and Attila D. Lorincz, Ph.D. ...............................................
    10.10**   Letter Agreement dated May 1, 1992 among the Company, Joseph Migliara,
              Harris Kaplan, Migliara/Kaplan Associates and Valley Partners. .............
    10.11**   Lease Agreement dated January 13, 1988 between the Company and West Farm
              Associates Limited Partnership. ............................................
    10.12**   Lease Agreement dated June 20, 1991 between the Company and Murkirk Manor
              Associates Limited Partnership. ............................................
    10.13**   Distribution Agreement dated May 19, 1992 between the Company and
              International Murex Technologies Corporation, as amended, May 26, 1993. ....
    10.14**   License Agreement dated September 1, 1995 between the Company and Institut
              Pasteur. ...................................................................
    10.15**   Cross-License, Inc. Agreement dated April 1, 1990 among Life Technologies,
              Inc. and Institut Pasteur. .................................................
    10.16**   License Agreement dated December 1, 1983 between Bethesda Research
              Laboratories, a division of Life Technologies, Inc., and Georgetown
              University. ................................................................
    10.17**   Stock Purchase Agreement dated September 26, 1988 between the Company and
              Mitsubishi PetroChemical Company, Limited. .................................
    10.18**   License Agreement dated December 19, 1990 between the Company and Life
              Technologies, Inc. .........................................................
    10.19**   Stock Purchase Agreement dated May 31, 1994 between the Company and
              International Murex Technologies Limited ("IMTL"). .........................
    10.20**   Escrow Agreement dated May 31, 1994 among the Company, IMTL and Reid &
              Priest, as Escrow Agent. ...................................................
    10.21**   Development and License Agreement dated April 14, 1993 between the Company and International Murex Technologies Corporation ("IMTC"). .................
    10.22**   Development and License Agreement dated May 31, 1994 between the Company and
              IMTC. ......................................................................
    10.23**   Common Stock Purchase Warrant of IMTL.......................................
    10.24**   Form of Common Stock Purchase Warrant.......................................
    10.25**   Shareholders' Agreement dated May 31, 1994 among the Company, IMTL and
              Armonk Partners. ...........................................................
    10.26     Form of Registration Rights Agreement dated                     , 1996,
              between the Company, Armonk Partners, IMTL and certain other stockholders. ..............................................................
    10.27**   Distribution Agreement dated as of February 28, 1996 between the Company and
              Murex Biotech Limited (confidential treatment has been requested for certain portions of this agreement). ...............................................
    10.28**   License Agreement dated September 27, 1995 between the Company and Kanebo,
              Ltd.........................................................................
    11.1**    Statement Re: Computation of Per Share Loss.................................
    23.1      Consent of Ernst & Young LLP................................................
    23.2      Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5.1 to this Registration Statement). ..............................................
    24.1**    Power of Attorney ..........................................................
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 * To be filed by amendment.
** Previously filed.